SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for Use of the Commission Only as permitted by Rule
     14a-6(e)(2))

                  Alliance Capital Management Holding L.P.
                  ----------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[x]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: Units of Alliance Capital Management Holding L.P. ("Alliance Holding"), each unit representing an assignment of a beneficial interest in a corresponding limited partnership interest in Alliance Holding

     (2)  Aggregate number of securities to which transaction applies:
                                   40,800,000
                                   ----------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     $46.66. The price per unit was calculated pursuant to Exchange Act Rule 0-11, by taking the average of the high and low prices of the Alliance Holding units as reported on the New York Stock Exchange on Friday, July 21, 2000.

     (4)  Proposed maximum aggregate value of transaction:
          $1,903,728,000
          -------------------------------------

     (5)  Total fee paid:  $380,746
                           ----------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:______________________________________________
     (2) Form, schedule or registration statement no.:________________________
     (3) Filing party:________________________________________________________
     (4) Date filed:__________________________________________________________

 Proxy Statement for Alliance Capital Management Holding L.P. Special Meeting


                          YOUR VOTE IS VERY IMPORTANT


Dear Alliance Holding Unitholder:

     As previously announced, Alliance Capital Management L.P. ("Alliance Capital") has agreed to acquire the business of Sanford C. Bernstein Inc. and its subsidiaries (collectively, "Bernstein") for $1.4754 billion in cash and
40.8 million units of limited partnership interest of Alliance Capital. Alliance Capital is a Delaware limited partnership in which Alliance Holding currently owns approximately a 35.3% interest.

     In connection with that acquisition, we are pleased to invite you to attend a special meeting of unitholders of Alliance Capital Management Holding L.P. ("Alliance Holding"), to be held on o, o, 2000, at o a.m., at 1345 Avenue of the Americas, 41st Floor, New York, New York 10105.

     At the special meeting, you will be asked to consider and vote on the possible issuance from time to time of up to 40.8 million Alliance Holding units in exchange for Alliance Capital units to be issued to Bernstein in connection with the acquisition.

     We will also ask you to consider and vote on the approval and adoption of amendments to Alliance Holding's 1997 Long Term Incentive Plan (the "1997 Plan") providing for the increase by 25 million of the Alliance Holding units authorized for issuance thereunder and the extension of the term of the 1997 Plan during which awards may be made to July 26, 2010.

     The enclosed materials include notice of the special meeting, the proxy statement (which describes in greater detail the business to be transacted at the special meeting) and a voting instruction form for you to complete and return to Alliance Holding.

     I and the other members of the Board of Directors have voted to recommend that Alliance Holding unitholders approve the issuance from time to time of Alliance Holding units in exchange for Alliance Capital units and the amendments to Alliance Holding's 1997 Plan. We urge you to vote in favor of each proposal being presented.

     It is important that your Alliance Holding units be represented at the meeting whether or not you are able to attend in person. Accordingly, please return the enclosed voting instruction form as soon as possible to ensure your Alliance Holding units are represented at the special meeting. Alternatively, you may either call the toll-free telephone number listed on the voting instruction form or use the internet to vote by following the enclosed instructions. If you do attend the special meeting, you may withdraw your voting instruction should you wish to vote in person.


                                       /s/ Dave H. Williams
                                       ---------------------------
                                       Dave H. Williams
                                       Chairman of the Board
                                       Alliance Capital Management Corporation


We are first mailing this proxy statement and accompanying voting instruction form to Alliance Holding unitholders on or about o, 2000.

                   ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.
                   NOTICE OF SPECIAL MEETING OF UNITHOLDERS

Time:     o a.m., New York City time

Date:     o, 2000

Place:    Alliance Capital Management L.P.
          1345 Avenue of the Americas
          41(st) Floor
          New York, New York 10105

Purpose:

     o Vote on the possible issuance of up to 40.8 million units (subject to adjustment, as described in the attached Proxy Statement) of Alliance Capital Management Holding L.P. ("Alliance Holding") from time to time in exchange for units of Alliance Capital Management L.P. ("Alliance Capital") to be issued to Sanford C. Bernstein Inc. and its subsidiaries (collectively, "Bernstein") in connection with the acquisition by Alliance Capital of the Bernstein business.

     o Vote on the approval and adoption of amendments to Alliance Holding's 1997 Long Term Incentive Plan providing for the increase by 25 million (subject to adjustment, as described in the attached Proxy Statement) of the Alliance Holding units authorized for issuance thereunder and the extension of the term of the 1997 Long Term Incentive Plan during which awards may be made to July 26, 2010.

     o    Conduct other business if properly raised.

     You may revoke the voting instructions you submit at any time prior to the vote at the special meeting. The general partner of Alliance Holding has set o, 2000 as the record date for determining the unitholders entitled to notice of and to vote at the special meeting or any adjournments thereof. Only unitholders of record at the close of business on o, 2000 will be entitled to vote at the special meeting.

     We invite all Alliance Holding unitholders to attend the special meeting in person.

     Your vote is very important. Whether or not you expect to attend, in order to ensure that your interests are represented, please:

     o sign, date and mail promptly the enclosed voting instruction form in the enclosed envelope, OR

     o call the toll-free telephone number listed on the voting instruction form, OR

     o use the internet to vote by following the instructions included with the enclosed voting instruction form.

     If you have any questions or need assistance in completing your voting instructions, please contact o, the firm assisting us with the solicitation of voting instructions, at o.

                           By Order of the General Partner


                           /s/ David R. Brewer, Jr.
                           ------------------------------------------
                           David R. Brewer, Jr.
                           Senior Vice President, General Counsel and Secretary Alliance Capital Management Corporation

New York, New York
o, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY......................................................................1
   The Companies.............................................................1
      Alliance Capital and Alliance Holding..................................1
      Bernstein..............................................................1
   Recommendation to Alliance Holding Unitholders............................1
   Required Vote.............................................................2
   The Acquisition by Alliance Capital of the Bernstein
      Business...............................................................2
      The Acquisition........................................................2
      Other Aspects of the Acquisition.......................................2
      Reasons for the Acquisition............................................3
      Conditions to the Closing..............................................3
      Material Federal Income Tax Consequences...............................3
      Opinion of Financial Advisor...........................................3
      Accounting Treatment...................................................3
   Amendments to the 1997 Plan...............................................3

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF
   BERNSTEIN.................................................................4

SUMMARY UNAUDITED PRO FORMA FINANCIAL
   INFORMATION...............................................................5

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
 STATEMENTS..................................................................7

PURPOSE OF THIS PROXY STATEMENT..............................................8

PROPOSAL NO. 1 -- ISSUANCE OF ALLIANCE HOLDING UNITS IN CONNECTION WITH THE
 ACQUISITION OF BERNSTEIN....................................................8
   Reasons For Unitholder Vote...............................................8
   Acquisition Overview......................................................9
      Background of the Acquisition..........................................9
      Terms of the Acquisition..............................................10
      Reasons for the Acquisition...........................................12
      Alliance Capital Senior Management Team...............................13
      Factors Considered by, and Recommendation of, the General
        Partner.............................................................13
      Rights of Alliance Holding Unitholders................................15
      Material Federal Income Tax Consequences..............................15
      Regulatory Matters....................................................16
      Accounting Treatment..................................................17

Selected Financial Data.....................................................18
   Bernstein Selected Historical Consolidated
      Financial Data........................................................18
   Alliance Capital Selected Historical Consolidated Financial
      Data..................................................................19
   Alliance Holding Selected Historical Consolidated Financial
      Data..................................................................21
   Alliance Capital and Alliance Holding Selected Unaudited Pro
      Forma Financial Data...................................................5

Capitalization..............................................................24

Alliance Capital and Alliance Holding Unaudited Pro Forma Condensed
   Financial Statements.....................................................25
   Alliance Capital Unaudited Pro Forma Condensed Statement of Financial
      Condition ............................................................31
   Alliance Capital Unaudited Pro Forma Condensed Statement of Income.......32
   Alliance Holding Unaudited Pro Forma Condensed Statement of Financial
      Condition ............................................................27
   Alliance Holding Unaudited Pro Forma Condensed Statement of Income.......28
   Notes to Unaudited Pro Forma Condensed Financial Statements..............35

Financial Advisers..........................................................37
   The Blackstone Group.....................................................37
   Salomon Smith Barney.....................................................43

Information Concerning Alliance Holding.....................................44

Bernstein Management's Discussion and Analysis of Financial Condition and
   Results of Operations....................................................45
   Introduction.............................................................45
   Operating Environment....................................................45
   Results of Operations....................................................45
   Summary Operating Results................................................46
   Net Revenues by Client Group.............................................47
   Private Client...........................................................47
   Institutional Asset Management...........................................49
   Institutional Services...................................................50
   Other Revenues (Net).....................................................51
   Operating Expenses.......................................................51
   Provision for Taxes......................................................53
   Statement of Financial Condition.........................................53
   Liquidity and Capital Resources..........................................53
   Distribution Policy and Market for Bernstein Common
      Stock.................................................................54
   Recent Accounting Developments...........................................54
   Regulated Subsidiaries...................................................54

The Bernstein Business......................................................55
   Overview.................................................................55
   Private Clients..........................................................55
   Institutional Asset Management...........................................56
   Institutional Services...................................................57
   Bernstein's Disciplined Approach to
      Investing.............................................................58
   Competition..............................................................59
   Regulation...............................................................59
   Legal Matters............................................................60
   Properties...............................................................60

Transaction Agreements......................................................61
   The Acquisition Agreement................................................61
      The Purchase and Sale.................................................61
      Representations and Warranties........................................61
      Certain Covenants.....................................................63
      Conditions to the Closing of the Acquisition..........................67
      Termination, Amendment and Waiver.....................................68
   Summary of Bernstein's Liquidity Rights..................................69
      Purchase Agreement....................................................69
      Transfer Restrictions.................................................69
      Limited Partnership Agreements........................................69
      Registration Rights...................................................70
      Adjustment in the Number of Alliance Holding
        Units Issued on Exchange............................................70
      Equity Issuance to AXA Financial......................................71
      Board and Committee Representation....................................71
      Employment Agreements.................................................71
      Voting Agreements.....................................................72

PROPOSAL NO. 2 -- AMENDMENTS TO THE 1997 LONG TERM INCENTIVE
  PLAN......................................................................74

   The Alliance Holding 1997 Long Term Incentive
      Plan..................................................................74
      Alliance Holding Units Presently Authorized Under the 1997
        Plan................................................................74
      Material Features of the 1997 Plan....................................74
      Eligible Participants.................................................75
      Amendment to the 1997 Plan............................................75
      Discussion of Certain Federal Income Tax
        Consequences........................................................76

   Executive Compensation...................................................78
      Option Grants in 1999.................................................79
      Aggregated Option Exercises in 1999 and 1999 Year-End Option
        Values..............................................................80
      Compensation Agreements with Certain Executive
        Officers............................................................81
      Certain Employee Benefit Plans........................................81

THE SPECIAL MEETING.........................................................83
      Matters Relating to the Meeting.......................................83
      Vote Required to Approve the Proposals................................84
      Voting Instructions...................................................84
      Other Business; Adjournments..........................................85
      Solicitation of Voting Instruction Forms..............................85
      No Appraisal Rights...................................................85

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................................86
      Principal Security Holders............................................86
      Management............................................................86

WHERE YOU CAN FIND MORE
  INFORMATION...............................................................91

FINANCIAL STATEMENTS  SUPPLEMENT...........................................F-1

ANNEX A -- OPINION OF FINANCIAL ADVISER....................................A-1

                                     SUMMARY

     You should read the following summary together with the more detailed information regarding Alliance Holding and Bernstein, the issuance of the Alliance Holding units, the amendments to Alliance Holding 1997 Long Term Incentive Plan and the financial statements and notes, all of which appear elsewhere or are incorporated by reference in this proxy statement.

The Companies

Alliance Capital and Alliance Holding

Alliance Capital Management L.P. ("Alliance Capital") is one of the nation's largest investment advisers, providing diversified investment management services to institutional clients and high net worth individuals and, through various opportunities for investment, to individual investors. At June 30, 2000, Alliance Capital had total client assets under management of approximately $388 billion.

In October 1999, Alliance Capital Management Holding L.P. ("Alliance Holding") reorganized by transferring its business to Alliance Capital, a newly formed limited partnership, in exchange for all of Alliance Capital's units of limited partnership interest. Since the reorganization, Alliance Capital has conducted the diversified investment management services business formerly conducted by Alliance Holding, and Alliance Holding's business activities have consisted of holding Alliance Capital units and engaging in related activities. Alliance Holding is a registered investment adviser under the Investment Company Act of 1940, and its units are publicly traded on the NYSE. Alliance Capital units do not trade on any exchange and are subject to significant restrictions on transfer that are designed to prevent Alliance Capital from being classified as a publicly-traded partnership, and taxed as a corporation, for federal tax purposes. As a publicly-traded partnership, Alliance Holding remains subject to a 3.5% federal tax on its proportionate share of Alliance Capital's gross business income, while Alliance Capital, a private partnership, is not subject to the 3.5% federal tax. Alliance Capital Management Corporation, an indirect, wholly owned subsidiary of The Equitable Life Assurance Society of the United States ("Equitable Life"), is the common general partner of Alliance Capital and Alliance Holding.

At June 30, 2000, AXA Financial, Inc. ("AXA Financial") directly and indirectly owned approximately 62.5% of the issued and outstanding Alliance Capital units and approximately 2.1% of the issued and outstanding Alliance Holding units.

Bernstein

Sanford C. Bernstein Inc., together with its subsidiaries (collectively, "Bernstein"), is a global investment research and investment management company. At June 30, 2000, its total assets under management were approximately $81.3 billion. Bernstein takes a disciplined, research-intensive approach to investing in the global capital markets in order to deliver long-term investment returns with controlled risk. Bernstein implements its investment approach by creating and maintaining separate accounts over which it exercises investment discretion that is tailored to the individual investment needs and objectives of each of its clients through a broad array of investment products and services. For a more detailed description of the Bernstein business, see "The Bernstein Business" below.

Recommendation to Alliance Holding Unitholders

The general partner's board of directors recommends that Alliance Holding's unitholders vote "FOR":

(1) the proposal to possibly issue from time to time up to 40.8 million Alliance Holding units (subject to adjustment, as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights") in exchange for Alliance Capital units to be issued to Bernstein in connection with Alliance Capital's acquisition of the Bernstein business, and

(2)  the proposed amendments to the 1997 Long Term Incentive Plan.

Required Vote

Pursuant to NYSE rules, the affirmative vote of a majority of the votes cast at the special meeting is necessary to approve (1) the possible issuance from time to time of up to 40.8 million Alliance Holding units (subject to adjustment, as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights") in exchange for Alliance Capital units to be issued to Bernstein in connection with Alliance Capital's acquisition of the Bernstein business and (2) the proposed amendments to the 1997 Long Term Incentive Plan. For a more detailed description of the special meeting, the voting requirements and the voting procedures, see "The Special Meeting" below.

The Acquisition by Alliance Capital of the Bernstein Business

The Acquisition

Pursuant to an acquisition agreement dated as of June 20, 2000 among Alliance Capital, Alliance Holding, Bernstein and Bernstein Technologies Inc. ("BTI"), a wholly owned subsidiary of Bernstein, Alliance Capital has agreed to acquire the Bernstein business for $1.4754 billion in cash and 40.8 million Alliance Capital units (subject to adjustment, as described in "Transaction Agreements-Summary of Bernstein's Liquidity Rights"). For a more detailed description of the acquisition and related transactions, see "Acquisition Overview" and "Transaction Agreements - The Acquisition Agreement" below.

Other Aspects of the Transaction

Pursuant to the acquisition agreement and other related transaction agreements:

o Alliance Capital has agreed to adopt a deferred compensation plan pursuant to which Alliance Capital will invest $96 million per annum for 3 years from closing to be represented by phantom awards and/or to fund open market purchases of Alliance Holding units or money market funds, in each case for the benefit of certain Bernstein individuals who will be employees of Alliance Capital after the closing (see "Transaction Agreements -- The Acquisition Agreement -- Certain Covenants");

o Alliance Capital and AXA Financial have agreed to provide Bernstein liquidity rights with respect to the Alliance Capital units Bernstein will acquire as consideration for the acquisition, including a right to put up to 20% of such Alliance Capital units to AXA Financial each year beginning on the second anniversary and ending on the tenth anniversary of the closing date and the option to exchange, subject to Bernstein's compliance with the transfer restrictions set forth in Alliance Capital's limited partnership agreement, such Alliance Capital units for Alliance Holding units, and Alliance Holding has agreed to provide Bernstein with demand registration rights (see "Transaction Agreements-- Summary of Bernstein's Liquidity Rights");

o On June 21, 2000 AXA Financial purchased from Alliance Capital 32,619,775 newly issued Alliance Capital units for $1.6 billion, and Alliance Capital will use the proceeds primarily to finance the cash portion of the acquisition price (see "Transaction Agreements -- Equity Issuance to AXA Financial");

o AXA Financial has agreed to cause Messrs. Lewis A. Sanders, Chairman and Chief Executive Officer of Bernstein, and Roger Hertog, Bernstein's President, to be elected to the general partner's board of directors (see "Transaction Agreements -- Board and Committee Representation");

o Five top executives at Bernstein, including Messrs. Sanders and Hertog, have each executed employment agreements with Alliance Capital, which will become effective upon closing (see "Transaction Agreements -- Employment Agreements");

o Bernstein and its principal shareholders have agreed to (1) not vote in favor of the approval of any other proposal to acquire the Bernstein business or any corporate action the consummation of which would prevent or delay the consummation of the acquisition and related transactions and
     (2) refrain from soliciting third party offers to acquire the Bernstein business (see "Transaction Agreements -- Voting Agreements"); and

o On July 20, 2000, Bernstein's shareholders approved and adopted the acquisition agreement and the transactions contemplated thereby by the requisite vote.

Reasons for the Acquisition

Alliance Capital and Alliance Holding believe that the acquisition will, among other things:

o    Create one of the world's premier investment research organizations;

o Position Alliance Capital in the rapidly growing high net worth segment of the asset management industry;

o Enable Alliance Capital to market research directly to a broad cross-section of institutions around the world through Bernstein's institutional services business;

o    Create significant cross-selling opportunities;

o    Increase long-term revenue and earnings growth;

o Protect Alliance Capital's earnings in an investment environment that is hostile to Alliance Capital's growth-oriented investment style; and

o    Provide accretion to Alliance Capital and Alliance Holding unitholders.

For a more detailed discussion, see "Acquisition Overview - Reasons for the Acquisition" below.

Conditions to the Closing

The obligations of both Alliance Capital and Bernstein to close the transactions contemplated by the acquisition agreement depends upon meeting a number of conditions, including the following:

o    the approval of Alliance Holding unitholders of Proposal No. 1;

o Alliance Capital's reasonable satisfaction that Bernstein has maintained at least 75% of its client revenue base as of May 31, 2000; and

o receipt of regulatory approvals and consents from Bernstein's clients and other third parties.

The parties are working to close the acquisition by the fourth quarter of 2000. For a more detailed description of the closing conditions, see "Transaction Agreements - The Acquisition Agreement - Conditions to the Closing of the Acquisition" below.

Material Federal Income Tax Consequences

The general partner believes, after consultation with outside counsel and its review of outside counsel's tax opinion, that Alliance will not lose its status as a "grandfathered" publicly traded partnership as a result of the acquisition of the Bernstein business. Neither the issuance of Alliance Capital units pursuant to the acquisition nor the issuance of Alliance Holding units in exchange for Alliance Capital units issued to Bernstein will be a taxable event to Alliance Capital, Alliance Holding or Alliance Holding unitholders. For a more detailed discussion of the material federal income tax consequences of the acquisition, see "Acquisition Overview - Material Federal Income Tax Consequences."

Opinion of Financial Advisor

On June 20, 2000, The Blackstone Group L.P. delivered its oral and written opinion to the board of directors of Alliance Capital Management Corporation, the common general partner of Alliance Capital and Alliance Holding, to the effect that the total consideration of $1.4754 billion in cash and 40.8 million Alliance Capital units (subject to adjustment, as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights") to be paid by Alliance Capital as consideration for its acquisition of the Bernstein business was fair from a financial point of view to Alliance Capital.

The full text of the written opinion of Blackstone sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. The opinion of Blackstone does not constitute a recommendation to any unitholder of Alliance Holding as to how such unitholder should vote at the special meeting.

The opinion of Blackstone dated June 20, 2000 is included in this proxy statement as Annex A. We encourage you to read this opinion.

Accounting Treatment

Alliance Capital's acquisition of the Bernstein business will be accounted for as a "purchase" for financial reporting and accounting purposes, in accordance with generally accepted accounting principles. See "Acquisition Overview - Accounting Treatment" below.

Amendments to the 1997 Plan

Alliance Holding proposes to amend the 1997 Long Term Incentive Plan by increasing by 25 million (subject to adjustment, as described below in "The Alliance Holding 1997 Long Term Incentive Plan -- Alliance Holding Units Presently Authorized Under the 1997 Plan") the number of Alliance Holding units authorized for issuance under the 1997 Plan and by extending the term during which awards may be made to July 26, 2010. See "Proposal No. 2 - Amendments to the 1997 Long Term Incentive Plan" below.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF BERNSTEIN

     The summary historical consolidated income statement data set forth below have been derived from the consolidated financial statements and notes of Bernstein. Bernstein's consolidated financial statements have been audited by Ernst & Young LLP, independent accountants, as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997. These financial statements are included elsewhere in this proxy statement, together with the report thereon of Ernst & Young LLP. The summary historical consolidated income statement data set forth below for the years ended December 31, 1996 and 1995 have been derived from Bernstein's audited financial statements that are not included in this proxy statement. Bernstein's financial data for 1997 and prior years are not consolidated because Bernstein operated during such periods through one corporation.

     The summary historical consolidated income statement data set forth below for the three months ended March 31, 2000 and 1999 have been derived from Bernstein's unaudited condensed consolidated financial statements that, in the opinion of Bernstein's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results set forth below for the three months ended March 31, 2000 may not be indicative of results for the full year.

     The summary consolidated financial data should be read in conjunction with "Bernstein Management's Discussion and Analysis of Financial Condition and Results of Operations", "Alliance Capital and Alliance Holding Unaudited Pro Forma Condensed Financial Statements" and the consolidated financial statements of Bernstein and their notes.

                                             For the
                                           Three Months
                                          Ended March 31,                     For the Years Ended December 31,
                                       ----------------------     --------------------------------------------------------
                                         2000          1999         1999        1998        1997        1996        1995
                                       --------      --------     --------    --------    --------    --------    --------
                                            (unaudited)                       (in thousands)
Income Statement Data:

  Net revenues......................   $211,277      $206,781     $826,420    $770,639    $599,285    $452,009    $345,111
                                       --------      --------     --------    --------    --------    --------    --------
  Income before income taxes(1).....     84,611       100,141      391,313     385,813     289,555     196,988     132,754

  Income taxes(2)...................      3,646         4,206       19,188      20,250      21,945      14,954      10,714
                                       --------      --------     --------    --------    --------    --------    --------
  Net income........................    $80,965       $95,935     $372,125    $365,563    $267,610    $182,034    $122,040
                                       ========      ========     ========    ========    ========    ========    ========

---------
(1) As a "subchapter S" corporation, Bernstein distributed annually to its shareholders, almost all of whom were and continue to be employees, a substantial portion of its net income as a return on such shareholder's investment in common stock of Bernstein. When these employee shareholders become employees of Alliance Capital following the acquisition, Alliance Capital will increase their compensation to a level greater than that reflected in the historical compensation and benefits amounts. For additional information concerning these increases, see "Acquisition Overview -- Terms of the Acquisition" and "Alliance Capital and Alliance Holding Unaudited Pro Forma Condensed Financial Statements."

(2) As a "subchapter S" corporation, Bernstein was not subject to federal income taxes but was subject to certain state and local taxes.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION



                     Alliance Capital and Alliance Holding
                  Selected Unaudited Pro Forma Financial Data

     We have set forth below selected unaudited pro forma financial data of Alliance Capital and Alliance Holding for the three months ended March 31, 2000, for the three months ended March 31, 1999 and for the year ended December 31, 1999. This pro forma data has been derived from the unaudited pro forma condensed financial statements of Alliance Capital and Alliance Holding and includes the assumptions described under "Alliance Capital and Alliance Holding Unaudited Pro Forma Condensed Financial Statements".

     This pro forma data reflects the effects of the reorganization and the exchange offer (described under "Alliance Capital and Alliance Holding Unaudited Pro Forma Condensed Financial Statements") as if such transactions occurred on January 1, 1999 (for income statement purposes). Because the reorganization and the exchange offer were effective as of October 29, 1999 and are already reflected in the historical financial statements for Alliance Capital and Alliance Holding as of and for the three months ended March 31, 2000, pro forma adjustments for these periods are not required.

     In addition, this pro forma data reflects the effects of Alliance Capital's proposed acquisition of the Bernstein business as if such transaction occurred on March 31, 2000 (for statement of financial condition purposes) and January 1, 1999 (for income statement purposes). This pro forma data does not purport to represent what the financial position or results of operations of Alliance Capital and Alliance Holding would actually have been if the reorganization, the exchange offer and the acquisition of the Bernstein business had occurred on these dates, or to be indicative of the future financial position or results of operations of Alliance Capital and Alliance Holding. You should read this pro forma data in conjunction with the consolidated financial statements of Alliance Capital and Alliance Holding set forth in their respective Form 10-Q for the quarter ended March 31, 2000 and their respective Annual Report on Form 10-K for the year ended December 31, 1999, each of which are incorporated by reference into this proxy statement, and with the information under "Alliance Capital and Alliance Holding Unaudited Pro Forma Condensed Financial Statements".

                                                                                             Pro Forma Alliance Capital
                                              Historical Alliance Capital                    After Bernstein Acquisition
                                   --------------------------------------------------    -------------------------------------
                                          For the Three Months           For the Year    For the Three Months     For the Year
                                                 Ended                      Ended               Ended                Ended
                                                March 31,                December 31,          March 31,          December 31,
                                   -----------------------------------   ------------    --------------------     ------------
                                                                          Alliance
                                        Alliance          Alliance        Capital
                                        Capital           Holding         Combined
                                         2000             1999(1)          1999(1)       2000(3)     1999(2,3)     1999(2,3)
                                   ----------------   ----------------    ---------      -------     ---------     ---------
                                               (unaudited)                     (in thousands, except for per unit data)
Income statement data:
 Total revenues.................           $548,406           $419,743   $1,869,305     $762,260     $626,524     $2,695,725
 Income before income taxes.....            181,112            115,355      528,820      222,099      168,168        730,822
 Net income.....................            171,150             98,054      461,649      199,426      146,297        640,869
Net income per unit:
 Basic net income per unit......              $0.99              $0.57        $2.67        $0.81        $0.59          $2.59
                                           ========           ========   ==========     ========     ========     ==========
 Diluted net income per unit....              $0.95              $0.55        $2.59        $0.78        $0.58          $2.54
                                           ========           ========   ==========     ========     ========     ==========
 Basic weighted average units
   outstanding.....................         171,469            170,561      171,155      244,889      243,981        244,575
                                           ========           ========   ==========     ========     ========     ==========
 Diluted weighted average units
   outstanding.....................         178,860            175,591      176,308      252,280      249,011        249,728
                                           ========           ========   ==========     ========     ========     ==========
Cash distributions per unit.....             $0.815             $0.540       $2.550       $0.930       $0.730         $3.120
                                           ========           ========   ==========     ========     ========     ==========

                                          March 31,                                    March 31,
                                            2000                                         2000
                                         ----------                                   ----------
Balance sheet data:
 Total assets...................         $1,809,982                                   $7,630,896
 Debt and long-term obligations.            553,618                                      649,618
 Partners' capital..............            530,452                                    3,992,852

---------
(1) As discussed in Notes 1 and 2 to the consolidated financial statements, the financial information above reflects the operations of Alliance Holding prior to the reorganization of its business effective October 29, 1999 and Alliance Capital thereafter.

(2)  After reorganization and exchange offer pro forma adjustments.

(3)  After Bernstein acquisition pro forma adjustments.

                                                                                            Pro Forma Alliance Holding
                                              Historical Alliance Holding                   After Bernstein Acquisition
                                   --------------------------------------------------    -------------------------------------
                                          For the Three Months           For the Year    For the Three Months     For the Year
                                                 Ended                      Ended               Ended                Ended
                                                March 31,                December 31,          March 31,          December 31,
                                   -----------------------------------   ------------    --------------------     ------------
                                   Alliance Capital   Alliance Holding
                                         2000             1999(1)          1999(1)       2000(3)     1999(2,3)     1999(2,3)
                                   ----------------   ----------------     -------       -------     ---------     ---------
                                               (unaudited)                     (in thousands, except for per unit data)
                                                    (unaudited)                   (in thousands, except for per unit data)
Income statement data:
 Equity in earnings of
    Alliance Capital..............       $71,151           $     --         $52,665      $58,116      $42,006       $185,103
 Total revenues...................        71,151            419,743       1,491,155       58,116       42,006        185,103
 Income before income taxes.......        71,151            115,355         446,484       58,116       42,006        185,103
 Net income.......................        65,926             98,054         382,842       52,953       37,659        166,798
Net income per unit:
 Basic net income per unit........         $0.92              $0.57           $2.61        $0.74        $0.53          $2.34
                                         =======            =======       =========      =======      =======       =========
 Diluted net income per unit......         $0.88              $0.55           $2.53        $0.71        $0.52          $2.29
                                         =======            =======       =========      =======      =======       =========
 Basic weighted average
    units outstanding.............        71,599            170,561         154,520       71,599       70,761         71,354
                                         =======            =======       =========      =======      =======       =========
 Diluted weighted average
    units outstanding.............        78,990            175,591         159,673       78,990       75,791         76,270
                                         =======            =======       =========      =======      =======       =========
Cash distributions per unit.......         $0.74              $0.54           $2.49        $0.85        $0.66          $2.86
                                         =======            =======       =========      =======      =======       =========

                                       March 31,                                        March 31,
                                         2000                                             2000
                                   ----------------                                      -------
Balance sheet data:
 Total assets.....................      $256,718                                        $256,718
 Debt and long-term obligations...            --                                              --
 Partners' capital................       249,003                                         249,003

---------
(1) As discussed in Notes 1 and 2 to the consolidated financial statements, the financial information above reflects the consolidated operations of Alliance Holding prior to the reorganization of its business effective October 29, 1999 and the use of the equity method of reporting thereafter.

(2)  After reorganization and exchange offer pro forma adjustments.

(3)  After Bernstein acquisition pro forma adjustments.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We believe that certain statements contained in this proxy statement under "Summary", and "Proposal No. 1--Issuance of Alliance Holding Units in Connection with the Acquisition of Bernstein", in addition to certain statements contained elsewhere in this proxy statement or contained in documents incorporated by reference herein, are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Significant risks include, but are not limited to, the following:

     o    the performance of financial markets,

     o the investment performance of our sponsored investment products and separately managed accounts,

     o    general economic conditions,

     o    failure to successfully integrate the Bernstein business,

     o    competitive conditions, and

     o    government regulations, including changes in tax rates.

     We caution readers to carefully consider these risks.

                        PURPOSE OF THIS PROXY STATEMENT

     We are furnishing this proxy statement and the accompanying notice of special meeting and form of voting instruction form to you in connection with the solicitation of voting instructions by the board of directors of Alliance Capital Management Corporation, the common general partner of Alliance Capital and Alliance Holding, for Alliance Holding units to be voted at the special meeting of Alliance Holding unitholders to be held on [Day], [Date], 2000, and any and all adjournments thereof.

     At the special meeting, you will be asked to consider and vote upon proposals to:

     (1) approve the possible issuance of up to 40.8 million (subject to adjustment, as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights") Alliance Holding units from time to time in exchange for Alliance Capital units to be issued to Bernstein in connection with the acquisition by Alliance Capital of the Bernstein business; and

     (2) approve the amendments to Alliance Holding's 1997 Long Term Incentive Plan providing for the increase by 25 million (subject to adjustment, as described in "Proposal No. 2 - Amendment to the 1997 Long Term Incentive Plan - The Alliance Holding 1997 Long Term Incentive Plan") of the Alliance Holding units authorized for issuance thereunder and the extension of the term of the 1997 Plan to July 26, 2010.


              PROPOSAL NO. 1 -- ISSUANCE OF ALLIANCE HOLDING UNITS
                IN CONNECTION WITH THE ACQUISITION OF BERNSTEIN

     Pursuant to an acquisition agreement dated as of June 20, 2000 among Alliance Capital, Alliance Holding, Bernstein and BTI, Alliance Capital has agreed to acquire the Bernstein business for $1.4754 billion cash and 40.8 million Alliance Capital units (subject to adjustment, as described in "Transaction Agreements-Summary of Bernstein's Liquidity Rights"). In connection with the acquisition and pursuant to the terms and subject to the conditions set forth in the acquisition agreement and the purchase agreement dated as of June 20, 2000 among Alliance Capital, Bernstein and AXA Financial, the indirect parent of the common general partner of Alliance Capital and Alliance Holding, Alliance Capital has agreed to allow Bernstein to exchange from time to time the Alliance Capital units Bernstein will receive as acquisition consideration for Alliance Holding units. The exchanges could result in the issuance of Alliance Holding units exceeding 20% of the total number of Alliance Holding units currently outstanding.


                          Reasons For Unitholder Vote

     It is the policy of the New York Stock Exchange, which lists the Alliance Holding units, to require unitholder approval of a transaction if the present or potential issuance of newly issued Alliance Holding units or securities exchangeable or convertible into such Alliance Holding units could result in an increase of 20% or more in the number of outstanding Alliance Holding units. As of o, 2000, there were o Alliance Holding units outstanding. The number of Alliance Holding units proposed possibly to be issued from time to time in exchange for Alliance Capital units to be issued to Bernstein in connection with Alliance Capital's acquisition of the Bernstein business is 40.8 million (subject to adjustment, as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights"), thereby representing, in the aggregate, a number of Alliance Holding units in excess of 20% of the outstanding Alliance Holding units.

     Alliance Holding unitholders are being asked to approve the possible issuance from time to time of up to 40.8 million (subject to adjustment, as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights") Alliance Holding units in connection with the transaction described above. If the required vote is obtained and the proposal is adopted, we will cause the Alliance Holding units issued from time to time in exchange for Alliance Capital units to be listed on the NYSE.

     The approval by Alliance Holding's unitholders of the possible issuance of Alliance Holding units in connection with the exchange described above is a condition to closing under the acquisition agreement. Failure by the Alliance Holding unitholders to approve such issuance constitutes a ground for termination of the acquisition agreement.


                              Acquisition Overview

Background of the Acquisition

     A representative of Salomon Smith Barney, Inc. arranged a dinner on March 9, 2000 for Bruce W. Calvert, Vice Chairman and Chief Executive Officer of the general partner, and Lewis A. Sanders, Chairman and Chief Executive Officer of Bernstein, for an introductory conversation regarding a possible combination of the two businesses. At the end of the dinner, Messrs. Calvert and Sanders agreed that a combination of the two businesses might be beneficial and agreed that additional conversations and meetings should take place.

     On March 21, 2000, Mr. Calvert met with Roger Hertog, Bernstein's President. Mr. Calvert again expressed an interest in a combination of the Bernstein and Alliance Capital businesses.

     On April 5, 2000, Messrs. Calvert, John D. Carifa, President and Chief Operating Officer of the general partner, and Dave H. Williams, the Chairman of the Board of the general partner's board of directors, met with Messrs. Sanders and Hertog to continue preliminary discussions about a possible transaction. The parties' discussion touched on the premium that both companies place on research excellence and the strength of the research capabilities a combined business would have, what each organization would contribute to the combination in both the near- and longer-term, including areas where the organizations' businesses are complementary, and the possible allocation of management responsibilities and Board composition. Alliance Capital began evaluating the Bernstein business and the potential for strategic benefits that could be realized from a business combination.

     On April 18, 2000, Messrs. Calvert, Carifa, Williams, Sanders and Hertog again met to discuss the principal terms of a proposed acquisition, including acquisition consideration and the financial and operating implications of a combined organization.

     In late April and early May, representatives of Alliance Capital and Bernstein continued to meet informally to discuss a number of important aspects of a possible acquisition, including structural issues, the terms and conditions of compensation to be provided by Alliance Capital for the benefit of eligible Bernstein employees who would become employees of Alliance Capital upon consummation of the acquisition, the strategic advantages a combined business would have in global markets and the investment performance a combined business could achieve.

     On May 11, 2000, the parties executed reciprocal confidentiality agreements.

     On May 16, 2000, representatives of both organizations, including financial and legal advisors, met to discuss structural issues, the terms for the proposed acquisition and the composition of the expected senior management of the combined business.

     Thereafter, Alliance Capital, AXA Financial, Bernstein and their advisors met frequently to discuss the details of the acquisition and related transactions, including structural issues, the amount and type of acquisition consideration and issues related to the liquidity of the Alliance Capital units that Bernstein would acquire at closing. During this time, the parties continued conducting their documentary and management due diligence.

     On June 9, 2000, Alliance Capital delivered a first draft of the acquisition agreement to Bernstein and its advisors. In the following days, the parties, including the estate of Zalman C. Bernstein, a Bernstein shareholder, and AXA Financial, exchanged drafts and comments on the various transaction agreements, and they and their advisors participated in meetings and telephone conversations to negotiate the provisions of all transaction documents.

     On June 20, 2000, at a special meeting of the board of directors of the general partner, the entire board reviewed the proposed terms and conditions of the acquisition and related transactions in conjunction with Alliance Capital's management, Alliance Capital's financial advisors, The Blackstone Group L.P., Alliance Capital's legal advisors, Davis Polk & Wardwell, and representatives of AXA Financial. The board considered the presentation by Alliance Capital's management of the terms of the transaction, the financial and strategic implications of the acquisition and the proposed financing of the cash portion of the acquisition consideration and the comments of Davis Polk & Wardwell on both the board's duties in approving the acquisition and the financing thereof and the terms and conditions of the acquisition agreement and other transaction agreements. In connection with this review, the board also received the opinion of The Blackstone Group as to the fairness from a financial point of view of the consideration offered to Bernstein for the Bernstein business. After due consideration, the board approved the acquisition and related transactions and authorized the general partner to submit to a vote of the Alliance Holding unitholders the possible issuance from time to time of up to 40.8 million Alliance Holding units (subject to adjustment, as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights") in exchange for an equal number of Alliance Capital units to be issued to Bernstein upon closing. The board also authorized the general partner to proceed with the acquisition and related transactions.

     On June 20, 2000, the parties executed definitive agreements in connection with the acquisition and financing and issued a press release announcing the acquisition, financing and related transactions.

     On June 21, 2000, pursuant to the terms of the financing agreement dated as of June 20, 2000 between Alliance Capital and AXA Financial, AXA Financial purchased 32,619,775 newly issued Alliance Capital units for $1.6 billion. The price per Alliance Capital unit was $49.05, calculated in accordance with section 4.02(e) of the Alliance Capital limited partnership agreement based on the five day average of the last reported sales price of an Alliance Holding unit on the NYSE. Alliance Capital will use the proceeds primarily to finance the cash portion of the acquisition price.

     On July 20, 2000, Bernstein held a meeting of its shareholders at which Bernstein's shareholders approved and adopted the acquisition agreement and the transactions contemplated thereby by the requisite vote.

Terms of the Acquisition

     In connection with the acquisition, the parties entered into the acquisition agreement and other related transaction agreements. Pursuant to these agreements:

     o Alliance Capital has agreed to acquire the Bernstein business through a series of transactions for a total value not to exceed $1.4754 billion in cash (plus any additional cash that may be paid under the balance sheet purchase price adjustment) and 40.8 million Alliance Capital units (subject to adjustment, as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights") (see "Transaction Agreements -- The Acquisition Agreement");

     o Alliance Capital has agreed to adopt a deferred compensation plan pursuant to which Alliance Capital will invest $96 million per annum for 3 years from closing to be represented by phantom awards and/or to fund open market purchases of Alliance Holding units or money market funds, in each case for the benefit of certain individuals who are stockholders and principals of Bernstein as of the closing date and their replacements, if any, and who will be employees of Alliance Capital after the closing (see "Transaction Agreements -- The Acquisition Agreement -- Certain Covenants");

     o Alliance Capital has agreed to establish a committee consisting of Messrs. Lewis A. Sanders, Chairman and Chief Executive Officer of Bernstein, and Roger Hertog, Bernstein's President, and any other Bernstein individuals nominated as provided in the acquisition agreement, to make awards under such deferred compensation plan referred to above (see "Transaction Agreements -- The Acquisition Agreement -- Certain Covenants");

     o Alliance Capital has agreed that the aggregate base cash compensation (in addition to compensation paid under the deferred compensation plan) for eligible Bernstein employees who were shareholders of Bernstein as of the closing date will be $24.55 million for each of the first three years from the closing date (representing approximately a $2 million increase over such Bernstein employees' 2000 base cash compensation) (see "Transaction Agreements -- The Acquisition Agreement -- Certain Covenants");

     o Alliance Capital has agreed to establish, for each of the first three years following the closing date, a $15 million incentive compensation bonus pool for the exclusive benefit of specified Bernstein employees who were participants in Bernstein's Principals' Profit-Sharing Pool as of closing (Alliance Capital will not be assuming any obligation Bernstein has under its Principals' Profit-Sharing Pool) (see "Transaction Agreements -- The Acquisition Agreement -- Certain Covenants");

     o Alliance Capital has the right to not close the acquisition if Bernstein fails to maintain at least 75% of its client revenue base as of May 31, 2000 (see "Transaction Agreements -- The Acquisition Agreement -- Conditions to the Closing of the Acquisition");

     o The amount of cash and number of Alliance Capital units that Bernstein will receive at the closing of the acquisition will be reduced by up to 15% if Bernstein's client revenue base at closing (including Bernstein clients that have consented to the acquisition and excluding Bernstein clients that have not consented to the acquisition) is less than 90% of Bernstein's client revenue base as of May 31, 2000, excluding changes in market value subsequent to May 31, 2000;

     o Alliance Capital and AXA Financial have agreed to provide Bernstein specified liquidity rights with respect to the Alliance Capital units Bernstein will acquire as consideration for the acquisition, including a right, upon notice and subject to specified terms and conditions, to put up to 20% of such Alliance Capital units to AXA Financial each year beginning on the second anniversary and ending on the tenth anniversary of the closing date and the option to exchange each year, up to specified limits and subject to Bernstein's compliance with the transfer restrictions set forth in Alliance Capital's limited partnership agreement, such Alliance Capital units for Alliance Holding units, and Alliance Holding has agreed to provide Bernstein with demand registration rights (see "Transaction Agreements -- Summary of Bernstein's Liquidity Rights");

     o On June 21, 2000 AXA Financial purchased from Alliance Capital 32,619,775 newly issued Alliance Capital units for $1.6 billion, and Alliance Capital will use the proceeds primarily to finance the cash portion of the acquisition price (see "Transaction Agreements -- Equity Issuance to AXA Financial");

     o Alliance Capital has agreed to appoint Messrs. Sanders and Hertog to its Management Compensation Committee (see "Transaction Agreements -- Board and Committee Representation");

     o AXA Financial has agreed to cause Messrs. Sanders and Hertog to be elected to the general partner's board of directors (see "Transaction Agreements -- Board and Committee Representation");

     o Five top executives at Bernstein, including Messrs. Sanders and Hertog, have agreed to specified terms and conditions of employment with Alliance Capital after the closing (see "Transaction Agreements -- Employment Agreements"); and

     o On July 20, 2000, Bernstein held a meeting of its shareholders at which its shareholders approved and adopted the acquisition agreement and the transactions contemplated thereby by the requisite vote. Bernstein and its principal shareholders have agreed to (1) not vote in favor of the approval of any other proposal to acquire the Bernstein business or any corporate action the consummation of which would prevent or delay the consummation of the acquisition and related transactions and (2) refrain from soliciting third party offers to acquire the Bernstein business (see "Transaction Agreements -- Voting Agreements").

Reasons for the Acquisition

     Alliance Capital and Alliance Holding believe that the acquisition will:

     o    Create one of the world's premier investment research organizations.

          Research excellence has long been the cornerstone of efforts to provide superior performance for clients at both Alliance Capital and Bernstein. The general partner believes the combined business will have one of the premier equity and fixed income investment research capabilities in the world, with 250 research analysts around the globe.

     o Enable Alliance Capital to gain global market share by expanding its product line to include value offerings.

          Enhanced research capability and greater product breadth - globally recognized growth and value capabilities - will enable Alliance Capital to compete effectively for virtually any investment management assignment anywhere in the world. Alliance Capital is a recognized leader in the growth style of investment, and Bernstein is broadly recognized as one of the premier value-oriented investment managers.

     o Position Alliance Capital in the rapidly growing high net worth segment of the asset management industry.

          Bernstein has a strong position in high net worth asset management, which will be greatly enhanced by the addition of Alliance Capital's growth-oriented investment capabilities to that product array.

     o Enable Alliance Capital to market research directly to a broad cross-section of institutions around the world through Bernstein's institutional services business.

     o    Create significant cross-selling opportunities.

          In addition to adding Alliance Capital's growth-oriented investment services to the Bernstein private client business, Alliance Capital should be able to cross-sell Alliance Capital and Bernstein products to the organizations' respective institutional clients. And, in a value-oriented investment environment, Alliance Capital should be able to sell Bernstein's products through its mutual fund distribution channels.

     o Enable the development of turnkey products for institutional and retail clients desiring a complete investment service, including growth and value (domestic and international, large cap and small cap) and asset allocation.

     o Increase long-term revenue and earnings growth as a result of the above factors.

     o Protect Alliance Capital's earnings in an investment environment that is hostile to Alliance Capital's growth-oriented investment style.

          A significant portion of Alliance Capital's revenues and earnings derive from portfolios that are managed in a growth-oriented investment style. In recent years, growth stocks have significantly outperformed value stocks, creating a favorable climate for Alliance Capital. For example, for the five-year period ending December 31, 1999, the Russell 1000 Growth index returned 32.4% per annum, while the Russell 1000 Value index returned 23.1% per annum. Thus, in a period where value outperforms growth, the Alliance-Bernstein combination should have better growth characteristics than Alliance Capital would alone.

     o Provide accretion to Alliance Capital and Alliance Holding unitholders

          Based on the estimated financial results of the combined business, although amortization of goodwill from the acquisition is expected to result in dilution of approximately 11% to 13% to net earnings per unit, the transaction is expected to be accretive to distributions per unit by approximately 5% in 2001.

     o    Create a company that shares long-term organizational values.

          Alliance Capital and Bernstein share a number of important long-term organizational values, including an emphasis on high client satisfaction and research excellence. Both companies also are wholly dedicated to achieving high investment performance for their respective clients, believe in and have a long history of providing clarity of investment philosophy and process to clients and have exceptional continuity of senior management and among key investment professionals. Both organizations are also very aware and respectful of each other's accomplishments.

Alliance Capital Senior Management Team

     Following the acquisition, Alliance Capital will appoint a six-member management executive committee to manage the combined business's day to day activities. The executive committee will be comprised of Messrs. Calvert, Carifa, Williams and Alfred Harrison, Vice Chairman of the general partner, each from Alliance, and Messrs. Sanders and Hertog, each from Bernstein.

     Messrs. Sanders and Hertog will be elected to the board of directors of Alliance Capital's general partner at the closing of the acquisition.

Factors Considered by, and Recommendation of, the General Partner

     The board of directors of the general partner held a meeting on June 20, 2000. After due consideration, the board approved the acquisition agreement, the financing agreement, the other transaction agreements and the transactions contemplated thereby and determined to recommend that Alliance Holding unitholders vote for the approval of the possible issuance from time to time of up to 40.8 million Alliance Holding units (subject to adjustment, as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights") in exchange for Alliance Capital units issued to Bernstein in connection with Alliance Capital's acquisition of the Bernstein business.

     In approving the acquisition agreement, the financing agreement, the other transaction agreements and the transactions contemplated thereby and in making its recommendation, the general partner consulted with Alliance Capital's management as well as its outside legal counsel and tax and financial advisers, and considered the following material factors:

     o    the reasons described above under "Reasons for the Acquisition";

     o information concerning the business, assets, capital structure, financial performance and condition and prospects of Alliance Capital and Bernstein, focusing in particular on the quality and strength of Bernstein's assets and the compatibility of the two organizations' operations;

     o the results of the due diligence review of Bernstein conducted by Alliance Capital's management and its financial and legal advisors;

     o the composition and strength of the expected senior management of the combined business;

     o the likelihood of the enhancement of the strategic position of the combined business beyond that which Alliance Capital could achieve on its own;

     o    the expected increases in cash flow and distributions per unit;

     o the challenges of combining the businesses and cultures of two major organizations of this size, the attendant risks of not achieving the expected financial and operating benefits or improvement in distributions per unit, the possible loss of institutional clients due to overlap, the risk of not achieving the financial benefits of the transaction in a market environment favorable to the growth style of investing and the risk of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time;

     o the analyses and presentation of The Blackstone Group L.P., and the oral and written opinion rendered by The Blackstone Group L.P. on June 20, 2000 that, as of that date, and based upon the considerations and subject to the assumptions and limitations set forth in its opinion, the consideration to be paid for the acquisition of the Bernstein business is fair from a financial point of view to Alliance Capital (see a description of The Blackstone Group L.P.'s opinion under the heading "Financial Advisers--The Blackstone Group");

     o the terms and conditions of the acquisition agreement, including the amount and form of the consideration, the parties' representations and warranties, covenants and agreements, the conditions to their respective obligations, the size of the termination fee and the circumstances in which it is payable and the ability of Bernstein to negotiate with third parties that make acquisition proposals and to accept superior proposals (see "Transaction Agreements -- The Acquisition Agreement);

     o the ability to finance the cash portion of the acquisition price through a sale to AXA Financial of Alliance Capital units;

     o the terms and conditions of the other transaction agreements, including the transfer restrictions imposed on the Alliance Capital units Bernstein is to acquire as consideration for the acquisition (see "Transaction Agreements");

     o the intended federal income tax consequences of the acquisition and the related transactions; and

     o the proposed election to the general partner's board of directors of Messrs. Sanders and Hertog.

     In view of the number and wide variety of factors considered in connection with its evaluation of the acquisition and the complexity of these matters, the general partner's board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In addition, the board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board of directors' ultimate determination or assign any particular weight to any factor, but conducted an overall analysis of the factors described above, including through discussions with and questioning of Alliance Capital's management and management's analysis of the proposed acquisition based on information received from Alliance Capital's legal, financial and tax advisors. In considering the factors described above, individual members of the general partner's board of directors may have given different weight to different factors. The general partner's board of directors considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

     The general partner's board of directors recommends to Alliance Holding's unitholders that they vote "FOR" the proposal to possibly issue from time to time up to 40.8 million Alliance Holding units (subject to adjustment, as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights") in exchange for Alliance Capital units to be issued to Bernstein in connection with Alliance Capital's acquisition of the Bernstein business.

Rights of Alliance Holding Unitholders

     The issuance of Alliance Holding units in exchange for the Alliance Capital units to be issued to Bernstein in connection with Alliance Capital's acquisition of the Bernstein business will not affect the rights of existing Alliance Holding unitholders. Any Alliance Holding units so issued will have terms identical to those of then outstanding Alliance Holding units, other than any special classes or series of limited partnership interests or units related thereto which may be issued after the date hereof.

Material Federal Income Tax Consequences

     Alliance Holding is currently a "grandfathered" publicly-traded partnership for federal tax purposes. As a result of being "grandfathered", Alliance Holding is subject to a 3.5% federal income tax on its gross business income, rather than the 35% federal corporate tax on net income. It is the general partner's intention to conduct the combined business after the closing of the acquisition in such a manner as to assure that certain categories of income will not exceed 15% of Alliance Capital's gross revenues. Based on that intention, and its consultation with outside counsel and review and that the value of certain assets will not exceed 15% of the value of Alliance Capital's total assets of outside counsel's tax opinion (which opinion is required pursuant to Alliance Capital's limited partnership agreement), the general partner believes that Alliance Holding will not lose its status as a "grandfathered" publicly traded partnership, and thus will not become subject to federal corporate income tax, as a result of the acquisition of the Bernstein business and the possible issuance from time to time of Alliance Holding units in exchange for Alliance Capital units to be issued to Bernstein at closing. However, no ruling has been obtained from the Internal Revenue Service ("IRS") with respect to these transactions, and there is no assurance that the IRS will agree.

     The following discussion is based on the Internal Revenue Code, Treasury regulations, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change, including changes with retroactive effect, and assumes that Alliance Capital and Alliance Holding are each treated as a partnership for federal income tax purposes. The discussion addresses only beneficial owners of Alliance Holding units (referred to in this section as "Alliance Holding Unitholders") who hold such Alliance Holding units as capital assets. This discussion does not address any state, local or foreign tax consequences.

     You are urged to consult your own tax adviser concerning the particular United States federal, state and local tax consequences to you, as well any other tax consequences particular to you, of the transactions described herein and of the continued ownership of Alliance Holding units.

     Federal Tax Consequences to Alliance Capital, Alliance Holding and Alliance Holding Unitholders of the Acquisition of the Bernstein Business.

     Pursuant to the acquisition agreement and as described more fully above, Bernstein will transfer certain assets representing Bernstein's business to Alliance Capital and to a newly-created limited liability company wholly owned by Alliance Capital. Bernstein will receive Alliance Capital units and cash. This transaction will not be taxable to Alliance Capital, Alliance Holding or the Alliance Holding Unitholders. The portion of Bernstein assets received in exchange for Alliance Capital units will have a basis to Alliance Capital, in the aggregate, equal to Bernstein's historic basis in those assets, and the portion of Bernstein assets acquired for cash will have a basis, in the aggregate, equal to such cash consideration.

     The issuance of Alliance Capital units to AXA Financial pursuant to the financing agreement between Alliance Capital and AXA Financial will not be a taxable transaction to Alliance Capital, Alliance Holding or the Alliance Holding Unitholders.

     Federal Tax Consequences to Alliance Holding Unitholders of the Exercise of Bernstein's Liquidity Rights

     Neither the issuance by Alliance Holding of Alliance Holding units in exchange for Alliance Capital units to be issued by Bernstein as acquisition consideration nor the exercise of Bernstein's Put rights (as summarized in "Transaction Agreements -- Summary of Bernstein's Liquidity Rights") will be a taxable event to Alliance Capital, Alliance Holding or Alliance Holding Unitholders.

     Federal Tax Consequences of the Ownership of Alliance Holding Units

     The tax consequences of holding an Alliance Holding unit after the acquisition by Alliance Capital of the Bernstein business and after the issuance of Alliance Holding units in exchange for Alliance Capital units to be received by Bernstein as acquisition consideration will be identical to the tax consequences of holding an Alliance Holding unit prior to such transactions. The character of each item of Alliance Capital's income, gain, loss, deduction and credit will flow through to Alliance Holding and, in turn, to you as a holder of Alliance Holding units. Gain or loss that you recognize on a sale of Alliance Holding units will generally be capital gain or loss and will be long-term if your holding period for the Alliance Holding units was more than one year on the date of the sale. However, to the extent that the proceeds from your sale of Alliance Holding units are attributable to "unrealized receivables" (including rights to payment for services rendered, as well as certain other property or "inventory items"), you will recognize ordinary income or loss on the sale. It is possible for you to have ordinary income in respect of "unrealized receivables" or "inventory items" even though you recognize an overall capital loss on a sale of Alliance Holding units. For this purpose, the aggregate amortization deductions you have claimed with respect to Alliance Holding's and Alliance Capital's intangible assets (including intangibles acquired from Bernstein) will constitute "unrealized receivables".

Regulatory Matters

     Antitrust Matters.

     U.S. Antitrust. The acquisition of the Bernstein business by Alliance Capital is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"). On o, 2000, Alliance Capital and Bernstein each filed the required Notification and Report Forms under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice. Alliance Capital requested early termination of the applicable waiting period under the HSR Act.

     Notwithstanding the expiration of the waiting period relating to the acquisition under the HSR Act, at any time before or after the completion of the acquisition, either the Antitrust Division or the FTC could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the acquisition. Private parties and the state attorneys general may also bring actions under the U.S. antitrust laws depending on the circumstances. Although Alliance Capital and Bernstein believe that the acquisition is legal under the U.S. antitrust laws, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     European Union. Both Alliance Capital and Bernstein conduct business in England, a member state of the European Union. The European Union Merger Regulation requires notification of and approval by the European Commission of specific mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding given thresholds before the mergers or acquisitions are implemented. If the thresholds under the European Union Merger Regulations are not met, the United Kingdom merger control regime under the Fair Trading Act 1973 may apply to the acquisition. Alliance Capital and Bernstein are currently in the process of reviewing whether these or other filings or approvals may be required or desirable under European Union regulations or the Fair Trading Act 1973.

     Other Laws. Alliance Capital and Bernstein conduct operations in Australia, Canada and certain other countries where regulatory filings, notifications or approvals with applicable commissions and other authorities may be required or advisable in connection with completion of the merger. Alliance Capital and Bernstein are currently in the process of reviewing whether other filings or approvals may be required or desirable in these other jurisdictions. See

"Transaction Agreements -- The Acquisition Agreement -- Conditions to the Closing of the Acquisition".

     Investment Advisory and Broker-Dealer Matters

     Bernstein is an investment adviser subject to extensive regulation at both the federal and state level. As a registered investment adviser under the Investment Advisers Act of 1940, Bernstein is subject to regulations that cover various aspects of the Bernstein business.

     Under the Investment Advisers Act, every investment advisory agreement between Bernstein and its clients must expressly provide that such agreement may not be assigned by Bernstein without the client's consent. Under the Investment Company Act of 1940 (the "Investment Company Act"), every investment advisory agreement between Bernstein and its registered investment company clients must provide for that agreement's automatic termination upon assignment. Pursuant to rules adopted under each of these acts, a transaction is an assignment if it results in a change of actual control or management of an investment adviser. The acquisition of the Bernstein business by Alliance Capital will be an assignment for purposes of both the Investment Advisers Act and the Investment Company Act because the acquisition will cause a change of control or management of an investment adviser. The acquisition will also create an assignment under certain client agreements as a matter of state law. Bernstein will, therefore, seek the consent of its clients with respect to the acquisition. On July 20, 2000, the board of directors of Sanford C. Bernstein Fund, Inc. approved new advisory agreements with Alliance Capital, each substantially identical in form to the existing advisory agreements, to take effect upon consummation of the acquisition. The shareholders of the Fund will vote on the agreements on September 25, 2000. Bernstein has also initiated the process of soliciting consents from its non-fund clients.

     The acquisition of Bernstein's broker-dealer business is subject to the prior approval of, among others, the NYSE, the National Association of Securities Dealers, Inc. and certain states in which Sanford C. Bernstein & Co., Inc. is registered as a broker-dealer. Filings are also required with other self-regulatory organizations and clearing corporations of which Sanford
C. Bernstein & Co., Inc. is a member. Bernstein has initiated discussion regarding the acquisition with most of these regulators.

Accounting Treatment

     Alliance Capital's acquisition of the Bernstein business will be accounted for as a "purchase" for financial reporting and accounting purposes, in accordance with generally accepted accounting principles. After the closing date, the results of operations of the Bernstein business will be included in the consolidated financial statements of Alliance Capital. The purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed by Alliance Capital on the closing date. Any excess of the purchase price over fair value of the tangible assets acquired and liabilities assumed from Bernstein by Alliance Capital will be allocated to intangible assets, including goodwill. Intangible assets will be amortized as expense over an assumed period of twenty years on a straight-line basis. See "Summary Unaudited Pro Forma Financial Information."

                            Selected Financial Data


                                   Bernstein
                Selected Historical Consolidated Financial Data

     The selected historical consolidated income statement and balance sheet data set forth below have been derived from the consolidated financial statements and notes of Bernstein. Bernstein's consolidated financial statements have been audited by Ernst & Young LLP, independent accountants, as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997. These financial statements are included elsewhere in this proxy statement, together with the report thereon of Ernst & Young LLP. The selected historical consolidated income statement and balance sheet data set forth below as of December 31, 1997, 1996 and 1995 and for the years ended December 31, 1996 and December 31, 1995 have been derived from Bernstein's financial statements that are not included in this proxy statement. Bernstein's financial data for 1997 and prior years are not consolidated because Bernstein operated during such periods through one corporation.

     The selected historical consolidated income statement and balance sheet data set forth below as of and for the three months ended March 31, 2000 and 1999 been derived from Bernstein's unaudited condensed consolidated financial statements that, in the opinion of Bernstein's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results set forth below for the three months ended March 31, 2000 may not be indicative of results for the full year.

     The selected historical consolidated financial data should be read in conjunction with "Bernstein Management's Discussion and Analysis of Financial Condition and Results of Operations", "Alliance Capital and Alliance Holding Unaudited Pro Forma Condensed Financial Statements" and the consolidated financial statements of Bernstein and their notes.

                                      As of or for the
                                        Three Months                                    As of or for
                                       Ended March 31,                          the Years Ended December 31,
                                    ---------------------          ------------------------------------------------------------
                                      2000         1999              1999         1998         1997          1996         1995
                                    --------     --------          --------     --------     --------     --------     --------
                                        (unaudited)             (in thousands, except as otherwise indicated)
Income Statement Data:
  Net revenues.................     $211,277     $206,781          $826,420     $770,639     $599,285     $452,009     $345,111
                                    --------     --------          --------     --------     --------     --------     --------
  Income before income taxes(1)       84,611      100,141           391,313      385,813      289,555      196,988      132,754
  Income taxes(2)..............        3,646        4,206            19,188       20,250       21,945       14,954       10,714
                                    --------     --------          --------     --------     --------     --------     --------
  Net income...................      $80,965      $95,935          $372,125     $365,563     $267,610     $182,034     $122,040
                                    ========     ========          ========     ========     ========     ========     ========
  Distributions to shareholders      $72,882      $87,622          $467,500     $331,569     $243,507     $173,437     $116,599
Balance Sheet Data:
  Total assets.................   $2,525,844   $2,449,532        $2,494,518   $2,786,435   $1,977,720   $1,607,575   $1,105,673
  Long-term borrowings.........      130,000            0           130,000            0            0            0            0
  Total liabilities............    2,487,859    2,315,754         2,464,373    2,660,477    1,886,781    1,540,440    1,047,384
  Shareholders' equity.........       37,985      133,778            30,145      125,958       90,939       67,135       58,289
  Total liabilities and
    shareholders' equity.......   $2,525,844   $2,449,532        $2,494,518   $2,786,435   $1,977,720   $1,607,575   $1,105,673
Assets Under Management
  (in millions) (unaudited)....      $84,856      $78,376           $89,614      $80,070      $71,109      $52,223      $38,505

---------
(1) As a "subchapter S" corporation, Bernstein distributed annually to its shareholders, almost all of whom were and continue to be employees, a substantial portion of its net income as a return on such shareholder's investment in common stock of Bernstein. When these employee shareholders become employees of Alliance Capital following the acquisition, Alliance Capital will increase their compensation to a level greater than that reflected in the historical compensation and benefits amounts. For additional information concerning these increases, see "Acquisition Overview -- Terms of the Acquisition" and "Alliance Capital and Alliance Holding Unaudited Pro Forma Condensed Financial Statements".

(2) As a "subchapter S" corporation, Bernstein was not subject to federal income taxes but was subject to certain state and local taxes.

                                Alliance Capital
                Selected Historical Consolidated Financial Data

     Effective as of October 29, 1999, Alliance Holding reorganized by transferring its business to Alliance Capital, a newly formed limited partnership, in exchange for all of Alliance Capital's units of limited partnership interest. Following the reorganization, Alliance Capital recorded the transferred assets and assumption of liabilities at the amounts reflected in Alliance Holding's books and records on the date of transfer. Since the reorganization, Alliance Capital has conduced the diversified investment management services business formerly conducted by Alliance Holding, and Alliance Holding's business activities have consisted of holding Alliance Capital units and engaging in related activities. Alliance Holding is a registered investment adviser under the Investment Company Act, and its units are publicly traded on the New York Stock Exchange. Alliance Capital units do not trade on any exchange and are subject to significant restrictions on transfer that are designed to prevent Alliance Capital from being classified as a publicly-traded partnership, and taxed as a corporation, for federal tax purposes. As a publicly-traded partnership, Alliance Holding remains subject to a 3.5% federal tax on its proportionate share of Alliance Capital's gross business income, while Alliance Capital, a private partnership, is not subject to the 3.5% federal tax.

     As part of the reorganization, Alliance Holding offered each Alliance Holding unitholder the opportunity to exchange Alliance Holding units for Alliance Capital units on a one-for-one basis. As a result of this exchange offer, Alliance Holding owned approximately 72.3 million, or approximately 42%, of the issued and outstanding Alliance Capital units at December 31, 1999. Subsequent to the reorganization and exchange offer, Alliance Holding's principal sources of income and cash flow are attributable to its ownership of Alliance Capital units.

     We have set forth below selected summary consolidated historical financial data of Alliance Capital and Alliance Holding as of and for the three months ended March 31, 2000 and for the three months ended March 31, 1999, respectively. The financial information for each of the years in the five-year period ended December 31, 1999 reflects the operations of Alliance Holding prior to the reorganization of its business effective October 29, 1999 and Alliance Capital thereafter. This data should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements of Alliance Capital set forth in its Form 10-Q for the quarterly period ended March 31, 2000 and in its Annual Report on Form 10-K for the year ended December 31, 1999, which are incorporated by reference into this proxy statement. Alliance Capital's consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes of Alliance Holding set forth in its Quarterly Report on Form 10-Q for the three months ended March 31, 2000 and Annual Report on Form 10-K for the year ended December 31, 1999, which are incorporated by reference into this proxy statement.

                                            For the Three Months
                                               Ended March 31,                      For the Years Ended December 31,
                                           ----------------------  ---------------------------------------------------------------
                                                                      Historical
                                           Alliance     Alliance       Combined                     Alliance
                                           Capital      Holding    Alliance Capital(1)              Holding(1)
                                             2000         1999           1999            1998         1997        1996       1995
                                           --------     --------   ----------------     ------     ----------    ------     ------
                                                 (unaudited)                     (in thousands, except for per unit data,
                                                                                       and unless otherwise indicated)
Income statement data:
 Total revenues.........................   $548,406     $419,743     $1,869,305      $1,324,056     $975,336    $788,517   $639,255
 Income before income taxes.............    181,112      115,355        528,820         348,712      147,762     207,590    167,011
 Net income.............................    171,150       98,054        461,649         292,916      128,956     193,346    155,387

Net income per unit(2,3):
 Basic net income per unit..............      $0.99        $0.57          $2.67           $1.71        $0.76       $1.15      $0.95
                                           ========     ========     ==========      ==========     ========    ========   ========
 Diluted net income per unit............      $0.95        $0.55          $2.59           $1.66        $0.74       $1.13      $0.94
                                           ========     ========     ==========      ==========     ========    ========   ========
 Diluted net income per unit
  excluding impact of performance fees..      $0.92        $0.47          $2.24           $1.53        $0.63       $1.07      $0.88
                                           ========     ========     ==========      ==========     ========    ========   ========
 Diluted net income per unit before
  reduction in value of intangible
  assets(7).............................      $0.95        $0.55          $2.59           $1.66        $1.44       $1.13      $0.94
                                           ========     ========     ==========      ==========     ========    ========   ========
 Diluted net income per unit
  excluding impact of NAGIT(8)..........      $0.82        $0.55          $2.59           $1.66        $0.74       $1.13      $0.94
                                           ========     ========     ==========      ==========     ========    ========   ========
Cash distributions per unit(2)(4).......     $0.815       $0.540         $2.550          $1.620       $1.400      $1.095     $0.910
                                           ========     ========     ==========      ==========     ========    ========   ========


                                                    March 31, 2000                                 December 31,
                                                    --------------        ---------------------------------------------------------
Balance sheet data:                                                        1999          1998          1997       1996       1995
                                                                          ------        ------        ------     ------     -------
 Total assets....................................       $1,809,982       $1,661,061   $1,132,592     $784,460   $725,897   $575,058
 Debt and long-term obligations (5)..............          553,618          491,004      238,089      130,429     52,629     30,839
 Partners' capital ..............................          530,452          552,667      430,273      398,051    476,020    406,709

Assets under management (in millions) (6)........         $394,246         $368,321     $286,659     $218,654   $182,792   $146,521

---------
(1) As discussed in Notes 1 and 2 to the consolidated financial statements, the financial information above reflects the consolidated operations of Alliance Holding prior to the reorganization of its business effective October 29, 1999 and Alliance Capital thereafter.

(2) Alliance Holding unit and per Alliance Holding unit amounts for all periods prior to the two-for-one Alliance Holding unit split in 1998 have been restated.

(3) Net income per unit amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No.128, Earnings per Share.

(4) Alliance Capital and Alliance Holding are required to distribute all of their Available Cash Flow, as defined in the Alliance Capital and Alliance Holding limited partnership agreements.

(5) Includes debt and non-current accrued expenses under employee benefit plans.

(6) Assets under management exclude certain non-discretionary advisory relationships and include 100% of the assets managed by unconsolidated affiliates.

(7) 1997 includes $121 million to reduce the recorded value of goodwill and contracts associated with the acquisition of assets and liabilities of Cursitor Holdings, L.P. and the stock of Cursitor Holdings Limited.

(8) The period ended March 31, 2000 includes a $22.5 million non-cash gain related to the settlement of the Alliance North American Government Income Trust, Inc. ("NAGIT") litigation.

                                Alliance Holding
                Selected Historical Consolidated Financial Data

     Effective as of October 29, 1999, Alliance Holding reorganized by transferring its business to Alliance Capital, a newly formed limited partnership, in exchange for all of Alliance Capital's units of limited partnership interest. Following the reorganization, Alliance Capital recorded the transferred assets and assumption of liabilities at the amounts reflected in Alliance Holding's books and records on the date of transfer. Since the reorganization, Alliance Capital has conducted the diversified investment management services business formerly conducted by Alliance Holding, and Alliance Holding's business activities have consisted of holding Alliance Capital units and engaging in related activities. Alliance Holding is a registered investment adviser under the Investment Company Act, and its units are publicly traded on the New York Stock Exchange. Alliance Capital units do not trade on any exchange and are subject to significant restrictions on transfer that are designed to prevent Alliance Capital from being classified as a publicly-traded partnership, and taxed as a corporation, for federal tax purposes. As a publicly-traded partnership, Alliance Holding remains subject to a 3.5% federal tax on its proportionate share of Alliance Capital's gross business income, while Alliance Capital, a private partnership, is not subject to the 3.5% federal tax.

     As part of the reorganization, Alliance Holding offered each Alliance Holding unitholder the opportunity to exchange Alliance Holding units for Alliance Capital units on a one-for-one basis. As a result of this exchange offer, Alliance Holding owned approximately 72.3 million, or approximately 42%, of the issued and outstanding Alliance Capital units at December 31, 1999. Subsequent to the reorganization and exchange offer, Alliance Holding's principal sources of income and cash flow are attributable to its ownership of Alliance Capital units.

     We have set forth below selected summary consolidated historical financial data of Alliance Holding for the three months ended March 31, 2000, for the three months ended March 31, 1999 and for each of the years in the five-year period ended December 31, 1999. This data should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements of Alliance Holding set forth in its Form 10-Q for the quarterly period ended March 31, 2000 and in its Annual Report on Form 10-K for the year ended December 31, 1999, which are incorporated by reference into this proxy statement. Alliance Holding's consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes of Alliance Capital set forth in its Quarterly Report on Form 10-Q for the three months ended March 31, 2000 and Annual Report on Form 10-K for the year ended December 31, 1999, which are incorporated by reference into this proxy statement.

                                            For the Three Months
                                               Ended March 31,                 For the Years Ended December 31,
                                           ----------------------   ----------------------------------------------------------
                                             2000          1999       1999        1998         1997         1996        1995
                                           --------      --------   --------    --------     --------     --------    --------
                                                                                    (in thousands, except per unit data,
                                                 (unaudited)                          and unless otherwise indicated)
Income statement data:
  Equity in earnings of Alliance Capital..  $71,151      $     --  $   52,665  $       --   $     --      $     --   $     --
  Total revenues..........................   71,151       419,743   1,491,155   1,324,056    975,336       788,517    639,255
  Income before income taxes..............   71,151       115,355     446,484     348,712    147,762       207,590    167,011
  Net income..............................   65,926        98,054     382,842     292,916    128,956       193,346    155,387

Net income per Alliance Holding unit:(2,3)
  Basic net income per unit...............    $0.92         $0.57       $2.61       $1.71      $0.76         $1.15      $0.95
                                           ========      ========   =========   =========   ========      ========   ========
  Diluted net income per unit.............    $0.88         $0.55       $2.53       $1.66      $0.74         $1.13      $0.94
                                           ========      ========   =========   =========   ========      ========   ========
  Diluted net income per unit excluding
    impact of performance fees............    $0.85         $0.47       $2.20       $1.53      $0.63         $1.07      $0.88
                                           ========      ========   =========   =========   ========      ========   ========
  Diluted net income per unit before
    reduction in value of intangible
    assets(7).............................    $0.88         $0.55       $2.53       $1.66      $1.44         $1.13      $0.94
                                           ========      ========   =========   =========   ========      ========   ========
  Diluted net income per unit
    excluding impact of NAGIT(8)..........    $0.75         $0.55       $2.53       $1.66      $0.74         $1.13      $0.94
                                           ========      ========   =========   =========   ========      ========   ========
Cash distributions per Alliance
  Holding unit(2)(4)......................   $0.740        $0.540      $2.490     $ 1.620     $1.400        $1.095     $0.910
                                           ========      ========   =========   =========   ========      ========   ========

                                                      March 31, 2000                     For the Years Ended December 31,
                                                    ------------------        ------------------------------------------------------
                                                                              1999        1998         1997        1996        1995
                                                                             ------      ------       ------      ------      ------
Balance sheet data:
  Total assets............................               $256,718           $272,060   $1,132,592    $784,460    $725,897   $575,058
  Debt and long-term obligations(5).......                     --                 --      238,089     130,429      52,629     30,839
  Partners' capital.......................                249,003            265,608      430,273     398,051     476,020    406,709

Assets under management (in millions)(6)...              $     --           $     --   $  286,659    $218,654    $182,792   $146,521

---------
(1) As discussed in Notes 1 and 2 to the consolidated financial statements, the financial information above reflects the consolidated operations of Alliance Holding prior to the reorganization of its business effective October 29, 1999 and the use of the equity method of reporting thereafter.

(2) Alliance Holding unit and per Alliance Holding unit amounts for all periods prior to the two-for-one Alliance Holding unit split in 1998 have been restated.

(3) Net income per Alliance Holding unit amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings per Share.

(4) Alliance Holding is required to distribute all of its Available Cash Flow, as defined in the Alliance Holding limited partnership agreement, to its limited partners and unitholders.

(5) Includes debt and non-current accrued expenses under employee benefit plans.

(6) Assets under management exclude certain non-discretionary advisory relationships and include 100% of the assets managed by unconsolidated affiliates.

(7) 1997 includes $121 million to reduce the recorded value of goodwill and contracts associated with the acquisition of assets and liabilities of Cursitor Holdings, L.P. and the stock of Cursitor Holdings Limited.

(8) The period ended March 31, 2000 includes a $0.13 per unit non-cash gain related to the settlement of the Alliance North American Government Income Trust, Inc. ("NAGIT") litigation.

                     Alliance Capital and Alliance Holding
                  Selected Unaudited Pro Forma Financial Data

     We have set forth below selected unaudited pro forma financial data of Alliance Capital and Alliance Holding as of and for the three months ended March 31, 2000, for the three months ended March 31, 1999 and for the year ended December 31, 1999. This pro forma data has been derived from the unaudited pro forma condensed financial statements of Alliance Capital and Alliance Holding and includes the assumptions described under "Alliance Capital and Alliance Holding Unaudited Pro Forma Condensed Financial Statements".

     This pro forma data reflects the effects of the reorganization and the exchange offer (described under "Alliance Capital and Alliance Holding Unaudited Pro Forma Condensed Financial Statements") as if such transactions occurred on January 1, 1999 (for income statement purposes). Because the reorganization and the exchange offer were effective as of October 29, 1999 and are already reflected in the historical financial statements for Alliance Capital and Alliance Holding as of and for the three months ended March 31, 2000, pro forma adjustments for these periods are not required.

     In addition, this pro forma data reflects the effects of Alliance Capital's proposed acquisition of the Bernstein business as if such transaction occurred on March 31, 2000 (for statement of financial condition purposes) and January 1, 1999 (for income statement purposes). This pro forma data does not purport to represent what the financial position or results of operations of Alliance Capital and Alliance Holding would actually have been if the reorganization, the exchange offer and the acquisition of the Bernstein business had occurred on these dates, or to be indicative of the future financial position or results of operations of Alliance Capital and Alliance Holding. You should read this pro forma data in conjunction with the consolidated financial statements of Alliance Capital and Alliance Holding set forth in their respective Form 10-Q for the quarter ended March 31, 2000 and their respective Annual Report on Form 10-K for the year ended December 31, 1999, each of which are incorporated by reference into this proxy statement, and with the information under "Alliance Capital and Alliance Holding Unaudited Pro Forma Condensed Financial Statements".

                                                                                             Pro Forma Alliance Capital
                                              Historical Alliance Capital                    After Bernstein Acquisition
                                   --------------------------------------------------    -------------------------------------
                                          For the Three Months           For the Year    For the Three Months     For the Year
                                                 Ended                      Ended               Ended                Ended
                                                March 31,                December 31,          March 31,          December 31,
                                   -----------------------------------   ------------    --------------------     ------------
                                                                          Alliance
                                        Alliance          Alliance        Capital
                                        Capital           Holding         Combined
                                         2000             1999(1)          1999(1)       2000(3)     1999(2,3)     1999(2,3)
                                   ----------------   ----------------    ---------      -------     ---------     ---------
                                               (unaudited)                     (in thousands, except for per unit data)
Income statement data:
 Total revenues.................           $548,406           $419,743   $1,869,305     $762,260     $626,524     $2,695,725
 Income before income taxes.....            181,112            115,355      528,820      222,099      168,168        730,822
 Net income.....................            171,150             98,054      461,649      199,426      146,297        640,869
Net income per unit:
 Basic net income per unit......              $0.99              $0.57        $2.67        $0.81        $0.59          $2.59
                                           ========           ========   ==========     ========     ========     ==========
 Diluted net income per unit....              $0.95              $0.55        $2.59        $0.78        $0.58          $2.54
                                           ========           ========   ==========     ========     ========     ==========
 Basic weighted average units
   outstanding.....................         171,469            170,561      171,155      244,889      243,981        244,575
                                           ========           ========   ==========     ========     ========     ==========
 Diluted weighted average units
   outstanding.....................         178,860            175,591      176,308      252,280      249,011        249,728
                                           ========           ========   ==========     ========     ========     ==========
Cash distributions per unit.....             $0.815             $0.540       $2.550       $0.930       $0.730         $3.120
                                           ========           ========   ==========     ========     ========     ==========

                                          March 31,                                     March 31,
                                            2000                                          2000
                                        ------------                                  -----------
Balance sheet data:
 Total assets...................         $1,809,982                                   $7,630,896
 Debt and long-term obligations.            553,618                                      649,618
 Partners' capital..............            530,452                                    3,992,852

---------
(1) As discussed in Notes 1 and 2 to the consolidated financial statements, the financial information above reflects the operations of Alliance Holding prior to the reorganization of its business effective October 29, 1999 and Alliance Capital thereafter.

(2)  After reorganization and exchange offer pro forma adjustments.

(3)  After Bernstein acquisition pro forma adjustments.

                                                                                             Pro Forma Alliance Holding
                                              Historical Alliance Holding                   After Bernstein Acquisition
                                   --------------------------------------------------    -------------------------------------
                                          For the Three Months           For the Year    For the Three Months     For the Year
                                                 Ended                      Ended               Ended                Ended
                                                March 31,                December 31,          March 31,          December 31,
                                   -----------------------------------   ------------    --------------------     ------------
                                   Alliance Capital   Alliance Holding
                                         2000             1999(1)          1999(1)       2000(3)     1999(2,3)     1999(2,3)
                                   ----------------   ----------------     -------       -------     ---------     ---------
                                               (unaudited)                     (in thousands, except for per unit data)
                                                    (unaudited)                   (in thousands, except for per unit data)
Income statement data:
 Equity in earnings of
    Alliance Capital..............       $71,151           $     --         $52,665      $58,116      $42,006       $185,103
 Total revenues...................        71,151            419,743       1,491,155       58,116       42,006        185,103
 Income before income taxes.......        71,151            115,355         446,484       58,116       42,006        185,103
 Net income.......................        65,926             98,054         382,842       52,953       37,659        166,798

Net income per Alliance Holding unit:
 Basic net income per unit........         $0.92              $0.57           $2.61        $0.74        $0.53          $2.34
                                         =======            =======       =========      =======      =======       =========
 Diluted net income per unit......         $0.88              $0.55           $2.53        $0.71        $0.52          $2.29
                                         =======            =======       =========      =======      =======       =========
 Basic weighted average
    units outstanding.............        71,599            170,561         154,520       71,599       70,761         71,354
                                         =======            =======       =========      =======      =======       =========
 Diluted weighted average
    units outstanding.............        78,990            175,591         159,673       78,990       75,791         76,270
                                         =======            =======       =========      =======      =======       =========
Cash distributions per Alliance
    Holding unit..................         $0.74              $0.54           $2.49        $0.85        $0.66          $2.86
                                         =======            =======       =========      =======      =======       =========

                                       March 31,                                        March 31,
                                         2000                                             2000
                                   ----------------                                      -------
Balance sheet data:
 Total assets.....................      $256,718                                        $256,718
 Debt and long-term obligations...            --                                              --
 Partners' capital................       249,003                                         249,003

---------
(1) As discussed in Notes 1 and 2 to the consolidated financial statements, the financial information above reflects the consolidated operations of Alliance Holding prior to the reorganization of its business effective October 29, 1999 and the use of the equity method of reporting thereafter.

(2)  After reorganization and exchange offer pro forma adjustments.

(3)  After Bernstein acquisition pro forma adjustments.

                                Capitalization

The following table sets forth the capitalization of Alliance Capital and Alliance Holding on a historical basis, and the capitalization of Alliance Capital and Alliance Holding on a pro forma basis, in each case as of March 31, 2000. The pro forma presentations reflect the effects of Alliance Capital's proposed acquisition of the Bernstein business as if it were completed on March 31, 2000. The pro forma adjustments and related assumptions are described under "Alliance Capital and Alliance Holding Unaudited Pro Forma Condensed Financial Statements".

                                                                  March 31, 2000
                                             ----------------------------------------------------------
                                                  Alliance Capital               Alliance Holding
                                             -------------------------       --------------------------
                                             Historical      Pro Forma       Historical      Pro Forma
                                             ----------     -----------      ----------     -----------
                                                                  (in thousands)
Noncurrent liabilities:
   Noncurrent portion of employee
      compensation and benefits.........      $121,002        $217,002        $     --        $     --
   Noncurrent portion of debt...........        48,000          48,000              --              --
                                             ----------     -----------      ----------     -----------
   Total noncurrent liabilities.........       169,002         265,002              --              --
Partners' capital.......................       530,452       3,992,852         249,003         249,003
   Total capitalization.................      $699,454      $4,257,854        $249,003        $249,003
                                             ==========     ===========      ==========     ===========

                     Alliance Capital and Alliance Holding
               Unaudited Pro Forma Condensed Financial Statements

     Effective as of October 29, 1999, Alliance Holding reorganized by transferring its business to Alliance Capital, a newly formed limited partnership, in exchange for all of Alliance Capital's units of limited partnership interest. Following the reorganization, Alliance Capital recorded the transferred assets and assumption of liabilities at the amounts reflected in Alliance Holding's books and records on the date of transfer. Since the reorganization, Alliance Capital has conducted the diversified investment management services business formerly conducted by Alliance Holding, and Alliance Holding's business activities have consisted of holding Alliance Capital units and engaging in related activities. Alliance Holding is a registered investment adviser under the Investment Company Act, and its units are publicly traded on the New York Stock Exchange. Alliance Capital units do not trade on any exchange and are subject to significant restrictions on transfer that are designed to prevent Alliance Capital from being classified as a publicly-traded partnership, and taxed as a corporation, for federal tax purposes. As a publicly-traded partnership, Alliance Holding remains subject to a 3.5% federal tax on its proportionate share of Alliance Capital's gross business income, while Alliance Capital, a private partnership, is not subject to the 3.5% federal tax.

     As part of the reorganization, Alliance Holding offered each Alliance Holding unitholder the opportunity to exchange Alliance Holding units for Alliance Capital units on a one-for-one basis. As a result of this exchange offer, Alliance Holding owned approximately 72.3 million, or approximately 42%, of the issued and outstanding Alliance Capital units at December 31, 1999. Subsequent to the reorganization and exchange offer, Alliance Holding's principal sources of income and cash flow are attributable to its ownership of Alliance Capital units.

     The following unaudited pro forma condensed consolidated financial statements of Alliance Capital and Alliance Holding as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 and for the year ended December 31, 1999, respectively, are derived from the consolidated financial statements of Alliance Capital and Alliance Holding set forth in their respective Annual Report on Form 10-K for the year ended December 31, 1999, which are incorporated by reference into this proxy statement, and Bernstein's consolidated financial statements, which are included in this proxy statement beginning on page F-1. The Alliance Capital and Alliance Holding pro forma financial statements reflect the effects of the reorganization of Alliance Holding's business effective as of October 29, 1999 and the exchange offer completed by Alliance Holding as of October 29, 1999 (each transaction described herein) as if such transactions occurred on January 1, 1999 (for income statement purposes). Because the reorganization and the exchange offer were effective as of October 29, 1999 and are already reflected in the historical financial statements for Alliance Capital and Alliance Holding as of and for the three months ended March 31, 2000, pro forma adjustments for these periods are not required.

     In addition, the Alliance Capital and Alliance Holding pro forma financial statements reflect the effects of Alliance Capital's proposed acquisition of the Bernstein business as if such transaction occurred on March 31, 2000 (for statement of financial condition purposes) and January 1, 1999 (for income statement purposes). The pro forma financial statements do not purport to represent what the financial position or results of operations of Alliance Capital and Alliance Holding would actually have been if the acquisition, the reorganization and the exchange offer had occurred on these dates, or to be indicative of the future financial position or results of operations of Alliance Capital and Alliance Holding. You should read these pro forma financial statements and notes in conjunction with Alliance Capital's and Alliance Holding's consolidated financial statements and notes.

     Alliance Capital's consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes of Alliance Holding and Alliance Holding consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes of Alliance Capital set forth in their respective Quarterly Report on Form 10-Q for the three months ended March 31, 2000 and Annual Report on Form 10-K for the year ended December 31, 1999, which are incorporated by reference into this proxy statement.

     Pursuant to the acquisition agreement, Alliance Capital has agreed to acquire the Bernstein business through a series of transactions for a total value not to exceed $1.4754 billion in cash (plus any additional cash that may be paid under the balance sheet purchase price adjustment) and 40.8 million Alliance Capital units (subject to adjustment, as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights").

     In connection with the acquisition, Alliance Capital has agreed to adopt a deferred compensation plan pursuant to which Alliance Capital will invest $96 million per annum for 3 years from closing to be represented by phantom awards and/or to fund open market purchases of Alliance Holding units or money market funds, in each case for the benefit of certain individuals who are stockholders and principals of Bernstein as of the closing date and their replacements, if any, and who will be employees of Alliance Capital after the closing. Alliance Capital has also agreed that the aggregate base cash compensation (in addition to compensation paid under the deferred compensation plan) for eligible Bernstein employees who were shareholders of Bernstein as of the closing date will be $24.55 million for each of the first three years from the closing date (representing approximately a $2 million increase over such Bernstein employees' 2000 base cash compensation) (see "Transaction Agreements -- The Acquisition Agreement -- Certain Covenants"). Alliance Capital has agreed to establish, for each of the first three years following the closing date, a $15 million incentive compensation bonus pool for the exclusive benefit of specified Bernstein employees who were participants in Bernstein's Principals' Profit-Sharing Pool as of closing (Alliance Capital will not be assuming any obligation Bernstein has under its Principals' Profit-Sharing Pool) (see "Transaction Agreements -- The
Acquisition Agreement -- Certain Covenants").

     On June 21, 2000, pursuant to a financing agreement between AXA Financial and Alliance Capital, AXA Financial purchased from Alliance Capital 32,619,775 newly issued Alliance Capital units for $1.6 billion. Alliance Capital will use the proceeds primarily to finance the cash portion of the acquisition price.

     Alliance Capital Management Corporation, an indirect wholly owned subsidiary of AXA Financial, is the common general partner of both Alliance Holding and Alliance Capital. AXA Financial is the beneficial owner of approximately 2% of Alliance Holding's outstanding units and approximately 62% of Alliance Capital's outstanding units which, including the general partnership interests, equates to an economic interest of approximately 64% in Alliance Capital at June 30, 2000.

     The transaction will be accounted for under the purchase method of accounting. The transaction is subject to the receipt of various regulatory approvals, the maintenance of a minimum Bernstein client revenue base and the affirmative vote of Alliance Holding unitholders, as described in this proxy statement. On July 20, Bernstein received the requisite vote of its shareholders approving and adopting the acquisition agreement and the transaction contemplated thereby. The transaction is expected to close in the fourth quarter 2000.

                                Alliance Capital
         Unaudited Pro Forma Condensed Statement of Financial Condition
                                 March 31, 2000
                    (in thousands, except per unit amounts)

                                                                                                              Pro Forma
                                                                                                           Alliance Capital
                                                    Historical        Historical       Pro Forma           After Bernstein
                                                 Alliance Capital    Bernstein (8)    Adjustments            Acquisition
                                                 ----------------    -------------    -----------          ----------------
Assets:
Cash and cash equivalents....................             $82,984         $114,061       $124,600  (1,2)           $321,645
United States Treasury Bills, at market
  value (cost $956,868)......................                  --          966,769       (133,185) (2)              833,584
Receivables:
  Brokers and dealers........................             302,278        1,200,441                                1,502,719
  Clients....................................                  --          140,439                                  140,439
  Fees.......................................             256,161           46,974                                  303,135
Investments, available-for-sale..............             135,746               --                                  135,746
Furniture, equipment and leasehold
  improvements, net..........................             140,016           33,019                                  173,035
Intangible assets, net.......................              98,600               --      3,303,655  (2)            3,402,255
Deferred sales commissions, net..............             671,143               --                                  671,143
Other investments............................              63,229               --                                   63,229
Other assets.................................              59,825           24,141                                   83,966
                                                       ----------       ----------     ----------                ----------
Total assets.................................          $1,809,982       $2,525,844     $3,295,070                $7,630,896
                                                       ==========       ==========     ==========                ==========

Liabilities, Shareholders' Equity and
  Partners' Capital:
Liabilities:
  Payables:
    Brokers and dealers......................          $       --         $751,844                                 $751,844
    Clients..................................                  --        1,442,174                                1,442,174
    Alliance mutual funds....................            $361,479               --                                  361,479
  Accounts payable and accrued expenses......             212,928           40,346        $28,150  (2)              281,424
  Accrued compensation and benefits..........             270,486           50,613         45,387  (2,4)            366,486
  Payable to shareholders....................                               72,882        (72,882) (2)
  Debt.......................................             432,616          130,000       (130,000) (2)              432,616
  Minority interest in consolidated
    subsidiaries.............................               2,021              --                                     2,021
                                                       ----------       ----------     ----------                ----------
    Total liabilities........................           1,279,530        2,487,859       (129,345)                3,638,044
                                                       ----------       ----------     ----------                ----------
  Shareholders' equity and partners' capital.             530,452           37,985      3,424,415  (1,2,4)        3,992,852

Total liabilities, shareholders' equity and
partners' capital............................          $1,809,982       $2,525,844     $3,295,070                $7,630,896
                                                       ==========       ==========     ==========                ==========
Book value per unit or share outstanding.....               $3.04          $382.15         $46.18                    $16.08
                                                       ==========       ==========     ==========                ==========
Units or shares outstanding..................             172,484               99         73,420  (1,2)            245,904
                                                       ==========       ==========     ==========                ==========

        See Notes to Unaudited Pro Forma Condensed Financial Statements.

                                Alliance Capital
               Unaudited Pro Forma Condensed Statement of Income
                   For the Three Months Ended March 31, 2000
                 (in thousands, except per unit/share amounts)

                                                                                                                Pro Forma
                                                                                                            Alliance Capital
                                                        Historical        Historical      Pro Forma          After Bernstein
                                                     Alliance Capital    Bernstein (8)   Adjustments           Acquisition
                                                     ----------------    -------------   -----------        ----------------
Revenues:
 Investment advisory and services fees............           $374,190         $149,922      $     --                $524,112
 Distribution revenues............................            147,240               --            --                 147,240
 Institutional services...........................                 --           55,059            --                  55,059
 Shareholder servicing fees.......................             19,358               --            --                  19,358
 Other, net.......................................              7,618            6,296         2,577  (9)             16,491
                                                             --------         --------      --------                --------
                                                              548,406          211,277         2,577                 762,260
                                                             --------         --------      --------                --------
Expenses:
 Employee compensation and benefits...............            128,645           95,033         4,905  (5,6)          228,583
 Promotion and servicing:
   Distribution plan payments to financial
     intermediaries...............................            113,902               --            --                 113,902
   Amortization of deferred sales commissions.....             50,702               --            --                  50,702
   Other..........................................             33,947            9,544            --                  43,491
 General and administrative.......................             48,854           22,089            --                  70,943
 Interest.........................................             14,122               --            --                  14,122
 Amortization of intangible assets................                975               --        41,296  (3)             42,271
 Litigation adjustment, net.......................            (23,853)              --            --                 (23,853)
                                                             --------         --------      --------                --------
                                                              367,294          126,666        46,201                 540,161
                                                             --------         --------      --------                --------
Income (loss) before income taxes.................            181,112           84,611       (43,624)                222,099
Income taxes......................................              9,962            3,646         9,065  (7)             22,673
                                                             --------         --------      --------                --------
Net income (loss).................................           $171,150          $80,965      $(52,689)               $199,426
                                                             ========         ========      ========                ========
Basic net income per unit/share...................              $0.99          $814.54                                 $0.81
                                                             ========         ========                              ========
Diluted net income per unit/share.................              $0.95          $814.54                                 $0.78
                                                             ========         ========                              ========
Basic weighted average units outstanding/shares...            171,469               99        73,420  (1,2)          244,889
                                                             ========         ========      ========                ========
Diluted weighted average units outstanding/shares.            178,860               99        73,420  (1,2)          252,280
                                                             ========         ========      ========                ========
Distributions.....................................           $141,994          $72,882                              $231,000
                                                             ========         ========                              ========
Distributions per unit/share......................             $0.815          $733.21                                $0.930
                                                             ========         ========                              ========


        See Notes to Unaudited Pro Forma Condensed Financial Statements.

                                Alliance Capital
               Unaudited Pro Forma Condensed Statement of Income
                   For the Three Months Ended March 31, 1999
                 (in thousands, except per unit/share amounts)



                                                                          Pro Forma
                                                      Reorganization    Alliance Capital                                  Pro Forma
                                      Historical           and              After                                        Alliance
                                       Combined       Exchange Offer    Reorganization                  Bernstein      Capital After
                                       Alliance         Pro Forma        and Exchange     Historical    Pro Forma        Bernstein
                                       Capital        Adjustments(A)        Offer         Bernstein(8) Adjustments      Acquisition
                                      ----------      --------------    ----------------  ----------   -----------     -------------
Revenues:
  Investment advisory
    and services fees...............    $305,418          $    --         $305,418        $147,950       $    --           $453,368
  Distribution revenues.............      93,612               --           93,612              --            --             93,612
  Institutional services............          --               --               --          53,589            --             53,589
  Shareholder servicing fees........      13,297               --           13,297              --            --             13,297
  Other, net........................       7,416               --            7,416           5,242            --             12,658
                                        --------         --------         --------        --------      --------           --------
                                         419,743               --          419,743         206,781            --            626,524
                                        --------         --------         --------        --------      --------           --------
Expenses:
  Employee compensation
    and benefits....................     118,279               --          118,279          80,696         6,032  (5,6)     205,007
  Promotion and servicing:..........
    Distribution plan payments to
      financial intermediaries......      77,825               --           77,825              --            --             77,825
    Amortization of deferred
      sales commissions.............      34,681               --           34,681              --            --             34,681
    Other...........................      26,803               --           26,803           7,334            --             34,137
  General and administrative........      42,336               --           42,336          18,610            --             60,946
  Interest..........................       3,501               --            3,501              --            --              3,501
  Amortization of intangible
    assets..........................         963               --              963              --        41,296  (3)        42,259
                                        --------         --------         --------        --------      --------           --------
                                         304,388               --          304,388         106,640        47,328            458,356
                                        --------         --------         --------        --------      --------           --------
  Income (loss) before income
    taxes (benefit).................     115,355               --          115,355         100,141       (47,328)           168,168
  Income taxes (benefit)............      17,301          (10,075) (B)       7,226           4,206        10,439  (7)        21,871
                                        --------         --------         --------        --------      --------           --------
  Net income (loss).................     $98,054         $(10,075)        $108,129         $95,935      $(57,767)          $146,297
                                        ========         ========         ========        ========      ========           ========
Basic net income per unit...........       $0.57                             $0.63         $964.17                            $0.59
                                        ========                          ========        ========                         ========
Diluted net income per unit.........       $0.55                             $0.61         $964.17                            $0.58
                                        ========                          ========        ========                         ========
Basic weighted average units/
shares outstanding..................     170,561                           170,561             100        73,420  (1,2)     243,981
                                        ========                          ========        ========      ========           ========
Diluted weighted average units/
shares outstanding..................     175,591                           175,591             100        73,420  (1,2)     249,011
                                        ========                          ========        ========      ========           ========
Distributions.......................     $93,316                          $103,684         $87,622                         $180,287
                                        ========                          ========        ========                         ========
Distributions per unit/share........       $0.54                             $0.60         $880.14                            $0.73
                                        ========                          ========        ========                         ========


       See Notes to Unaudited Pro Forma Condensed Financial Statements.

                               Alliance Capital
               Unaudited Pro Forma Condensed Statement of Income
                     For the Year Ended December 31, 1999
                 (in thousands, except per unit/share amounts)

                                                                        Pro Forma
                                                    Reorganization    Alliance Capital                                  Pro Forma
                                      Historical         and              After                                         Alliance
                                       Combined     Exchange Offer    Reorganization    Historical    Bernstein       Capital After
                                       Alliance       Pro Forma        and Exchange     Bernstein     Pro Forma         Bernstein
                                       Capital      Adjustments(A)        Offer            (8)       Adjustments       Acquisition
                                      ----------    --------------    ----------------  ----------   -----------      -------------



Revenues:
  Investment advisory
    and services fees...............  $1,331,758       $     --          $1,331,758       $602,352      $     --         $1,934,110
  Distribution revenues.............     441,772             --             441,772             --            --            441,772
  Institutional services............          --             --                  --        198,412            --            198,412
  Shareholder servicing fees........      62,332             --              62,332             --            --             62,332
  Other, net........................      33,443             --              33,443         25,656            --             59,099
                                      ----------     ----------          ----------     ----------     ---------         ----------
                                       1,869,305             --           1,869,305        826,420            --          2,695,725
                                      ----------     ----------          ----------     ----------     ---------         ----------
Expenses:
  Employee compensation
    and benefits....................     508,566             --             508,566        324,578        24,127  (5,6)     857,271
  Promotion and servicing:
    Distribution plan payments to
      financial intermediaries......     338,676             --             338,676             --            --            338,676
    Amortization of deferred
      sales commissions.............     163,942             --             163,942             --            --            163,942
    Other...........................     118,110             --             118,110         32,825            --            150,935
  General and administrative........     184,754             --             184,754         77,704            --            262,458
  Interest..........................      22,585             --              22,585             --            --             22,585
  Amortization of intangible
    assets..........................       3,852             --               3,852             --       165,184  (3)       169,036
                                      ----------     ----------          ----------     ----------     ---------         ----------
                                       1,340,485             --           1,340,485        435,107       189,311          1,964,903
                                      ----------     ----------          ----------     ----------     ---------         ----------
  Income (loss) before income
    taxes (benefit).................     528,820             --             528,820        391,313      (189,311)           730,822
  Income taxes (benefit)............      67,171        (33,104) (B)         34,067         19,188        36,698  (7)        89,953
                                      ----------     ----------          ----------     ----------     ---------         ----------
  Net income (loss).................    $461,649       $(33,104)           $494,753       $372,125     $(226,009)          $640,869
                                      ==========     ==========          ==========     ==========     =========         ==========
Basic net income per unit/share.....       $2.67                              $2.86                       $3,740              $2.59
                                      ==========                         ==========                    =========         ==========
Diluted net income per unit/share...       $2.59                              $2.78                       $3,740              $2.54
                                      ==========                         ==========                    =========         ==========
Basic weighted average units/
  shares outstanding................     171,155                            171,155            100        73,420  (1,2)     244,575
                                      ==========                         ==========     ==========     =========         ==========
Diluted weighted average units/
  shares outstanding................     176,308                            176,308            100        73,420  (1,2)     249,728
                                      ==========                         ==========     ==========     =========         ==========
Distributions.......................    $441,783                           $474,887       $467,500                         $764,204
                                      ==========                         ==========     ==========                       ==========
Distributions per unit/share........      $2.550                             $2.740                      $4,698              $3.120
                                      ==========                         ==========                    =========         ==========


        See Notes to Unaudited Pro Forma Condensed Financial Statements.

                               Alliance Holding
        Unaudited Pro Forma Condensed Statement of Financial Condition
                                March 31, 2000
                    (in thousands, except per unit amounts)


                                                                                                Pro Forma
                                                                            Bernstein        Alliance Holding
                                                        Historical           Pro Forma       After Bernstein
                                                      Alliance Holding      Adjustments        Acquisition
                                                      ----------------      -----------      ----------------
Assets:
 Fees receivable.................................              $2,272        $      --                $2,272
 Investment in Alliance Capital .................             254,446               --               254,446
                                                            ---------        ---------             ---------
   Total assets..................................            $256,718        $      --              $256,718
                                                            =========        =========             =========
Liabilities and Partners' Capital:
Liabilities:
 Payable to Alliance Capital.....................              $1,823        $      --                $1,823
 Accounts payable and accrued expenses...........               5,892                                  5,892
                                                            ---------        ---------             ---------
   Total liabilities.............................               7,715               --                 7,715
                                                            ---------        ---------             ---------
Partners' capital................................             249,003               --               249,003
                                                            ---------        ---------             ---------
Total liabilities and partners' capital..........            $256,718        $      --              $256,718
                                                            =========        =========             =========
Book value per unit outstanding..................               $3.45        $      --                 $3.45
                                                            =========        =========             =========
Units outstanding................................              72,095               --                72,095
                                                            =========        =========             =========


       See Notes to Unaudited Pro Forma Condensed Financial Statements.

                               Alliance Holding
               Unaudited Pro Forma Condensed Statement of Income
                   For the Three Months Ended March 31, 2000
                    (in thousands, except per unit amounts)


                                                                                                   Pro Forma
                                                                            Bernstein           Alliance Holding
                                                       Historical           Pro Forma           After Bernstein
                                                     Alliance Holding      Adjustments            Acquisition
                                                     ----------------      -----------          ----------------
Revenues:
 Equity in earnings of Alliance Capital.........             $71,151         $(13,035) (10)            $58,116

Expenses:.......................................                  --               --                       --
                                                            --------         --------                 --------
 Income (loss) before income taxes (benefit)...               71,151          (13,035)                  58,116

Income taxes (benefit)..........................               5,225              (62) (11)              5,163
                                                            --------         --------                 --------
Net income (loss)...............................             $65,926         $(12,973)                 $52,979
                                                            ========         ========                 ========
Basic net income per unit.......................               $0.92                                     $0.74
                                                            ========                                  ========
Diluted net income per unit.....................               $0.88                                     $0.71
                                                            ========                                  ========
Basic weighted average units outstanding........              71,599                                    71,599
                                                            ========                                  ========
Diluted weighted average units outstanding......              78,990                                    78,990
                                                            ========                                  ========
Distributions...................................             $53,511                                   $61,281
                                                            ========                                  ========
Distributions per unit..........................               $0.74                                     $0.85
                                                            ========                                  ========


        See Notes to Unaudited Pro Forma Condensed Financial Statements.

                                Alliance Holding
               Unaudited Pro Forma Condensed Statement of Income
                   For the Three Months Ended March 31, 1999
                    (in thousands, except per unit amounts)


                                                                                   Pro Forma
                                                            Reorganization         Alliance                          Pro Forma
                                                                 and             Holding After                        Alliance
                                               Historical   Exchange Offer       Reorganization    Bernstein        Holding After
                                                Alliance       Pro Forma          and Exchange     Pro Forma          Bernstein
                                                Holding     Adjustments (A)          Offer        Adjustments        Acqusition
                                               ----------   ---------------      --------------   -----------       -------------
Revenues:
 Equity in earnings of Alliance Capital.....     $     --       $44,418  (Ci)       $44,418       $(2,412) (10)        $42,006
 Investment advisory and services fees......      305,418      (305,418)                 --            --                   --
 Distribution revenues......................       93,612       (93,612)                 --            --                   --
 Shareholder servicing fees.................       13,297       (13,297)                 --            --                   --
 Other, net.................................                                            --
                                                    7,416        (7,416)                                                    --
                                                ---------     ---------           ---------     ---------            ---------
                                                  419,743      (375,325)             44,418        (2,412)              42,006
                                                ---------     ---------           ---------     ---------            ---------
Expenses:
 Employee compensation and benefits.........      118,279      (118,279)                 --            --                   --
 Promotion and servicing:                                                                --            --                   --
  Distribution plan payments to
    financial intermediaries................       77,825       (77,825)                 --            --                   --
  Amortization of deferred sales
    commissions.............................       34,681       (34,681)                 --            --                   --
  Other.....................................       26,803       (26,803)                 --            --                   --
 General and administrative.................       42,336       (42,336)                 --            --                   --
 Interest...................................        3,501        (3,501)                 --            --                   --
 Amortization of intangible assets..........          963          (963)                 --            --                   --
                                                ---------     ---------           ---------     ---------            ---------
                                                  304,388      (304,388)                 --            --                   --
                                                ---------     ---------           ---------     ---------            ---------
Income (loss) before income taxes (benefit).      115,355       (70,937)             44,418        (2,412)              42,006
Income taxes (benefit)......................       17,301       (17,301)              4,139           208  (11)          4,347
                                                                  4,139  (Cii)
                                                ---------     ---------           ---------     ---------            ---------
Net income (loss)...........................      $98,054      $(57,775)            $40,279       $(2,620)             $37,659
                                                =========     =========           =========     =========            =========
Basic net income per unit...................        $0.57                             $0.57                              $0.53
                                                =========                         =========                          =========
Diluted net income per unit.................        $0.55                             $0.55                              $0.52
                                                =========                         =========                          =========
Basic weighted average units outstanding....      170,561                            70,761                             70,761
                                                =========                         =========                          =========
Diluted weighted average units outstanding..      175,591                            75,791                             75,791
                                                =========                         =========                          =========
Distributions...............................      $93,316                           $38,277                            $46,784
                                                =========                         =========                          =========
Distributions per unit......................        $0.54                             $0.54                              $0.66
                                                =========                         =========                          =========


               See Notes to Unaudited Pro Forma Condensed Financial Statements.

                                Alliance Holding
               Unaudited Pro Forma Condensed Statement of Income
                      For the Year Ended December 31, 1999
                    (in thousands, except per unit amounts)


                                                                                   Pro Forma
                                                            Reorganization         Alliance                          Pro Forma
                                                                 and             Holding After                        Alliance
                                               Historical   Exchange Offer       Reorganization    Bernstein        Holding After
                                                Alliance       Pro Forma          and Exchange     Pro Forma          Bernstein
                                                Holding     Adjustments (A)          Offer        Adjustments        Acqusition
                                               ----------   ---------------      --------------   -----------       -------------
Revenues:
 Equity in earnings of Alliance
   Capital...............................     $   52,665        $  151,673  (Ci)      $204,338      $(19,235) (10)      $185,103
 Investment advisory and services
   fees..................................      1,007,503        (1,007,503)                 --            --                  --
 Distribution revenues...................        354,161          (354,161)                 --            --                  --
 Shareholder servicing fees..............         50,696           (50,696)                 --            --                  --
 Other, net..............................         26,130           (26,130)                 --            --                  --
                                              ----------        ----------          ----------    ----------          ----------
                                               1,491,155        (1,286,817)            204,338       (19,235)            185,103
                                              ----------        ----------          ----------    ----------          ----------
Expenses:
 Employee compensation and
   benefits..............................        370,795          (370,795)                 --            --                  --
 Promotion and servicing:                                                                   --                                --
   Distribution plan payments to
    financial intermediaries.............        274,920          (274,920)                 --            --                  --
   Amortization of deferred sales
    commissions..........................        132,713          (132,713)                 --            --                  --
   Other.................................         94,934           (94,934)                 --            --                  --
 General and administrative..............        151,369          (151,369)                 --            --                  --
 Interest................................         16,729           (16,729)                 --            --                  --
 Amortization of intangible assets.......          3,211            (3,211)                 --            --                  --
                                              ----------        ----------          ----------    ----------          ----------
                                               1,044,671        (1,044,671)                 --            --                  --
                                              ----------        ----------          ----------    ----------          ----------
Income (loss) before income taxes
(benefit)................................        446,484          (242,146)            204,338       (19,235)            185,103
Income taxes (benefit)...................         63,642           (59,029)             18,218            87  (11)        18,305
                                                                    13,605  (Cii)
                                              ----------        ----------          ----------    ----------          ----------
Net income (loss)........................       $382,842         $(196,722)           $186,120      $(19,322)           $166,798
                                              ==========        ==========          ==========    ==========          ==========
Basic net income per unit................          $2.61                                 $2.61                             $2.34
                                              ==========                            ==========                        ==========
Diluted net income per unit..............          $2.53                                 $2.53                             $2.29
                                              ==========                            ==========                        ==========
Basic weighted average units outstanding.        154,520                                71,354                            71,354
                                              ==========                            ==========                        ==========
Diluted weighted average units
outstanding..............................        159,673                                76,270                            76,270
                                              ==========                            ==========                        ==========
Distributions............................       $345,443                              $177,672                          $204,073
                                              ==========                            ==========                        ==========
Distributions per unit...................          $2.49                                 $2.49                             $2.86
                                              ==========                            ==========                        ==========


               See Notes to Unaudited Pro Forma Condensed Financial Statements.

          Notes to Unaudited Pro Forma Condensed Financial Statements

Reorganization and Exchange Offer

     (A) To reflect the transfer of the business of Alliance Holding to Alliance Capital in exchange for all of the units and the general partnership interest in Alliance Capital. Alliance Capital recorded the transferred assets and liabilities at the amounts reflected in Alliance Holding's books and records on the date of transfer. Excluded from the transfer from Alliance Holding to Alliance Capital is the liability for the federal tax on Alliance Holding's gross business income.

     (B) To reflect Alliance Capital as a private partnership that is not subject to a federal tax of 3.5% on partnership gross business income of $10,075,000 and $33,104,000 for the three months ended March
          31, 1999 and ten months ended October 31, 1999, respectively.

     (C) Pro forma adjustments to the Alliance Holding statement of income consist of the following:

          (i) To record Alliance Holding's share in the net income of Alliance Capital accounted for under the equity method. Alliance Holding's equity in earnings of Alliance Capital equates to the pro forma net income of Alliance Capital less the general partner's 1% interest multiplied by Alliance Holding's ownership share of 30.54% for the year ended December 31, 1999.

          (ii) To record the 3.5% federal tax on Alliance Holding's pro rata share of Alliance Capital's gross business income.

Bernstein Acquisition -- Alliance Capital

     (1) To record the issuance of 32,619,775 Alliance Capital units to AXA Financial for $1.6 billion in cash.

     (2) As consideration for its acquisition of the Bernstein business, Alliance Capital has agreed to pay Bernstein $1.4754 billion in cash (plus any additional cash that may be paid under the balance sheet purchase price adjustment) and 40.8 million (subject to adjustment as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights") Alliance Capital units with an aggregate value of $1.9584 billion (based on assumed per unit price of $48). The purchase price will be allocated based on the fair value, approximately $160,145,000, of the assets acquired and the liabilities assumed by Alliance Capital on the closing date, with the difference recorded as intangible assets. In addition, certain transaction costs are assumed to be $30 million. Certain assets and liabilities are being retained by Sanford C. Bernstein Inc.

     (3) To record the amortization of intangible assets associated with the Bernstein acquisition. The estimated useful life of intangible assets is assumed to be 20 years.

     (4) To record a $96 million liability for amounts to be awarded to certain Bernstein employees and their replacements, if any, in connection with the initial award under the deferred compensation plan. The vesting schedule is one-third annually thereafter for each award, subject to certain acceleration events.

     (5) To record the vesting on the deferred compensation plan awards, $32 million annually, according to the terms of the vesting schedule and incentive compensation to be awarded, $15 million annually for three year period, to certain Bernstein employees under incentive compensation plan.

     (6) To record the incremental effect on employee compensation for employment agreements entered into by certain Bernstein employees and the elimination of Bernstein's Principals' Profit-Sharing Pool:

          (a) For employee agreements, approximately $1.0 million, $1.5 million and $6.1 million for the three months ended March 31, 2000 and 1999 and for the year ended December 31, 1999, respectively.

          (b) For Bernstein's Principals' Profit-Sharing Pool, reduced by approximately $7.9 million, $7.2 million and $28.9 million for the three months ended March 31, 2000 and 1999 and for the year ended December 31, 1999, respectively.

     (7) To record the income tax effect of pro forma adjustments and the application of federal and incremental state and local income taxes to Bernstein since Bernstein will no longer be taxed as a "subchapter S" corporation. The effective tax rates are assumed to be 10.2%, 13.0% and 12.3% for the three months ended March 31, 2000 and 1999 and the year ended December 31, 1999, respectively, for pro forma Alliance Capital after the Bernstein acquisition.

     (8) Certain amounts in the Bernstein consolidated financial statements presented beginning on page F-1 have been reclassified to conform with Alliance Capital's presentation.

     (9) To record elimination of interest expense on the $130 million notes payable to shareholders being retained by Bernstein.

Bernstein Acquisition -- Alliance Holding

     (10) To record the pro forma effect on equity in earnings of Alliance Holding's interest in Alliance Capital as a result of the Bernstein acquisition. The pro forma effect includes the effect of the reduction in Alliance Holding's ownership share in Alliance Capital due to the issuance of Alliance Capital units to AXA Financial and Bernstein. Alliance Holding's ownership in Alliance Capital will be reduced from 41.99% to 29.44%, from 41.49% to 29.00% and from 41.77%
          to 29.17% for the three months ended March 31, 2000 and 1999 and for the year ended December 31, 1999, respectively.

     (11) To record the 3.5% federal tax on Alliance Holding's pro rata share of Alliance Capital's incremental gross business income resulting from the Bernstein acquisition, excluding certain brokerage revenue. This entry also reflects the combined effect of the reduction in Alliance Holding's ownership share in Alliance Capital, as well as Alliance Holding's share of the 3.5% federal tax on Bernstein's gross business income.

                         Financial Advisers

The Blackstone Group

     On June 20, 2000, The Blackstone Group L.P. ("Blackstone") delivered its oral and written opinion to the board of directors of Alliance Capital Management Corporation, the common general partner of Alliance Holding and Alliance Capital, to the effect that, as of that date, and based upon the assumptions made, matters considered and limits of review set forth, the total consideration of $1.4754 billion in cash and 40.8 million Alliance Capital units (subject to adjustment, as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights") to be paid by Alliance Capital as consideration for its acquisition of the Bernstein business (the "Transaction") was fair from a financial point of view to Alliance Capital. References in this proxy statement to the "Blackstone Opinion" refer to Blackstone's written opinion as of June 20, 2000.

     The full text of the Blackstone Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in rendering such opinion, is attached as Exhibit A to this proxy statement. The summary of the Blackstone Opinion set forth in this proxy statement is qualified in its entirety by reference to such full text. Alliance Holding unitholders are urged to, and should, read the Blackstone Opinion in its entirety.

     The Blackstone Opinion is intended for the use and benefit of the general partner's board of directors, is directed only to the fairness from a financial point of view of the consideration to be paid by Alliance Capital, does not address the merits of the underlying decision by Alliance Capital to engage in the transaction and does not constitute a recommendation to any unitholder of Alliance Holding as to how any such unitholder should vote at the special meeting. The consideration to be paid by Alliance Capital for its acquisition of the Bernstein business has been determined on the basis of negotiations between Alliance Capital and Bernstein and has been approved by the general partner's board of directors and the general partner.

     In arriving at its opinion, Blackstone:

          (1) Reviewed certain publicly available information concerning the business, financial condition and operations of Alliance Capital;

          (2) Reviewed certain internal information concerning the business, financial condition and operations of Alliance Capital and Bernstein;

          (3) Reviewed certain internal financial analyses relating to Alliance Capital and Bernstein prepared by, and furnished to Blackstone by, the respective managements of Alliance Capital and Bernstein;

          (4) Reviewed certain estimates and forecasts relating to Alliance Capital and Bernstein prepared by, and furnished to Blackstone by, the management of Alliance Capital, which such estimates and forecasts to the extent related to Bernstein, Blackstone was informed by Alliance Capital were based on data prepared by the management of Bernstein;

          (5) Reviewed financial statements prepared in accordance with generally accepted accounting principles for Bernstein for the fiscal years ended December 31, 1997, 1998 and 1999;

          (6) Reviewed the draft Registration Statement on Form S-1 of Bernstein dated October 4, 1999;

          (7) Held discussions with members of management of Alliance Capital and Bernstein concerning their business, operating environment, financial condition, prospects and strategic objectives;

          (8) Compared certain financial information for Bernstein with similar information for other asset management and brokerage companies the securities of which are publicly traded;

          (9) Reviewed the financial terms of certain recent business combinations in the asset management and brokerage industries;

          (10) Performed a sum of the parts valuation analysis on Bernstein's investment management and brokerage business segments;

          (11) Performed a discounted cash flow analysis on Bernstein's financial projections;

          (12) Considered the pro forma financial effect of the Transaction on Alliance Capital and Alliance Holding;

          (13) Reviewed the draft of the acquisition agreement dated June 19, 2000, the draft of the financing agreement dated June 16, 2000, the draft of the purchase agreement dated June 16, 2000, the draft of the term sheet dated June 19, 2000 for a registration rights agreement to be executed by Alliance Holding and Bernstein prior to the closing of the acquisition, the draft of the letter agreement dated June 16, 2000, the drafts of the stockholder agreements dated June 17, 2000, the draft of the deferred compensation plan dated June 16, 2000 and the draft of the employment agreements dated June 16, 2000; and

          (14) Performed such other studies and analyses, and took into account such other matters, as Blackstone deemed appropriate.

     In arriving at its opinion, Blackstone relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by Blackstone that was publicly available, that was supplied or otherwise made available to Blackstone by Alliance Capital or Bernstein, or that was otherwise reviewed by Blackstone. Without limiting the generality of the immediately preceding sentence, Blackstone assumed that the financial forecasts and the estimates prepared by Alliance Capital and Bernstein and provided to Blackstone were reasonably determined on a basis reflecting the then-current best available judgments and estimates of Alliance Capital and Bernstein, and that such forecasts and such estimates will be realized in the amounts and at the times contemplated thereby.

     Blackstone further relied upon the assurances of the management of Alliance Capital that they were not aware of any facts that would make such information inaccurate, incomplete or misleading. In addition, Blackstone did not (1) conduct a physical inspection of the properties and facilities, of the sales, marketing, distribution and service organizations, or of the product markets of Alliance Capital or Bernstein; or (2) make an independent evaluation or appraisal of the assets and liabilities of Alliance Capital or Bernstein.

     Blackstone did not consider the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to Alliance Capital or the effect of any other arrangement in which Alliance Capital might engage. In addition, Blackstone did not assess the fairness to any specific group of unitholders. Blackstone assumed that the Transaction contemplated by the acquisition agreement will be consummated on substantially the terms set forth therein. The Blackstone Opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to Blackstone, as of the date of its opinion. It should be understood that Blackstone does not have any obligation to update, revise or reaffirm the Blackstone Opinion. Furthermore, Blackstone expresses no opinion as to the prices or trading ranges at which the units of Alliance Holding will trade at any time.

     The following is a summary of the material financial and comparative analyses performed by Blackstone in connection with its opinion.

     Publicly Traded Comparable Company Analysis. Using publicly available information, Blackstone reviewed certain financial and operating information and ratios (described below) for publicly-traded companies in the asset management industry and the brokerage industry that Blackstone deemed to be reasonably comparable to Bernstein. The asset management companies included in the analysis were: Affiliated Managers Group, Inc., Eaton Vance Corp., Federated Investors, Inc., Neuberger Berman Inc., and United Asset Management Corporation (collectively, the "Bernstein Asset Management Comparables"). The brokerage companies included in the analysis were: A.G. Edwards, Inc., Dain Rauscher Corporation, Legg Mason, Inc., Morgan Keegan, Inc., and Raymond James Financial, Inc. (collectively, the "Bernstein Brokerage Comparables").

     Trading multiples as of June 9, 2000 for the Bernstein Asset Management Comparables and the Bernstein Brokerage Comparables are summarized below:

          (1) Trading value (defined as the per share market price of the common shares) as a multiple of projected current fiscal year earnings per share ("EPS") for the Bernstein Asset Management Comparables, which estimates were obtained from the Institutional Brokers Estimate System ("IBES"), and ranged from 13.7x to 17.9x, with a mean of 15.6x; and for the Bernstein Brokerage Comparables, which estimates were obtained from IBES, and ranged from 8.0x to 19.2x, with a mean of 10.9x.

          (2) The trading equity value (defined as the per share market price of the common shares multiplied by the number of fully diluted shares outstanding) as a multiple of latest twelve months ("LTM") net income for the Bernstein Asset Management Comparables, which ranged from 10.9x to 30.1x, with a mean of 18.4x; and for the Bernstein Brokerage Comparables, which ranged from 8.7x to 23.9x, with a mean of 12.3x.

          (3) The trading equity value as a multiple of LTM pretax income for the Bernstein Asset Management Comparables, which ranged from 6.1x to 18.5x, with a mean of 11.1x; and for the Bernstein Brokerage Comparables, which ranged from 5.4x to 14.4x, with a mean of 7.6x.

          (4) The total enterprise value (defined as trading equity value plus book value of net debt, preferred equity and minority interests) ("TEV") as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") ranged from 4.2x to 10.3x, with a mean of 7.5x for the Bernstein Asset Management Comparables.

          (5) TEV as a percentage of assets under management ("AUM") ranged from 0.9% to 4.2%, with a mean of 2.4% for the Bernstein Asset Management Comparables.

     Blackstone used this analysis to make general observations regarding the financial and operating information and ratios of these companies. Blackstone also used this analysis as a reference point in deciding the trading multiple ranges to be applied in the Sum of the Parts analysis.

     Comparable Transactions Analysis. Blackstone reviewed certain publicly available information regarding selected business combinations in the asset management industry ("Asset Management Comparable Transactions") and the brokerage industry ("Brokerage Comparable Transactions") announced since July 1996 which Blackstone deemed relevant in evaluating the Transaction. The Asset Management Comparable Transactions and the Brokerage Comparable Transactions and the dates these transactions were announced are as follows:

          Asset Management Comparable Transactions

          (1)  Old Mutual plc and United Asset Management Corporation (June
               2000);

          (2)  Caisse Des Depots Group and Nvest, L.P. (June 2000);

          (3)  UniCredito Italiano Group and Pioneer Group, Inc. (May 2000);

          (4)  AMVESCAP Plc and Trimark Financial Corp. (May 2000);

          (5) The Chase Manhattan Corporation and Robert Fleming Holdings Ltd. (April 2000);

          (6) The Charles Schwab Corporation and U.S. Trust Corporation (January 2000);

          (7)  Allianz AG and PIMCO Advisors L.P. (October 1999);

          (8)  ReliaStar Financial Corp. and Pilgrim Capital Corp. (July 1999);

          (9)  AMP Asset Management and Henderson Plc (February 1998);

          (10) Merrill Lynch & Co., Inc. and Mercury Asset Management Group plc (November 1997);

          (11) Invesco Group plc and AIM Management Group Inc. (November 1996).

          Brokerage Comparable Transactions

          (1) The Chase Manhattan Corporation and Hambrecht & Quist Group (September 1999);

          (2)  First Union Corporation and EVEREN Capital Corporation (April
               1999);

          (3)  KeyCorp and McDonald & Company Investments, Inc. (June 1998);

          (4)  U.S. Bancorp and Piper Jaffray Companies Inc.(December 1997);

          (5)  Bankers Trust New York and Alex. Brown Incorporated (April 1997).

     With respect to the Asset Management Comparable Transactions and the Brokerage Comparable Transactions, Blackstone analyzed:

          (1) The per share offer price as a multiple of the current fiscal year estimated EPS of the acquired company at the date of announcement;

          (2) The total market value of the common equity (defined as the per share offer price for the acquired company multiplied by the number of acquired company fully-diluted shares outstanding) as a multiple of the LTM net income of the acquired company at the date of the announcement; and

          (3) The total market value of the common equity as a multiple of the LTM pretax income of the acquired company at the date of the announcement.

     With respect to the Asset Management Comparable Transactions, Blackstone also analyzed:

          (1) The total transaction value (defined as the total market value of the common equity plus the book value of assumed net debt, preferred equity and minority interests) as a multiple of the acquired company's LTM EBITDA; and

          (2) The total transaction value as a percentage of the acquired company's AUM.

     Blackstone then compared these multiples for the Asset Management Comparable Transactions and Brokerage Comparable Transactions to the multiples implied by the Transaction. The results of this analysis are summarized below:

          (1) The multiple of per share offer price to current fiscal year EPS for the Asset Management Comparable Transactions ranged from 16.0x to 38.1x, with a mean of 24.5x; and for the Brokerage Comparable Transactions ranged from 14.8x to 26.2x, with a mean of 18.2x. For the Transaction, the multiple of total market value of the common equity to Bernstein's projected current fiscal year net income was 19.4x. Bernstein is a "subchapter S" corporation that does not pay corporate taxes. For comparison purposes, Bernstein's net income calculation assumed a 42% effective tax rate.

          (2) The multiple of the total market value of the common equity to LTM net income for the Asset Management Comparable Transactions ranged from 17.3x to 40.3x, with a mean of 27.7x; and for the Brokerage Comparable Transactions ranged from 13.5x to 36.6x, with a mean of 22.1x. For the Transaction, the multiple of total market value of the common equity to Bernstein's LTM net income was 19.2x. Bernstein is a "subchapter S" corporation that does not pay corporate taxes. For comparison purposes, Bernstein's net income calculation assumed a 42% effective tax rate.

          (3) The multiple of the total market value of the common equity to LTM pretax income for the Asset Management Comparable Transactions ranged from 10.2x to 26.7x, with a mean of 18.3x; and for the Brokerage Comparable Transactions ranged from 8.0x to 22.9x, with a mean of 13.6x. For the Transaction, the multiple of total market value of the common equity to Bernstein's LTM pretax income was 11.1x.

          (4) The multiple of total transaction value to LTM EBITDA for the Asset Management Comparable Transactions ranged from 7.3x to 23.6x, with a mean of 14.9x. For the Transaction, the multiple of total transaction value to Bernstein's LTM EBITDA was 10.6x.

          (5) Total transaction value as a percentage of AUM for the Asset Management Comparable Transactions ranged from 1.2% to 9.7%, with a mean of 3.8%. For the Transaction, total transaction value as a percentage of Bernstein's AUM was 3.8%.

     Sum of the Parts Analysis. Blackstone derived an estimated equity valuation range for Bernstein by performing a sum of the parts valuation analysis. To perform this sum of the parts analysis, Blackstone derived an estimated valuation range for the investment management and brokerage segments of Bernstein's business.

     For the investment management segment of Bernstein's business, the valuation range was calculated by multiplying the pretax income of the investment management business by assumed trading multiples ranging from 8.0x to 11.0x and assumed acquisition multiples ranging from 13.0x to 16.0x. For the brokerage segment of Bernstein's business, the valuation range was calculated by multiplying pretax income of the brokerage business by assumed trading multiples ranging from 6.0x to 9.0x and assumed acquisition multiples ranging from 9.0x to 12.0x.

     This analysis resulted in an aggregate implied equity value for Bernstein that ranged from $2.3 billion to $4.6 billion.

     Discounted Cash Flow Analysis. Blackstone derived an estimated equity valuation range for Bernstein by performing a discounted cash flow ("DCF") analysis. To perform this DCF analysis, Blackstone analyzed the projected cash flows related to Bernstein's operations for the period from 2001 to 2005 as estimated by Alliance Capital's management, based on information provided to Alliance Capital's management by Bernstein (the "Base Case"). Blackstone also analyzed another case (the "Value Case") pursuant to which the assumptions underlying the Base Case were adjusted by Alliance Capital's management to reflect a market environment favorable to the value style of investing.

     In each case, the DCF was calculated assuming a weighted average cost of capital range of between 12.0% and 14.0% and was comprised of the sum of the present values of (1) the projected unlevered free cash flows for the years 2001 to 2005 using projections provided by Alliance Capital management which were developed based on assumptions provided by Bernstein management and (2) the year 2005 terminal value based upon a range of multiples of projected year 2005 EBITDA of 6.0x to 8.0x.

     The DCF analysis of the Base Case resulted in an aggregate implied equity value for Bernstein (net of outstanding debt) that ranged from $3.3 billion to $4.2 billion. The DCF analysis of the Value Case resulted in an aggregate implied equity value for Bernstein (net of outstanding debt) that ranged from $3.8 billion to $5.0 billion.

     Pro Forma Merger Analysis. Blackstone reviewed the pro forma impact of the Transaction to Alliance Capital's and Alliance Holding's estimated earnings per unit ("EPU") and distributions per unit ("DPU") in 2000, 2001, 2002 and 2003. Blackstone assumed Alliance Capital's Base Case management projections for Alliance Capital and projections provided by Alliance Capital management which were developed based on assumptions provided by Bernstein management for Bernstein. In conducting the Pro Forma Merger Analysis Blackstone assumed a closing date of September 30, 2000 in which the total consideration would be equal to $1.4754 billion in cash and 40.8 million units in Alliance Capital. This analysis also assumed that $1.6 billion in cash would be raised through the sale of 33.3 million Alliance Capital units (as opposed to the actual 32,619,775 Alliance Capital units sold) to AXA Financial at an assumed price of $48.00 per unit (as opposed to the actual price of $49.05 per Alliance Capital unit). Blackstone further assumed that the Transaction would be accounted for utilizing purchase accounting, and that the goodwill generated as a result of the Transaction would be amortized over 20 years. Based on the assumptions described above, under the Base Case, the Transaction is dilutive to EPU, but accretive to DPU in 2000, 2001, 2002, and 2003.

     Blackstone also performed the same analysis using the Value Case. Under the Value Case, the Transaction is dilutive to EPU in 2000, 2001, 2002, but accretive to EPU in 2003, and accretive to DPU in 2000, 2001, 2002, and 2003.

     The summary set forth above does not purport to be a complete description of the analyses performed by Blackstone in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Blackstone believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all those factors and analyses, could create a misleading view of the processes underlying the Blackstone Opinion. Blackstone did not assign relative weights to any of its analyses in preparing the Blackstone Opinion. The matters considered by Blackstone in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Alliance Capital's and Blackstone's control and involve the application of complex methodologies and educated judgment. Estimates contained in the analyses performed by Blackstone are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

     None of the Bernstein Asset Management Comparables or the Bernstein Brokerage Comparables utilized as a comparison in the analyses described above are identical to Bernstein, and none of the Asset Management Comparable Transactions or Brokerage Comparable Transactions utilized as a comparison are identical to the proposed acquisition. In addition, various analyses performed by Blackstone incorporate projections prepared by research analysts using only publicly available information. Such estimates may or may not prove to be accurate. An analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather such an analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     Alliance Capital retained Blackstone because of its experience and expertise. Blackstone has an internationally recognized merger and acquisition advisory business. Blackstone, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Blackstone is familiar with Alliance Capital, having provided certain investment banking services to Alliance Capital from time to time and has acted as its financial advisor in connection with the acquisition.

     In accordance with a letter agreement between Alliance Capital and Blackstone dated as of June 12, 2000, Alliance Capital has agreed to pay
Blackstone:

     o a non-refundable retainer fee ("Retainer Fee") of $250,000, payable in cash on the date of execution of the letter agreement between Alliance Capital and Blackstone. The Retainer Fee is creditable against any Success Fee (see below).

     o a fee of $6,750,000 (the "Success Fee") payable upon the consummation of the Transaction.

     Alliance Capital has also agreed to reimburse Blackstone for its reasonable out-of-pocket expenses (including the reasonable fees and disbursements of legal counsel) and to indemnify Blackstone and certain related parties from and against certain liabilities, including liabilities under the federal securities laws arising out of its engagement.

     Blackstone has, in the past, provided financial advisory services to Alliance Capital and/or its affiliates and may continue to do so, and has received, and may continue to receive, fees for the rendering of such services.

Salomon Smith Barney

     Alliance Capital also engaged Salomon Smith Barney Inc. in connection with the acquisition of Bernstein.

                    Information Concerning Alliance Holding

     Alliance Capital, one of the nation's largest investment advisers, provides diversified investment management services to institutional clients and high net-worth individuals and, through various investment vehicles, to individual investors.

     Alliance Capital's separately managed accounts consist primarily of the active management of equity and fixed income accounts for institutional investors and high net-worth individuals. Alliance Capital manages retirement assets for many of the largest public and private employee benefit plans (including 28 of the U.S. Fortune 100 companies) and for public employee retirement funds in 31 out of the 50 states. Its institutional clients also include insurance companies worldwide, endowments, foundations, banks and other domestic and foreign institutions. Alliance Capital is also one of America's largest mutual fund sponsors, with approximately 5.8 million shareholder accounts and a family of diversified fund portfolios that are distributed globally. Its mutual funds management services developed as a diversification of its institutional investment management business, and consist of the management, distribution and servicing of mutual funds and cash management products, including money market funds and deposit accounts. Assets under Alliance Capital's management at March 31, 2000 totaled approximately $394 billion.

     In October 1999, Alliance Holding reorganized by transferring its business and assets to Alliance Capital, a newly formed private partnership, in exchange for all of the Alliance Capital units. Since the reorganization, Alliance Capital has conducted the diversified investment management services business formerly conducted by Alliance Holding, and Alliance Holding's business activities have consisted of holding Alliance Capital units and engaging in related activities. Alliance Holding is a registered investment adviser under the Investment Company Act, and its units trade publicly on the NYSE. Alliance Capital units do not trade publicly on any exchange and are subject to significant restrictions on transfer that are designed to prevent Alliance Capital from being classified as a publicly-traded partnership, and taxed as a corporation, for federal tax purposes. As a publicly-traded partnership, Alliance Holding remains subject to a 3.5% federal tax on its proportionate share of Alliance Capital's gross business income, while Alliance Capital, a private partnership, is not subject to the 3.5% federal tax. Alliance Capital Management Corporation is the general partner of both Alliance Holding and Alliance Capital.

     As of March 1, 2000, AXA a company organized under the laws of France, AXA Financial, Equitable Life and certain subsidiaries of Equitable Life were the beneficial owners of 95,855,945 Alliance Capital units or approximately 55.7% of the issued and outstanding Alliance Capital units and 1,544,356 Alliance Holding units or approximately 2.1% of the issued and outstanding Alliance Holding units. As of March 1, 2000, Alliance Holding was the owner of 71,855,296 Alliance Capital units or approximately 41.7% of the issued and outstanding Alliance Capital units.

     As of June 21, 2000, giving effect to the Alliance Capital units AXA Financial purchased from Alliance Capital pursuant to the financing agreement, AXA, AXA Financial, Equitable Life and certain subsidiaries of Equitable Life were the beneficial owners of 128,475,720 Alliance Capital units or approximately 62.5% of the issued and outstanding Alliance Capital units. As of June 21, 2000, Alliance Holding was the beneficial owner of 71,855,296 Alliance Capital units or approximately 35.3% of the outstanding Alliance Capital units.

     Upon closing of the acquisition, the percentage of Alliance Capital units of which AXA, AXA Financial, Equitable Life and certain subsidiaries of Equitable Life will be the beneficial owners will decrease to approximately 5.21%, giving effect to the 40.8 million Alliance Capital units that Alliance Capital will issue to Bernstein as consideration for the acquisition. Alliance Holding's percentage ownership will accordingly decrease to approximately 29.5%.

     The principal executive offices of both Alliance Capital and Alliance Holding are located at 1345 Avenue of the Americas, New York, New York 10105, and the telephone number is (212) 969-1000.

          Bernstein Management's Discussion and Analysis of Financial
                      Condition and Results of Operations

Introduction

     Bernstein is a global investment research and investment management company. Its highly integrated activities are directed to three principal client groups:

     o Private Clients, which provides research-driven investment management services primarily to high net- worth individuals, trusts and estates, personal charitable foundations, partnerships and corporations;

     o Institutional Asset Management, which provides research-driven investment management services primarily to corporate, public and tax-exempt clients such as defined benefit plans, profit sharing plans, endowments and foundations; and

     o Institutional Services, which provides in-depth research, portfolio strategy, trading and brokerage-related services to large institutional investors such as pension managers, mutual fund managers and other institutional investors who manage assets.

Operating Environment

     Over the periods discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations, Bernstein operated in an environment of relatively low but rising interest rates, low inflation and volatility in the capital markets, particularly in the U.S. equity markets. These factors impacted the growth in Bernstein's assets under management, net revenues and income before income taxes in each of these periods.

     U.S. equity returns, as measured by Standard & Poor's S&P 500 Index, were 33% for the year ended December 31, 1997, 27% for the year ended December 31, 1998, and 21% for the year ended December 31, 1999 compared to a cumulative annualized growth rate of 17% for the S&P 500 index over the 25-year period ended December 31, 1999. More recently, during the year ended December 31, 1999, the breadth of appreciation in U.S. equity markets narrowed, with growth oriented stocks outperforming value oriented stocks. For the three months ended March 31, 2000, the S&P 500 index was up 2%.

Results of Operations

     Bernstein believes the best measure by which to assess its historical profitability is income before income taxes. This is because historically it has operated as a "subchapter S" corporation and therefore was not subject to U.S. federal and certain state and local income taxes which have been paid by its shareholders. After the acquisition, the operations of Bernstein will no longer be in a "subchapter S" corporation, and, therefore, the tax rates will change. See "Alliance Capital and Alliance Holding Unaudited Pro Forma Financial Information".

     As a "subchapter S" corporation, Bernstein distributed annually a substantial portion of its income to its shareholders, almost all of whom were and continue to be employees of Bernstein, as a return on their investment in common stock of Bernstein. When these employee shareholders become employees of Alliance Capital following the acquisition, Alliance Capital will increase their compensation to a level greater than that reflected in the historical compensation and benefits amounts (see "Acquisition Overview -- Terms of the Acquisition" and Alliance Capital and Alliance Holding Unaudited Pro Forma Condensed Financial Statements").

     The following table summarizes Bernstein's results of operations for each of the periods presented as well as its assets under management as of the end of each period presented:

                           Summary Operating Results

                                       As of or                                                            Percent Change
                                 for the Three Months                       As of or                 -------------------------
                                   Ended March 31,              for the Years Ended December 31,     3/31/00     1999    1998
                                 --------------------           -------------------------------        vs         vs      vs
                                  2000          1999             1999         1998        1997       3/31/99     1998    1997
                                 ------        ------           ------       ------      ------      -------    ------  ------
                                                         ($ in millions)

Net revenues...............        $211          $207            $826          $771        $599          2%        7%     29%
Expenses...................         126           107             435           385         310         19        13      24
                                 ------        ------           ------       ------      ------
Income before income taxes.         $85          $100            $391          $386        $289        (16)        1      33
                                 ======        ======           ======       ======      ======
Pre-tax margin(1)..........          40%           48%             47%           50%         48%        --        --      --
Assets under management....     $84,856       $78,376         $89,614       $80,070     $71,109          8%       12%     13%

---------
(1) Pre-tax margin represents income before income taxes as a percentage of net revenues.

     Bernstein has produced growth in net revenues and income before income taxes for each of the years ended December 31, 1999 and 1998. For the three months ended March 31, 2000 as compared to the three month period ending March 31, 1999, income before income taxes fell despite an increase in net revenues. Although pre-tax margin increased from 48% for the year ended December 31, 1997 to 50% for the year ended December 31, 1998 it decreased to 47% for the year ended December 31, 1999 and to 40% for the three months ended March 31, 2000.

     Net revenues have increased in each of the periods shown, versus the prior year period, principally due to sales efforts in investment research and management services, appreciation in clients' accounts, and strong capital market activity. Sales activity was strong in non-U.S., global institutional asset management services and domestic sub-advisory services. Total assets under management increased in each of the full year periods shown, versus the prior year period, due to both positive net inflows of client assets and market appreciation. Total assets under management as of March 31, 2000 and March 31, 1999 were below their corresponding previous December 31 balances due to client asset withdrawals exceeding client asset inflows and negative market performance.

     In general, investment management revenues increase and decrease consistent with increases and decreases in the amount of assets under management. Institutional Services revenues tend to fluctuate with capital markets activity.

     The increase in expenses each period is primarily due to increased compensation and other related costs associated with staff expansion. In addition, Bernstein has made substantial investment in product offerings, distribution capabilities, physical plant and technology. These investments have been funded entirely with internally generated cash flow.

Net Revenues by Client Group

     The sources of Bernstein's net revenues can be summarized by client groups as follows:

                                  Net Revenue

                                      For the                               For the                        Percent Change
                                    Three Months                          Years Ended                -------------------------
                                   Ended March 31,                        December 31,               3/31/00     1999    1998
                                 --------------------           -------------------------------        vs         vs      vs
                                  2000          1999             1999         1998        1997       3/31/99     1998    1997
                                 ------        ------           ------       ------      ------      -------    ------  ------
                                                         ($ in millions)

Private Client..................    $91           $93            $378          $349        $265          (2)%       8%     32%
Institutional Asset Management..     59            55             225           214         179           7         5      19
Institutional Services..........     55            54             198           180         134           3        10      35
Other (net).....................      6             5              25            28          21          20       (10)     33
                                 ------        ------           ------       ------      ------
   Total net revenues...........   $211          $207            $826          $771        $599           2         7      29
                                 ======        ======           ======       ======      ======

     Net revenues may not be indicative of the relative profitability of any client group.

Private Client

     Substantially all of Bernstein's private client revenues consist primarily of investment management fees based on the amount of assets under management at the beginning of the quarter. A smaller portion of private client revenues is transaction charges earned by executing trading activities relating to U.S. equity assets under management for Bernstein's clients.

     The following table sets forth the revenues and average assets under management of Bernstein's private client activities:

                                Private Client

                                      For the                               For the                        Percent Change
                                    Three Months                          Years Ended                -------------------------
                                   Ended March 31,                        December 31,               3/31/00     1999    1998
                                 --------------------           -------------------------------        vs         vs      vs
                                  2000          1999             1999         1998        1997       3/31/99     1998    1997
                                 ------        ------           ------       ------      ------      -------    ------  ------
                                                         ($ in millions)
Fees and transaction
  charges..............             $91           $93             $378         $349        $265         (2)%        8%     32%
Average assets under
  management...........         $34,516       $32,153          $33,844      $29,690     $23,566          7%        14%     26%

     Private client revenues increased during each of the full year periods presented primarily due to increased assets under management brought about by both net positive client asset inflows and market appreciation. Despite higher average assets under management for the three months ended March 31, 2000 versus the three months ended March 31, 1999, private client revenues decreased during the period due to lower transaction charges associated with lower transaction volumes. While fee revenues from mutual fund accounts are charged based on average daily assets under management, individually managed accounts are billed based upon assets under management at each of Bernstein's quarterly billing dates. Fee revenues from individually managed accounts may therefore trail the changes in ending private client assets under management over the periods presented. While transaction charges have generally grown with assets, differences in growth rates occur due to the level of trading activity within client portfolios brought about by Bernstein's centralized stock selection process, which in certain years may lead to greater trading activity than in other years.

     Average assets under management represent the mean of the applicable assets under management at each of Bernstein's quarterly billing dates.

     o March 2000 versus March 1999. Revenues decreased 2% for the three months ended March 31, 2000 versus the three months ended March 31, 1999. Average assets under management increased 7% over the same period. Revenues decreased during the period, despite higher average assets under management, due to lower transaction charges associated with lower transaction volumes.

     o 1999 versus 1998. Revenues increased 8% for the year ended December 31, 1999 versus the year ended December 31, 1998. Average assets under management increased 14% over the same period. The difference in the rates of increase in revenues and average assets under management was primarily due to a decreased level of trading activity during 1999.

     o 1998 versus 1997. Revenues increased 32% for the year ended December 31, 1998 versus the year ended December 31, 1997. Average assets under management increased 26% over the same period. The difference in the rates of increase in revenues and average assets under management was primarily due to an increased level of trading activity during 1998.

     In late 1998, Bernstein instituted a new fee schedule for clients with under $5 million of assets under management which reduced transaction charges and increased fees. This new schedule applies to accounts opened in 1999 and thereafter, while existing clients can elect to remain on their current schedule. This change did not have a material effect on total private client revenues for 1998 or 1999, or for the three months ended March 31, 2000, and is not expected to have a material impact on total private client revenues in the future.

     The following table sets forth changes in private client assets under management:

                    Private Client Assets under Management

                                                For the                               For the
                                             Three Months                           Years Ended
                                            Ended March 31,                         December 31,
                                         ---------------------          -----------------------------------
                                          2000           1999            1999           1998          1997
                                         ------         ------          ------         ------        ------
                                                            (in millions)

Assets at beginning of period......      $34,490       $32,088         $32,088        $27,286       $19,932
Client asset inflows...............        1,370         1,642           6,421          6,110         5,872
Client asset withdrawals...........       (3,326)       (1,434)         (5,883)        (3,522)       (2,373)
Market appreciation................         (910)          219           1,864          2,214         3,855
                                         -------       -------         -------        -------       -------
Assets at end of period............      $31,624       $32,515         $34,490        $32,088       $27,286
                                         =======       =======         =======        =======       =======

     The growth in private client asset inflows is primarily a result of the expansion of the private client sales force, from 91 professionals as of the beginning of 1997 to 122 professionals as of March 31, 2000. The expansion has included the opening of new offices in San Francisco, California in 1996 and Washington, D.C. and White Plains, New York in 1998.

     Client asset withdrawals have increased each year. Through 1998, the increase in withdrawals is consistent with the increase in the number of new accounts and assets under management and with expectations regarding the periodic cash requirements of Bernstein's private clients. The rate of client asset withdrawals increased in 1999 and the first quarter of 2000 from the levels experienced in 1997 and 1998, which Bernstein attributes to a move by certain clients from Bernstein's value-oriented investment products to growth-oriented investment products.

Institutional Asset Management

     Institutional asset management revenues consist primarily of investment management fees based principally on the amount of assets under management, though some fees are dependent on investment performance. A portion of institutional asset management revenues are transaction charges earned by executing trading activities relating to U.S. equity assets under management for Bernstein clients.

     The following table sets forth the revenues and average assets under management of Bernstein's institutional asset management activities:


                        Institutional Asset Management

                                      For the                               For the                        Percent Change
                                    Three Months                          Years Ended                -------------------------
                                   Ended March 31,                        December 31,               3/31/00     1999    1998
                                 --------------------           -------------------------------        vs         vs      vs
                                  2000          1999             1999         1998        1997       3/31/99     1998    1997
                                 ------        ------           ------       ------      ------      -------    ------  ------
                                                         ($ in millions)

Fees and transaction                $59           $55             $225         $214        $179           7%        5%     19%
  charges..............
Average assets under
  management...........         $52,543       $47,049          $52,167      $47,046     $38,334          12%       11%     23%

     The growth in institutional asset management revenues during each of the periods presented is associated with the net increase in average assets under management versus the corresponding period, resulting from market appreciation in each full year period as well as positive net client asset inflows for the years ended December 31, 1997 and 1999.

     o March 2000 versus March 1999. Revenues increased 7% for the three months ended March 31, 2000 versus the three months ended March 31, 1999. Average assets under management increased 12% over the same period. The difference in the rates of increase in revenues and average assets under management was primarily due to an increase in sub-advisory accounts at lower levels of fee revenue realization -- fee revenues as a percentage of average assets under management.

     o 1999 versus 1998. Revenues increased 5% for the year ended December 31, 1999 versus the year ended December 31, 1998. Average assets under management increased 11% over the same period. This difference in the rates of increase in revenues and average assets under management was primarily due to a slightly decreased level of fee realization caused by an increase in large sub-advisory accounts, which have lower levels of fee revenue realization. Partially offsetting the increase in investment management fees was a reduction in transaction charges due to a decrease in the level of trading activity during 1999.

     o 1998 versus 1997. Revenues increased 19% for the year ended December 31, 1998 versus the year ended December 31, 1997. Average assets under management increased 23% over the same period. The difference in the rates of increase in revenues and average assets under management was primarily due to a slightly decreased level of fee revenue realization during 1998 and resulted primarily from an increase in average account size.

     The following table sets forth changes in assets under management for Bernstein's institutional asset management clients:

            Institutional Asset Management Assets under Management

                                                For the                                For the
                                             Three Months                            Years Ended
                                            Ended March 31,                          December 31,
                                         ---------------------           -----------------------------------
                                          2000           1999             1999           1998          1997
                                         ------         ------           ------         ------        ------
                                                                                   (in millions)
Assets at beginning of period.....       $55,124       $47,982          $47,982        $43,823       $32,292
Client asset inflows..............         1,932         1,460           14,433          7,599         9,263
Client asset withdrawals..........        (1,975)       (2,696)          (8,852)        (8,140)       (4,040)
Market appreciation...............        (1,849)         (885)           1,561          4,700         6,308
                                         -------       -------          -------        -------       -------
Assets at end of period...........       $53,232       $45,861          $55,124        $47,982       $43,823
                                         =======       =======          =======        =======       =======

     The increases in client asset inflows are primarily a result of the expansion of Bernstein's institutional asset management sales force from 16 professionals as of January 1, 1997 to 29 professionals as of March 31, 2000. As part of Bernstein's continuing effort to increase global distribution of its investment management products, Bernstein established an Australian subsidiary in 1997 and opened a London office in 2000.

     Despite the increase in Bernstein's sales force, institutional client asset inflows declined during 1998 primarily due to disappointing taxable fixed income investment returns. The decline in client asset inflows in 1998, combined with $5.2 billion of institutional client asset withdrawals in taxable fixed income products, resulted in net client asset outflows in 1998 of $541 million. During 1999, a significant portion of client asset inflows was attributable to an increase in sub-advisory accounts, including a major public mutual fund client. For the three months ended March 31, 2000, assets under management decreased $1,892 million primarily due to market depreciation, largely in domestic equities.

Institutional Services

     Institutional Services generates transaction charges and underwriting syndicate-related revenues through fundamental securities research, portfolio strategy, trading, and brokerage-related services.

     The following table sets forth institutional services revenues and the composition of transaction charges from institutional U.S. and non-U.S. clients:

                            Institutional Services

                                      For the                               For the                        Percent Change
                                    Three Months                          Years Ended                -------------------------
                                   Ended March 31,                        December 31,               3/31/00     1999    1998
                                 --------------------           -------------------------------        vs         vs      vs
                                  2000          1999             1999         1998        1997       3/31/99     1998    1997
                                 ------        ------           ------       ------      ------      -------    ------  ------
                                                         ($ in millions)
Transaction charges...........      $54           $46             $179         $169        $127         18%        6%      33%
Syndicate participation and
  other.......................        1             8               19           11           7        (91)       71       69
                                 ------        ------           ------       ------      ------
  Total.......................      $55           $54             $198         $180        $134          3        10       35
                                 ======        ======           ======       ======      ======
Transaction charges from
   U.S. clients...............      $44           $40             $152         $145        $109         11%        4%      33%
Transaction charges from
  non-U.S. clients............       10             6               27           24          18         67        14       33
                                 ------        ------           ------       ------      ------
  Total.......................      $54           $46             $179         $169        $127         18         6       33
                                 ======        ======           ======       ======      ======

     Transaction charges have increased during each of the periods presented, from both U.S. and non-U.S. clients. This was due to an increase in the capital markets activity over the periods presented, as reflected by increased trading volume in the major exchanges, and Bernstein's increased trading capacity. In order to handle increases in order flow from its institutional clients, Bernstein has increased its commitment to trading capacity as it increased the number of seats it either owns or leases on the NYSE from four as of January 1, 1997 to seven as of March 31, 2000.

     Syndicate participation and other includes selling concessions, underwriting fees net of expenses, and cash sales of Bernstein's research publications. Selling concessions and underwriting fees net of expenses vary significantly depending on the number and dollar amount of the offerings and underwriting syndicates in which Bernstein participates. The decrease for the three months ended March 31, 2000 versus the three months ended March 31, 1999 was due to Bernstein's role as co-manager of a large initial public offering in the prior period.

Other Revenues (Net)

     Other revenues (net) include net interest income, capital gains, net stock borrow income, and fees generated for trade processing, clearance and custody services. These net revenues have been generally increasing over the periods presented due to increases in custodied assets under management and transaction activity. Other revenues for the year ended 1999 decreased from 1998 due to lower net interest income and lower capital gains associated with Bernstein's investment in U.S. Treasury Bills.

Operating Expenses

     As the tables below indicate, Bernstein's operating expenses have increased as a result of a number of factors, including increased levels of business activities, higher levels of compensation and numbers of employees, geographic expansion and various technology initiatives.

     As noted above, when the employee shareholders of Bernstein become employees of Alliance Capital, following the acquisition, Alliance Capital will increase such employees' compensation to a level greater than that reflected in the historical compensation and benefits amounts (see "Acquisition Overview -- Terms of the Acquisition" and "Alliance Capital and Alliance Holding Unaudited Pro Forma Condensed Financial Statements").

     The following table sets forth Bernstein's operating expenses by category:

                                      Operating Expenses

                                        For the                      For the                         Percent Change
                                      Three Months                 Years Ended                  ------------------------
                                     Ended March 31,               December 31,                 3/31/00     1999    1998
                                  -------------------     -------------------------------         vs         vs      vs
                                   2000         1999       1999         1998        1997        3/31/99     1998    1997
                                  ------       ------     ------       ------      ------       -------    ------  -----
                                                         (in millions)
Compensation and benefits......      $95          $81.      $324         $288        $234           18%      13%     23%
Communications and technology..       11            9.        33           27          21           22       22      25
Occupancy......................        6            5.        22           20          16           23       11      24
Business development...........        6            4.        20           17          14           49       15      24
Floor brokerage and clearance..        3            3.        13           13          10            6       (3)     38
Other..........................        5            5.        23           20          15           10       15      29
                                  ------       ------     ------       ------      ------
   Total.......................     $126         $107       $435         $385        $310           19       13      24
                                  ======       ======     ======       ======      ======

     Compensation and benefits are the most significant of the operating expenses shown above, representing approximately 75% of the total operating expenses during the periods shown. The period to period increases are driven primarily by the increases in the number of employees. In addition, bonus levels increased due to competitive factors for the three months ended March 31, 2000 versus the three months ended March 31, 1999. Approximately 90% of compensation and benefits expense relates to direct compensation to employees and includes salaries, bonuses, sales commissions and profit sharing. The remainder relates to benefits, payroll taxes and the cost of recruiting new staff.

     The following table sets forth the number of Bernstein's employees as of the end of the period presented:

                              Number of Employees

                                                                                                           Percent Change
                                        As of                                                    -------------------------
                                   Ended March 31,                As of December 31,             3/31/00     1999    1998
                                 --------------------       -------------------------------        vs         vs      vs
                                  2000          1999         1999         1998        1997       3/31/99     1998    1997
                                 ------        ------       ------       ------      ------      -------    ------  ------
Number of Employees..........     1,440         1,348        1,458        1,337       1,116         7%         9%     20%

     The majority of the increase in communications and technology expense is related to increases in depreciation for, and the leasing and maintenance of, desktop computers and server hardware and software. Both voice and data communication costs have risen over the period due to increases in headcount and business activity. Technology costs also increased for the year ended December 31, 1999 versus for the year ended December 31, 1998 including expenses related to Y2K preparedness.

     The increase in occupancy is principally related to the leasing of space in White Plains, New York that began in June 1998 for the relocation of Bernstein's financial, operational and certain other staff from its New York City office. The increase is also due to the opening of new offices in both Washington, D.C. and White Plains, New York in 1998 for Bernstein's expanded U.S. distribution capabilities and the opening of an office in London in the first quarter of 2000.

     The increase in business development reflects increases in travel, entertainment and conference expenses associated with increases in Bernstein's sales and research staff and its larger client base.

Provision for Taxes

     Bernstein has historically been treated as a "subchapter S" corporation for federal and certain state and local income tax purposes and, therefore, has been subject to no or reduced income taxes in some jurisdictions. Since New York City does not recognize "subchapter S" status, Bernstein has historically been liable for New York City corporate income tax for that portion of its income which is attributable to New York City. In addition, Bernstein has historically been liable for tax payments to some states and non-U.S. jurisdictions in which it operates.

Statement of Financial Condition

     As a result of Bernstein's broker-dealer activities, its statement of financial condition includes higher levels of assets and liabilities than is typical for an investment adviser of its size. Bernstein's broker-dealer activities provide financing, trade execution, clearing and custody services for its clients.

     Total assets were $2.8 billion as of December 31, 1998, $2.5 billion as of December 31, 1999 and $2.5 billion as of March 31, 2000. The vast majority of Bernstein's assets were short-term liquid assets. Bernstein has limited market risk due to the short-term nature of its investment in U.S. Treasury Bills.

     Total liabilities were $2.7 billion as of December 31, 1998, $2.5 billion as of December 31, 1999 and $2.5 billion as of March 31, 2000. On December 31, 1999, Bernstein distributed to its shareholders $130 million in the form of a 10-year balloon note bearing interest at the rate of 7.93% per year, callable by Bernstein at par. This $130 million note is a liability to be retained by Bernstein after the closing of the acquisition.

     Total shareholders' equity was $126 million as of December 31, 1998, $30 million as of December 31, 1999 and $38 million as of March 31, 2000. The decrease as of December 31, 1999 versus as of December 31, 1998 was principally due to the above-mentioned distribution by Bernstein to its shareholders. The increase in shareholders' equity from December 31, 1999 to March 31, 2000 was principally the result of net income retained.

Liquidity and Capital Resources

     Historically Bernstein has financed its business with cash provided by operating activities. Net cash provided by operating activities was $430 million for the year ended December 31, 1997, $766 million for the year ended December 31, 1998 and $167 million for the year ended December 31, 1999. For the three months ended March 31, 2000, net cash used by operating activities was $174 million primarily due to an increase in amounts receivable from brokers and dealers.

     Capital expenditures, which were paid for with internally generated funds, totaled $6 million for the year ended December 31, 1997, $20 million for the year ended December 31, 1998, $16 million for the year ended December 31, 1999 and $8 million for the three months ended March 31, 2000. The most significant component of 1998 expenditures was $11 million related to the leasing and equipping of approximately 133,000 square feet in White Plains, New York. The most significant component of expenditures in 1999 and the three months ended March 31, 2000 were technology related.

     Bernstein's largest subsidiary, Sanford C. Bernstein & Co., Inc. is a broker-dealer and member of the New York Stock Exchange, Inc. and is therefore subject to the Uniform Net Capital Rule 15c3-1 of the Securities and Exchange Commission. Under this rule, Sanford C. Bernstein & Co., Inc. is required to maintain minimum net capital levels. Sanford C. Bernstein & Co., Inc.'s net capital in excess of the required minimum increased from $41 million as of December 31, 1998 to $64 million as of December 31, 1999 but decreased to $50 million as of March 31, 2000 primarily due to dividends paid to the parent company.

     Advances from, dividend payments by and other equity withdrawals from, Sanford C. Bernstein & Co., Inc. and its other regulated subsidiaries are restricted by the regulations of the SEC, the New York Stock Exchange and other regulatory agencies. As a result of these restrictions, as of December 31, 1999, approximately $23 million of Sanford C. Bernstein & Co., Inc. equity was not available for payment of cash dividends and advances to Bernstein. The comparable amount as of March 31, 2000 was $22 million.

Distribution Policy and Market for Bernstein Common Stock

     As a "subchapter S" corporation, Bernstein's distribution policy has been to distribute to its shareholders a substantial portion of its net income as a return on such shareholders' investment in Bernstein's common stock.

     There is no public market for Bernstein's common stock.

Recent Accounting Developments

     In June 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which is an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement is effective concurrently with SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133", which deferred to fiscal years beginning after June 15, 2000 the effective date of the accounting and reporting requirements of SFAS No. 133. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. These statements require that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. Bernstein has been informed that Alliance Capital intends to adopt the provisions of SFAS No. 133 deferred by SFAS No. 137 and amended by SFAS No. 138 in fiscal 2001. Bernstein does not expect the impact of the adoption to be material to its financial condition or results of operations.

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", establishes criteria for determining an operating segment and requirements for reporting information on operating segments. Based on the criteria set forth in this statement, Bernstein operates in only one segment -- investment research and management -- and has presented its data accordingly.

     Bernstein adopted the American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective January 1, 1999. This statement requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. Prior to 1999 Bernstein expensed the cost of all software development in the period in which it was incurred. The effect of the adoption was to increase consolidated net income for the year ended December 31, 1999 by $2.5 million.

Regulated Subsidiaries

     Sanford C. Bernstein & Co., Inc., Bernstein's principal subsidiary, is subject to extensive regulation. Sanford C. Bernstein & Co., Inc. is regulated by the SEC, the Commodity Futures Trading Commission, the New York Stock Exchange and the National Association of Securities Dealers, among others. Compliance with the rules and regulations of these regulating agencies may limit distributions, advances or repayment of liabilities by Bernstein, as discussed in Note 7 of Bernstein's consolidated financial statements included elsewhere in this proxy statement.

                            The Bernstein Business

Overview

     Bernstein is a global investment research and investment management company. As of March 31, 2000, its total assets under management were $84.9 billion. Bernstein takes a disciplined, research-intensive approach to investing in the global capital markets in order to deliver long-term investment returns with controlled risk. Bernstein implements its investment approach by creating and maintaining separate accounts over which it exercises investment discretion that is tailored to the individual investment needs and objectives of each of its clients through a broad array of investment products and services.

     Founded in 1967 to specialize in portfolio management for private investors, its business has since expanded to encompass:

     o Private Clients, which provides research-driven investment management services primarily to high net worth individuals, trusts and estates, personal charitable foundations, partnerships and corporations;

     o Institutional Asset Management, which provides research-driven investment management services primarily to large corporate, public and tax-exempt clients such as defined benefit plans, profit sharing plans, endowments and foundations; and

     o Institutional Services, which provides in-depth research, portfolio strategy, trading and brokerage-related services to large institutional investors such as pension managers, mutual fund managers and other institutional investors who manage assets.

Private Clients

     Private clients has been a core client group of Bernstein for over 30 years. Bernstein's clients are high net worth individuals, trusts and estates, personal charitable foundations, partnerships and corporations. It targets households with financial assets of $1 million or more and has a minimum account size of $400,000. Bernstein provides customized, tax-sensitive investment planning across a broad range of investment options.

     Bernstein's private client activities are built on a direct sales effort that involves over 120 advisors. These financial advisors work with private clients and their tax, legal and other advisors to tailor long-range investment plans to meet each client's needs. The portfolio created for each private client is intended to maximize after-tax investment returns given a client's individual investment goals, income requirements, risk tolerance, tax considerations and any other considerations relevant for that client.

     Revenues from private clients, which represented 46% of Bernstein's net revenues for the year ended December 31, 1999, consist primarily of investment management fees earned from managing assets and also include transaction charges earned by executing trading activities relating to U.S. equities under management for its clients.

     The table below sets forth private client assets under management and revenues for the periods presented:

              Private Client Assets Under Management and Revenues

                                As of or                                As of or
                             for the Three                              for the
                             Months Ended                             Years Ended
                               March 31,                              December 31,
                             -------------    -----------------------------------------------------------
                                 2000          1999         1998         1997         1996         1995
                             -------------    ------       ------       ------       -------      -------
                                                           (in millions)

Assets under management.....       $31,624   $34,490      $32,088      $27,286       $19,932      $14,058
Revenues....................           $91      $378         $349         $265          $190         $130


Private Client Marketing

     Bernstein's private client financial advisors are dedicated to obtaining and maintaining client relationships. They do not manage money and do not sell individual stocks or external products. Their goal is to provide investment perspective for Bernstein's clients in order to assist them in determining a suitable mix of U.S. and non-U.S. equity securities and fixed income investments. Bernstein's financial advisors are based in its flagship New York City office and the other offices it has opened since 1990: Los Angeles in 1990, West Palm Beach and Chicago in 1993, Dallas in 1995, San Francisco in 1996 and Washington, D.C. and White Plains in 1998. A Seattle office is expected to open later this year. These offices reach not only the targeted market within these cities but also in parts of the surrounding areas.

     In addition to its sales force, Bernstein established an extensive nationwide referral-source network, including accountants, attorneys and consultants. These professionals serve many of the clients that Bernstein targets. As part of this strategy, Bernstein organizes meetings for professionals in many cities and regularly provides them with written materials to inform them of investment insights and services.

Institutional Asset Management

     Bernstein provides research-driven investment management services to approximately 800 institutional clients, primarily large corporate, public and Taft-Hartley defined benefit pension plans, endowments and foundations, and various third-party sponsored mutual funds. Bernstein targets institutions with plan assets of $1 billion or more and has a minimum account size of $5 million.

     Bernstein's institutional asset management sales effort is currently comprised of 25 institutional asset management advisors, complemented by a team of three advisors serving the institutional asset management consulting community.

     The Bernstein technology platform allows for substantial diversity in its service offerings. Bernstein offers clients a wide choice in selecting a base currency, hedging strategy and benchmark, which can be customized to include or exclude certain countries. Such flexibility in service specifications gives Bernstein important competitive advantages.

     Over the last 10 years Bernstein has expanded the scope of its institutional asset management services by applying its investment processes and technology to non-U.S. securities, both equity and fixed income. These non-U.S. and global services, which are also used by private clients, constituted 27% of institutional assets under management as of March 31, 2000. Revenues from institutional asset management, which represented 27% of net revenues for the year ended December 31, 1999, consist primarily of the investment management fees earned on the assets managed.

     The following table sets forth institutional assets under management and revenues for each of the periods presented:

              Institutional Assets Under Management and Revenues

                                 As of or
                              for the Three
                              Months Ended
                                March 31,               As of or for the Years Ended December 31,
                              -------------    -----------------------------------------------------------
                                  2000          1999         1998         1997         1996         1995
                              -------------    ------       ------       ------       -------      -------
                                                            (in millions)
Total institutional assets
  under management..........       $53,232    $55,124      $47,982      $43,823       $32,292      $24,447
Revenues....................           $59       $225         $214         $179          $136         $103


     Institutional Asset Management Marketing

     Bernstein's institutional asset management marketing activities are conducted by two separate but fully integrated teams. Bernstein's direct sales advisors call directly on plan sponsors and other institutional investors and its consultant advisors call on major institutional asset management consulting firms that have been hired by plan sponsors and other institutional investors to select a qualified asset manager.

     Bernstein's team of 25 direct sales advisors is differentiated by: geography -- U.S. and non-U.S.; size -- large and middle-market plans; and specialty -- corporate plans, public funds, labor unions and third-party mutual fund subadvisory relationships. In addition, three consultant advisors generate new business by calling on consulting firms. Each Bernstein consultant advisor is assigned several major global relationships. Performance data is distributed to consulting firms for all of Bernstein's services, which are used by these firms as a first step in investment manager selection.

     Bernstein's marketing efforts include client conferences hosted by senior Bernstein investment professionals, workshops for senior investment officers at large corporate plans, conference calls on many key issues and investment controversies, and publication of investment research that serves to enhance Bernstein's brand equity.

Institutional Services

     Bernstein is a provider of research, portfolio strategy, trading and brokerage-related services to large institutional investors, such as pension managers, mutual fund managers and other institutional investors, who manage assets and look to Bernstein to provide services to support their asset management activities. As of March 31, 2000, Bernstein served over 700 clients in the U.S. and over 150 in Europe, Australia and the Far East.

     Bernstein earns revenues from institutional services by providing investment research and by executing brokerage transactions for research clients on an agency basis. In the case of research, research clients provide compensation principally by directing brokerage transactions to Bernstein in return for Bernstein research products. These services accounted for 24% of Bernstein's net revenues in 1999. Bernstein is occasionally invited to and chooses to participate in underwriting syndicates for equity issuances.

     The following table sets forth institutional services revenues for each of the periods presented:

                        Institutional Services Revenues

                                       For the Three
                                       Months Ended
                                         March 31,                    For the Years Ended December 31,
                                       -------------       -------------------------------------------------------
                                           2000             1999         1998        1997        1996        1995
                                       -------------       ------       ------      ------      ------      ------
                                                                             (in millions)
Transaction charges and other.....              $55          $198         $180        $134        $110         $98

Bernstein's Disciplined Approach to Investing

     Bernstein is an integrated global investment research and management firm, basing its investment management activities on its investment research findings as supplemented by third-party research. This disciplined, centralized and systematic approach to investing distinguishes Bernstein from its competitors and is used in all of its investment management services. Bernstein applies a combination of fundamental and qualitative research to identify securities that it believes are attractively priced relative to their expected returns and to construct portfolios that seek to balance risk and reward based on the client's requirements.

     Decision-Making Responsibility

     Investment Policy Groups. A key element of Bernstein's disciplined investment process is its Investment Policy Groups, which provide centralized and consistent investment decision-making for its products and services. The Bernstein Investment Policy Groups are responsible for Bernstein's investment strategies, individual security selections, target sector weightings and duration strategy, as well as general policies governing asset allocation and portfolio construction. Bernstein has nine U.S. and non-U.S. equity Investment Policy Groups; three fixed income Investment Policy Groups; two global Investment Policy Groups; and one Investment Policy Group that solely considers issues relating to its private client activities. These groups are comprised of senior professionals who integrate information from fundamental company research, quantitative analysis and economic research.

     Investment Management Administration. Bernstein implements approved investment decisions on an account-by-account basis. This implementation includes establishing positions in selected securities, monitoring the tax implications of potential security sales for each taxable client in most of its services, adjusting cash balances and/or investing cash balances according to investment policy and all other matters relating to the implementation of investment strategy. Dedicated portfolio managers follow the Investment Policy Group's direction with respect to individual security selection, deviating only to comply with client-specific needs and guidelines.

     Use of Proprietary Software

     Proprietary software integrates Bernstein's views of the capital markets with its clients' tax considerations and investment objectives. Bernstein's software allows it to customize each of its clients' portfolios. Specifically, it allows it to pursue two objectives:

     o Implementation of the theoretical content of its capital markets models; and

     o    Systemization of account management.

     Bernstein's capital market models include a variety of measures of short- and long-term expected returns for individual securities. These include, for example, the dividend discount model, earnings revisions, momentum tools, and statistical valuation models, risk models and costs, such as trading costs and tax costs. Computing and weighing these various factors is accomplished using its proprietary software.

     Bernstein's software also facilitates the mechanics of account management. It uses quantitative techniques to balance the risk, return and costs of various possible transactions, while respecting product and account specific constraints. Bernstein's software enhances account review, quality control and productivity. With the opening of regional offices, consistent account management with centralized and decentralized account management capabilities is critical. This software provides that capability.

Competition

     All aspects of the Bernstein business are highly competitive. Bernstein competes primarily based on its long-term investment performance record and its use of a centralized and disciplined investment process and its global research effort. It also competes based on the diversity of its product and service offerings. While there has been a trend in some areas of the investment management business towards competition based on fees, particularly in the area of indexed products, Bernstein has sought to distinguish itself on the basis of performance and service.

     Bernstein competes with other investment advisors and broker-dealers and the investment advisory and broker-dealer subsidiaries or divisions of insurance companies, investment banks, commercial banks and trust companies. Bernstein expects the trend toward consolidation in the financial services industry to continue, which will likely increase the number of larger competitors.

     Competition is also intense for the attraction and retention of qualified employees. Bernstein's ability to continue to compete effectively will depend upon its ability to attract new employees and retain and motivate existing employees.

Regulation

     Investment Advisory, Broker Dealer and Commodity Matters

     Bernstein's business is, and the investment advisory, broker-dealer and commodity futures and options industries generally are, subject to extensive regulation. As a matter of public policy, the investment advisory, broker-dealer and commodity futures and options regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. Sanford Bernstein & Co., Inc. is registered as an investment adviser and broker-dealer with the SEC and is registered or has made an appropriate notice filing, if required, in all 50 states, the District of Columbia and Puerto Rico. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, such as the NYSE which has been designated by the SEC as the examining authority for Sanford Bernstein & Co., Inc. These self-regulatory organizations adopt rules, which are subject to approval by the SEC, that govern the industry and conduct periodic examinations of broker-dealer operations. Broker-dealers are also subject to regulation by state securities administrators in those states in which they conduct business. Bernstein's business is also subject to regulation by various non-U.S. governmental and regulatory bodies. In connection with the use of futures in its investment management activities, Sanford C. Bernstein & Co., Inc. is registered with The Commodity Futures Trading Commission (the "CFTC") as a commodity pool operator and commodity trading advisor and, as such, its activities in the futures and options markets are subject to regulation by the CFTC, various domestic commodity exchanges and the National Futures Association. Sanford C. Bernstein & Co., Inc. is also registered with the CFTC as a futures commission merchant though it does not currently function in this capacity.

     ERISA Matters

     Bernstein is also subject to the Employee Retirement Security Act of 1974, or "ERISA", and to regulations issued under ERISA, when it acts as a "fiduciary" for its benefit plan clients that are subject to ERISA. ERISA and the Internal Revenue Code impose duties on persons that are fiduciaries under ERISA, prohibit certain transactions involving ERISA plan clients and provide financial penalties for violations of these prohibitions.

     Securities Law Matters

     Sanford C. Bernstein & Co., Inc. is also subject to regulation in most Canadian provinces with respect to providing asset management and research services. Regulation of the Canadian securities industry is the responsibility of the various Canadian provinces. For example, Sanford C. Bernstein & Co., Inc. is registered as a commodity trading manager under the Commodity Futures Act of Canada and as an international dealer and non-Canadian advisor under the Securities Act of Ontario, Canada. Bernstein's activities in Canada do not require membership in any self-regulatory organization in any Canadian province.

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


     Since July 1997, Bernstein's wholly owned Australian subsidiary, Sanford
C. Bernstein & Co. Proprietary Limited, has been licensed as a dealer by the Australian Securities and Investments Commission. This dealer license permits its Australian subsidiary to offer its investment management and research services throughout Australia.

     In April 1999, Sanford C. Bernstein Limited was formed under the laws of England and Wales. This subsidiary is registered with the United Kingdom's Financial Services Authority, the self-regulatory organization designated under the Financial Services Act 1986 as the primary regulator of investment management services in the United Kingdom. This subsidiary provides investment management and research services to institutions in the United Kingdom. It will also seek to provide these services throughout continental Europe pursuant to the "passport" privileges provided under the European Union's Investment Services Directive.

Legal Matters

     Bernstein is occasionally named as a defendant in litigation in the ordinary course of its business. Bernstein is not a party to any litigation that it believes will have an outcome that would have a material adverse effect on its current financial condition or results of operations.

Properties

     Bernstein's principal executive offices are located at 767 Fifth Avenue, New York, New York and comprise approximately 160,000 square feet of leased space pursuant to a lease agreement expiring in May, 2002, with options to renew for up to five additional years.

     Bernstein also has offices in White Plains, Chicago, Dallas, Los Angeles, San Francisco, Washington, D.C. and West Palm Beach. These seven offices total an aggregate of 200,000 square feet, with White Plains being the largest of these offices, having a total of 133,000 square feet.

     Bernstein also recently commenced operations in London, where it opened an office occupying approximately 11,700 square feet and expects to open an office in Seattle with approximately 5,100 square feet later this year.

     The principal executive offices of Bernstein are located at 767 Fifth Avenue, New York, New York 10153, and the telephone number is (212) 486-5800.

     The principal executive offices of BTI are located at 720 University Avenue, Suite 200, Palo Alto, California 94130, and the telephone number is
(650) 330-6800.

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


                            Transaction Agreements

     On June 20, 2000 Alliance Capital entered into various agreements relating to the acquisition by Alliance Capital of the Bernstein business.

The Acquisition Agreement

     The Purchase and Sale

     Pursuant to the terms of the acquisition agreement among Alliance Capital, Alliance Holding, Bernstein and BTI, Alliance Capital will acquire the Bernstein business through a series of transactions for a total value not to exceed $1.4754 billion in cash (plus any additional cash that may be paid under the balance sheet purchase price adjustment) and 40.8 million Alliance Capital units.

     To effectuate the acquisition, the parties have agreed to take, or cause to be taken, the following steps, each of which will be deemed to occur in immediate succession on the date the transaction closes, unless otherwise noted:

     o Prior to the closing date, Bernstein will organize a new Delaware limited liability company, Sanford C. Bernstein & Co. LLC, as an indirect wholly owned subsidiary and subsequently merge Sanford C. Bernstein & Co., Inc. with and into Sanford C. Bernstein & Co. LLC, whereupon the existence of Sanford C. Bernstein & Co., Inc. as a corporation will cease and Sanford C. Bernstein & Co. L.L.C. will be the surviving entity ("SCB LLC"). SCB LLC will continue as an indirect wholly owned subsidiary of Bernstein until the consummation of the acquisition.

     o Alliance Capital will purchase, and BTI will sell, the assets of BTI's business and Alliance Capital will assume related liabilities.

     o Alliance Capital will purchase, and SCB LLC will sell, SCB LLC's advisory business through either (1) the purchase of the related assets and the assumption of related liabilities or (2) the purchase of a limited liability company.

     o SCB LLC will distribute to Bernstein the consideration SCB LLC receives from Alliance Capital in exchange for the advisory assets and liabilities Alliance Capital purchases and assumes, respectively.

     o A newly-created, direct wholly owned subsidiary of Alliance Capital, organized as a Delaware limited liability company, will purchase a portion of the membership interests of SCB LLC, which, after the consummation of the transactions described above, will hold Bernstein's brokerage business.

     o Alliance Capital will purchase, and Bernstein will sell, the remaining portion of the membership interests of SCB LLC, and Alliance Capital will instruct Bernstein to convey, on Alliance Capital's behalf, such membership interests to such newly-created subsidiary.

     o Alliance Capital will purchase from Bernstein the capital stock of Sanford C. Bernstein & Co. Proprietary Limited, the share capital of Sanford C. Bernstein Limited and certain securities, contracts, assets and rights relating to Bernstein's interest in NYFIX Millennium, LLC.

     Representations and Warranties

     The acquisition agreement contains certain customary reciprocal representations and warranties by Alliance Capital and Bernstein relating to, among other things, the following:

     o Corporate or partnership existence, good standing, corporate or partnership power and similar corporate or partnership matters, each as applicable;

     o Capital structure and the authority, execution, delivery and performance of the acquisition agreement and the other transaction agreements and related matters;

     o Required consents, approvals, orders or authorizations of, or registrations or filings with, certain domestic and foreign governmental entities;

     o The absence of conflicts, violations and defaults under organizational documents, applicable law and certain other agreements and documents;

     o The absence of certain material changes or events since December 31, 1999;

     o Compliance with applicable laws and court orders, the absence of pending or threatened legal proceedings and the absence of undisclosed material liabilities; and

     o    Broker's or finder's fees and expenses.

     The acquisition agreement includes additional customary representations and warranties by Bernstein, relating to, among other things, the following:

     o The status of Bernstein's ownership or leasehold interests in all real and personal property utilized by Bernstein in its business;

     o Bernstein's owned and licensed intellectual property rights, including the absence of any infringements of third party intellectual property rights;

     o    Certain tax, employee benefit and labor matters;

     o    Compliance with environmental laws;

     o Matters relating to the Sanford C. Bernstein Fund, Inc., non-registered pooled investment funds for which Bernstein acts as investment adviser, and other investment advisory clients, including clients for who Bernstein's subsidiaries act as sub-adviser;

     o Investment management activities, regulatory compliance matters, broker-dealer activities, futures activities and ERISA clients;

     o Compliance with securities laws in connection with the acquisition of the Alliance Capital units; and

     o The absence of untrue statements or omissions of material fact in information provided by Bernstein to us and Alliance Capital in connection with this proxy statement; and

     o Material contracts, insurance coverage and the validity and effectiveness of governmental permits.

     The acquisition agreement also includes additional customary representations and warranties by Alliance Capital with respect to:

     o the due authorization and validity of the Alliance Capital units to be issued to Bernstein as consideration for the acquisition;

     o documents and reports filed with the SEC and the absence of untrue statements or omissions of material facts therein;

     o    financing and existing registration rights agreements; and

     o    ours and Alliance Capital's tax treatment and regulatory compliance.

     Certain Covenants

     Each of Alliance Capital and Bernstein has undertaken certain covenants in the acquisition agreement. The following summarizes the more significant of these covenants:


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

     Conduct of Bernstein's Business. Bernstein has agreed that, during the period from the date of the acquisition agreement until the closing date, it will conduct its business in the ordinary course consistent with past practice and will use all commercially reasonable efforts to preserve intact its business organizations and relationships with clients, customers, employees, regulatory authorities and other third parties and to keep available the services of its present officers and employees.

     Bernstein has also agreed that during the same period, except as permitted by the acquisition agreement or the prior written consent of Alliance Capital, it will not:

     o merge or consolidate with any other person or acquire an amount of assets material to it from any other person;

     o issue, deliver, sell, pledge or otherwise encumber the equity of Bernstein or repurchase the equity of Bernstein from any stockholder of Bernstein who is bound by a voting agreement with Alliance Capital;

     o other than as permitted by the acquisition agreement, between the close of business on the day before the closing and the closing, make any cash, in-kind or other distribution or engage in any intercompany transactions;

     o other than in the ordinary course of business consistent with past practices, sell, lease, license or otherwise dispose of any assets or property;

     o enter into any type of business that is materially different from the Bernstein business as conducted on the date of the acquisition agreement;

     o make any capital expenditures that in the aggregate exceed the aggregate amount of expenditures set forth in Bernstein's Capital Budget 2000 and Project Summary 2000; or

     o    agree or commit to do any of the foregoing.

     Meeting of Security Holders. Bernstein agreed to call a meeting of its stockholders for the purpose of voting on the approval and adoption of the acquisition agreement and the transactions contemplated thereby. The Bernstein shareholder meeting was held on July 20, 2000, and the requisite number of shareholders voted in favor of the acquisition agreement and the transactions contemplated thereby. For the reasons described more fully in "Reasons for Unitholder Vote" below, we agreed to call a meeting of our limited partners and unitholders to approve the possible issuance from time to time of 40.8 million Alliance Holding units (subject to adjustment, as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights") in exchange for the Alliance Capital units Bernstein will hold after the closing.

     No Solicitation. Prior to the termination of the acquisition agreement, Bernstein has agreed to not, and to not authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, solicit, initiate, facilitate or encourage the submission of any offer or proposal for any merger, sale of a significant portion of assets, sale of equity interests or any similar transaction involving Bernstein. Bernstein has agreed to notify Alliance Capital within twenty-four hours after receipt by Bernstein or its agents or advisors of any such proposal or offer, any indication that any person is seriously considering making any such proposal or offer or any request for information relating to Bernstein by any person that is making, or may consider making, any such proposal or offer.

     Consents of the Fund, Non-Registered Funds and Non-Fund Clients. Because the transactions contemplated by the acquisition agreement will constitute an assignment and termination of investment advisory contracts under the terms thereof and the Investment Company Act, Bernstein agrees to use its reasonable best efforts to obtain such authorizations and approvals of the board of directors and shareholders of the Sanford C. Bernstein Fund, Inc. as may be required by the Investment Company Act. Bernstein also agrees to request from all non-registered funds and non-fund clients a signed written consent or implied consent to the transactions contemplated by the acquisition agreement.

     Restrictions on Dispositions of Acquired Alliance Capital Units. Prohibited Transfers. Unless otherwise permitted, Bernstein has agreed not to, directly or indirectly, offer, pledge, sell or otherwise transfer or dispose of, directly or indirectly, any of the acquired Alliance Capital units (or any interest therein), any security convertible, exchangeable or exercisable for or repayable with any of the acquired Alliance Capital units or any security or other interest in any person owning any of such units. Bernstein also has agreed that neither it nor any of its affiliates will enter into any swap, hedging transaction or other similar arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership (other than any permitted sale, assignment or pledge) of the Alliance Capital units Bernstein will acquire at closing.

     Permitted Transfers. Notwithstanding the above restrictions on transfer, Bernstein has the right to sell or assign up to 2.8 million of the acquired Alliance Capital units at any time after the closing and, beginning on the second anniversary of the closing, up to an additional twenty percent of the acquired Alliance Capital units per year. However, such transfers are permissible only if they:

     o do not violate ours and Alliance Capital's internal written policies generally applicable to senior officers restricting sales of Alliance Capital units;

     o qualify as a private transfer pursuant to United States Treasury Regulations relating to "block transfers"; and

     o comply with all applicable provisions, conditions and requirements of the Alliance Capital limited partnership agreement dated as of October 29, 1999, our limited partnership agreement dated as of October 29, 1999 (or other governing document) and the purchase agreement dated as of June 20, 2000 among Alliance Capital, AXA Financial and Bernstein.

     To the extent Bernstein does not transfer the maximum twenty percent of the acquired Alliance Capital units in any one year, Bernstein has the right to carry forward any balance to subsequent years. Transfers made pursuant to Bernstein's right to exchange Alliance Capital units for Alliance Holding units pursuant to the acquisition agreement (summarized below) are not applied toward the twenty percent limitation. Bernstein's exchange rights, however, are subject to specified caps.

     Furthermore, any transfer, other than (1) transfers made pursuant to Bernstein's Put rights under the purchase agreement (see "--Summary of Bernstein's Liquidity Rights" below) and (2) exchanges of Alliance Capital units for Alliance Holding units, must be made pursuant to:

     o an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"),

     o    Rule 144 of the Securities Act or

     o if not made pursuant to an effective registration statement or Rule 144, upon delivery of either an opinion of counsel to the effect that the proposed transfer may be made without registration or a "no action letter" from the SEC to the effect that such transfer without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto.

     Exchange to Alliance Holding Units. Bernstein has the right to exchange its Alliance Capital units for an equal number of Alliance Holding units (or in such other ratio as the general partner may determine in accordance with
Section 6.01 of the Alliance Capital limited partnership agreement or our limited partnership agreement, as the case may be, so long as such exchange ratio is applicable to all holders of Alliance Capital units). However, such exchanges are permissible only if:

     o the issuance of Alliance Holding units is exempt from registration pursuant to the Securities Act;

     o the issuance of Alliance Holding units is permitted under our limited partnership agreement;

     o Equitable Life has given its consent (which AXA Financial, Equitable Life's indirect parent, has agreed to cause Equitable Life to do), pursuant to Section 12.03(c) of the Alliance Capital limited partnership agreement and as set forth in the purchase agreement, to the transfer of such Alliance Capital units to Alliance Holding in exchange for Alliance Holding units; and

     o Bernstein provides Alliance Capital with an expert tax opinion that such exchange qualifies as a private transfer pursuant to United States Treasury Regulations relating to "block transfers".

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


     Employee Benefits Matters. Alliance Capital agrees, among other things:

     o to establish, for each of the first three years following the closing date, a $15 million incentive compensation bonus pool for the exclusive benefit of specified Bernstein employees who were participants in Bernstein's Principals' Profit-Sharing Pool as of closing (Alliance Capital will not be assuming any obligation Bernstein has under its Principals' Profit-Sharing Pool);

     o to adopt a deferred compensation plan for the benefit of certain Bernstein employees providing for the investment by Alliance Capital of $96 million per annum for three years from closing to be represented by phantom awards and/or to fund open market purchases of Alliance Holding units or money market funds, in each case for the benefit of certain individuals who are stockholders and principals of Bernstein as of the closing date and their replacements, if any, and who will be employees of Alliance Capital after the closing;

     o to establish a Bernstein committee consisting of Messrs. Lewis A. Sanders, Chairman and Chief Executive Officer of Bernstein, and Roger Hertog, Bernstein's President, and any other Bernstein individuals, as provided in the acquisition agreement, to make awards under such deferred compensation plan referred to above; and

     o that the aggregate base cash compensation (in addition to compensation paid under the deferred compensation plan) for eligible Bernstein employees who were shareholders of Bernstein as of the closing date will be $24.55 million for each of the first three years from the closing date (representing approximately a $2 million increase over such Bernstein employees' 2000 base cash compensation).

     Survival of Representations, Warranties and Covenants. The parties have agreed that:

     o except as stated below, all representations and warranties will survive the closing until December 31, 2001;

     o except as stated below, all covenants and agreements will survive indefinitely;

     o the representations and warranties relating to certain employee benefits matters and ours and Alliance Capital's tax treatment will survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later than December 31, 2001; and

     o the covenants, agreements, representations and warranties contained in Articles 8 (relating to tax matters) and 9 (relating to certain employee benefit matters) of the acquisition agreement will survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later than December 31, 2001.

     Notwithstanding the above, the parties have agreed that any covenant, agreement, representation or warranty in respect of which indemnity may be sought under the acquisition agreement will survive the time at which it would otherwise terminate if notice of the inaccuracy or breach thereof is appropriately and timely given.

     Indemnification. If the acquisition closes, Alliance Capital and Bernstein have agreed to indemnify the other and hold the other harmless from any and all damages incurred or suffered by such harmed party and its affiliates arising out of, among other things:

     o any misrepresentation or breach of warranty, including those relating to tax matters, and any failure of any representation or warranty to be true at and as of the closing date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of the acquisition agreement or some other date need be true only as of such specified date), in each case determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty (other than each party's representation as to material adverse change and compliance with laws and court orders);

     o any breach of covenant or agreement made or to be performed pursuant to the acquisition agreement, including those relating to tax matters.

     The acquisition agreement provides, however, that neither party is liable under its indemnification obligations until the aggregate of all such losses (other than those relating to tax matters) incurred by any indemnitee exceeds $25 million and then only to the extent of such excess, and neither party's maximum liability (other than as relating to tax matters) shall exceed $500 million. The acquisition agreement also provides that neither party is liable for any damage or loss (other than those relating to tax matters) less than $50,000 with respect to a single breach of a representation or warranty or any group of related breaches arising out of the same or similar facts or events. With respect to damages or losses

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


relating to tax matters, the acquisition agreement provides for a $10,000 deductible and no cap on any party's liability. If the acquisition closes, indemnification is the sole and exclusive remedy for both Alliance Capital and Bernstein with respect to any claims relating to the acquisition agreement and the transactions contemplated thereby.

     Miscellaneous Agreements. Bernstein also agrees, among other things, to:

     o discontinue using specified marks and names and change its corporate name so as not to include such specified marks and names;

     o deliver to Alliance Capital the resignations of any or all directors of Bernstein's subsidiaries being acquired by Alliance Capital, such resignations to be effective as of the closing;

     o provide to us and Alliance Capital certain financial information to be used in this proxy statement and any proxy statement that Alliance Capital may prepare relating to the acquisition agreement and the transactions contemplated thereby; and

     o except with respect to amounts relating to employee loans, employee margin indebtedness, investment management contracts and employee compensation, settle intercompany accounts.

     Alliance Capital also agrees, among other things, to:

     o refrain from, through the closing date, repurchasing, redeeming or otherwise acquiring any outstanding Alliance Capital units or other securities of, or other ownership interests in, Alliance Capital at a premium above the market price of Alliance Holding units (other than pursuant to Alliance Capital's employee plans);

     o in the event that prior to the closing there is any distribution (other than a cash distribution in the ordinary course of business consistent with past practice), reclassification, stock split (including a reverse split), or other similar transaction, adjust the number of Alliance Capital units issued as consideration for the acquisition equitably to reflect such event;

     o assume Bernstein's obligations in connection with Sanford C. Bernstein Limited's lease and to indemnify and hold Bernstein harmless thereon;

     o refrain from, through the closing date, making any amendment to Alliance Capital's constituent documents or the terms of Alliance Capital units, in each case that would adversely discriminate against Bernstein as if Bernstein was a holder of Alliance Capital units as of the effective date of such amendment; and

     The parties mutually have agreed, among other things, to:

     o use their reasonable best efforts to take, or cause to be taken, all actions necessary or desirable to consummate the transactions contemplated by the acquisition agreement;

     o cooperate in determining which filings and actions are required and making such filings or taking such actions;

     o consult with one another before making any public statements with respect to the acquisition agreement or the transactions contemplated thereby;

     o    promptly notify the other of certain events;

     o use all reasonable efforts to assure that, for a period of three years after the closing date, at least 75% of the Board of Directors of the Sanford C. Bernstein Fund, Inc. or any permitted successor thereto are not "interested persons" of Alliance Capital, Bernstein or any of Bernstein's subsidiaries, as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC; and (ii) refrain from imposing or seeking to impose, for a period of two years after the closing date any "unfair burden" on the Sanford C. Bernstein Fund, Inc., within the meaning of the Investment Company Act; and

     o share equally any transfer, documentary, sales, use, stamp, registration, value added and other similar taxes and fees incurred in connection with transactions contemplated by the acquisition agreement.

     Conditions to the Closing of the Acquisition

     The obligations of both Alliance Capital and Bernstein to close the transactions contemplated by the acquisition agreement are subject to satisfaction prior to closing of specified customary conditions to the closing of this type of acquisition, as well as to additional specified conditions concerning:

     o the approval by Alliance Holding unitholders of the proposal to possibly issue from time to time up to 40.8 million Alliance Holding units (subject to adjustment, as described in "Transaction Agreements
          - Summary of Bernstein's Liquidity Rights") in exchange for Alliance Capital units to be issued to Bernstein in connection with Alliance Capital's acquisition of the Bernstein business;

     o execution of a registration rights agreement and the adoption of a deferred compensation plan, each on the terms and conditions agreed to by the parties as evidenced on respective term sheets attached as exhibits to the acquisition agreement;

     o re-issuance by Alliance Capital's outside counsel of specified opinions, which such counsel delivered at the signing of the acquisition agreement, relating to limited liability, tax and contract assignment matters, pursuant to the requirements of Alliance Capital's limited partnership agreement;

     o Alliance Capital's reasonable satisfaction that Bernstein has maintained at least 75% of its client revenue base as of May 31, 2000;

     o receipt by Bernstein of such authorizations and approvals of the board of directors (which gave all required approvals and authorizations at its duly held meeting on July 20, 2000) and shareholders (for whom Bernstein will hold a meeting on September 25, 2000 for the purpose of seeking required approvals and authorizations) of the Sanford C. Bernstein Fund, Inc. as may be required by the Investment Company Act;

     o Bernstein's outside counsel not having advised Bernstein that it is unable to reissue, as of the closing date, its tax opinion to Bernstein dated as of June 20, 2000 due solely to (i) (A) a change in the Internal Revenue Code, (B) the promulgation of any regulation (excluding any proposed regulation) under the Internal Revenue Code which is in effect as of the closing date or (C) any decision of the federal court of appeals or Supreme Court, in each case that is subsequent to June 20, 2000 and applicable to the transactions contemplated by the acquisition agreement, or (ii) Alliance Capital having, without the consent of Bernstein, transferred or assigned, in whole or from time to time in part, to one of more of its subsidiaries, the right to purchase all or a portion of the equity of Bernstein or the assets purchased from BTI and SCB LLC (other than assignments or cause to be directed transfers, as contemplated by the acquisition agreement and the other transaction agreements) and, in the case of either clause (i) or (ii), such events having a material adverse effect on the federal income tax consequences to Bernstein and its shareholders, in the aggregate; and

     o receipt of necessary governmental approvals and the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and foreign antitrust laws relating to the transactions contemplated by the acquisition agreement.

     Termination, Amendment and Waiver

     Right to Terminate. The acquisition agreement may be terminated at any time prior to the closing:

          (1)  by mutual written agreement of Alliance Capital and Bernstein;

          (2)  by either Alliance Capital or Bernstein if:

               o the acquisition does not close by December 31, 2000, provided that if Alliance Capital and Bernstein reasonably determine that the closing cannot be consummated on or before such date due solely to the fact that Alliance Capital or Bernstein will not have received by such date any required consents, authorizations or approvals from any
                    (A) domestic or Canadian governmental

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


                    agency or (B) foreign governmental agency (other than any Canadian governmental agency), then, either party may, under specified circumstances, negotiate in good faith separate closings for Bernstein's North American operations and overseas operations, in the case of a determination pursuant to clause (B), or extend the termination date to March 1, 2001, in the case of a determination pursuant to clause (A) or if the parties are unable to negotiate separate closings for the North American and foreign operations;

               o the consummation of the transactions contemplated by the acquisition agreement would be illegal or otherwise prohibited or violate any court order;

               o our limited partners and unitholders fail to approve the possible issuance, from time to time, of up to 40.8 million Alliance Holding units (subject to adjustment, as described in "Transaction Agreements - Summary of Bernstein's Liquidity Rights") in exchange for Alliance Capital units to Bernstein, which will acquire such Alliance Capital units at the closing of the acquisition;

          (3) by Alliance Capital if Bernstein or any shareholder of Bernstein that is a party to a voting agreement with Alliance Capital shall have breached its obligations to refrain from soliciting offers for the acquisition of the Bernstein business; or

          (4) by Bernstein if our special meeting of Alliance Holding unitholders is not convened within forty-five days of the approval by the SEC of this proxy statement.

     Termination Fee Payable by Bernstein. The acquisition agreement provides for a break-up fee to be paid by Bernstein to Alliance Capital in the amount of $125 million plus expenses if the acquisition agreement is terminated pursuant to clause (3) above. On July 20, 2000, Bernstein held a meeting of its shareholders at which Bernstein's shareholders approved and adopted the acquisition agreement and the transactions contemplated thereby by the requisite vote.

     Amendment and Waiver. Any provision of the acquisition agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the acquisition agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

Summary of Bernstein's Liquidity Rights

     Purchase Agreement

     Under the purchase agreement with AXA Financial and Alliance Capital, Bernstein has the right to sell or assign up to 2.8 million of the acquired Alliance Capital units at any time after the closing. Beginning on the second anniversary of the closing, generally Bernstein has the right (the "Put") to sell to AXA Financial, who itself may purchase or cause an entity it designates to purchase, each year for a period ending on the tenth anniversary of the closing date up to twenty percent of the acquired Alliance Capital units less any Alliance Capital units Bernstein may have otherwise transferred that year. The purchase price for the Alliance Capital units so sold to AXA Financial, or any entity designated by AXA Financial, pursuant to the Put will be the average of the closing prices of an Alliance Holding unit as quoted on the NYSE Composite Transactions Tape or as otherwise quoted or reported for the ten trading days ending on the fifth trading day following the date Bernstein notifies AXA Financial and Alliance Capital that it will exercise its Put rights.

     Transfer Restrictions

     In addition to the restrictions described above and in "--The Acquisition Agreement--Certain Covenants--Restrictions on Dispositions of Acquired Alliance Capital Units", Bernstein's Put rights are subject to the following additional restrictions:

     o    Generally, Bernstein may exercise its Put rights only once per year;

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

     o Generally, Bernstein may not deliver an exercise notice regarding its Put rights until at least nine months after it delivered its immediately preceding exercise notice;

     o The sale contemplated by an exercise notice must qualify as a private transfer pursuant to United States Treasury Regulations relating to "block transfers"; and

     o Bernstein may exercise its Put rights only at times permitted by, and otherwise in compliance with, ours and Alliance Capital's then applicable internal written policies generally applicable to senior officers restricting sales of Alliance Capital units.

     Under the terms of the purchase agreement, AXA Financial has the right to defer Bernstein's Put rights for up to 120 days if AXA Financial reasonably determines, after consultation with outside counsel, that it possesses material, non-public information about us or Alliance Capital or if AXA Financial or any of its affiliates is participating in third party discussions concerning the potential sale of Alliance Holding units or Alliance Capital units held by AXA Financial or its affiliates. AXA Financial also has the right to defer Bernstein's Put rights for up to six months if (1) the applicable exercise notice is delivered within six months of a sale of Alliance Capital units by AXA Financial or its affiliates or (2) the exercise would subject AXA Financial to Section 16 liability under the Securities Exchange Act of 1934, as amended. In addition, in the event Bernstein chooses to transfer Alliance Capital units to a third party, AXA Financial has a right of first refusal, subject to specified conditions, to purchase such Alliance Capital units.

     Limited Partnership Agreements

     Alliance Capital's limited partnership agreement requires the consent of Equitable Life, a wholly owned subsidiary of AXA Financial and parent of ours and Alliance Capital's common general partner, to transfers of Alliance Capital units. Pursuant to the purchase agreement, AXA Financial agrees to cause Equitable Life to give any required consents under such partnership agreement for any transfers permitted by the purchase agreement, including any exchange of Alliance Capital units for Alliance Holding units pursuant to the acquisition agreement. However, any such transfers must comply with all applicable provisions, conditions and requirements of the Alliance Capital limited partnership agreement and must qualify, in AXA Financial's sole and exclusive discretion, as a private transfer pursuant to United States Treasury Regulations relating to "block transfers" (unless such transfer is to Bernstein's Principals' Profit-Sharing Pool, in which case Bernstein must furnish to AXA Financial a legal opinion satisfactory to AXA Financial and Alliance Capital that such transfer is not considered a "transfer" for purposes of Section 7704 of the Internal Revenue Code).

     Registration Rights

     Pursuant to the acquisition agreement and subject to the execution of a definitive registration rights agreement, we have granted Bernstein the right, commencing on the second anniversary of the closing date, to demand that we use our reasonable best efforts to file a registration statement relating to the Alliance Holding units held by Bernstein from time to time that it will acquire in exchange for Alliance Capital units issued to it as consideration for the acquisition.

     We are required to honor no more than a reasonable number of demand registration rights during a period of ten years from the date of the executed registration rights agreement. No demand will be effective unless it is a demand to register a minimum number (to be agreed upon by the parties) of Alliance Holding units or, if less, all of the Alliance Holding units held by Bernstein. Bernstein recognizes that our right to offer Alliance Holding units and sales by employees, officers and directors of Alliance Capital have priority over any public offering by Bernstein. Bernstein agrees not to offer or sell Alliance Holding units for more than sixty days in any one year period following the second anniversary of the closing date. Bernstein also agrees to refrain from effecting any public or private distribution or sale of Alliance Holding units during the fifteen-day period prior to and during the ninety-day period beginning on the closing date of any underwritten offering pursuant to any other registration by us unless permitted by us.

     In connection with any such demand registration, Bernstein agrees to be responsible for all SEC fees, underwriting discounts or brokerage commissions and its counsel's fees and expenses and fifty percent of all other reasonable out-of-pocket costs, fees and expenses, including those of our counsel.

     We agree to indemnify Bernstein and its affiliates, and to the extent adequate indemnification is unavailable, to contribute to the payment of, any losses incurred relating to information included in any demand registration except for written information provided by Alliance Holding unitholders for inclusion in such demand registration. Alliance Holding unitholders will indemnify us and our affiliates for all losses relating to written information provided by them to us for use in the registration.

     Adjustment in the Number of Alliance Holding Units Issued on Exchange

     The number of Alliance Capital units that Alliance Capital will issue to Bernstein as consideration for the acquisition will be increased or decreased, as appropriate, in the event that prior to the closing of the acquisition, Alliance Capital (1) issues or delivers any additional Alliance Capital units as a result of the declaration or payment of a distribution (other than a cash distribution in the ordinary course consistent with past practice) to the Alliance Capital unitholders, (2) subdivides its outstanding Alliance Capital units into a larger number of Alliance Capital units, (3) combines its outstanding Alliance Capital units into a smaller number of Alliance Capital units or (4) becomes a party to any transaction (including without limitation a merger, consolidation or conversion) in which the previously outstanding Alliance Capital units will be changed into or exchanged for different interests of Alliance Capital or changed into or exchanged for common stock, interests or other securities of another person. Accordingly, if the number of units that Alliance Capital will issue to Bernstein is adjusted for one of these reasons, then the number of Alliance Holding units that Alliance Holding may issue from time to time to Bernstein in exchange for its Alliance Capital units will be increased or decreased, as appropriate.

     In addition, the number of Alliance Holding units that Alliance Holding may issue from time to time to Bernstein in exchange for the Alliance Capital units Bernstein receives at closing may be increased or decreased, as appropriate, if (1) at any time after the closing of the acquisition, Alliance Capital issues or delivers any additional Alliance Capital units or adjusts the outstanding Alliance Capital units, in each case, as described above or (2) the general partner adjusts the exchange ratio of Alliance Holding units for Alliance Capital units pursuant to Section 6.01 of the Alliance Holding limited partnership agreement.

     A vote in favor of Proposal No. 2 relating to amendments to our 1997 Long Term Incentive Plan will not result in any adjustments described in this section.

Equity Issuance to AXA Financial

     AXA Financial and Alliance Capital entered into a financing agreement dated as of June 20, 2000 pursuant to which AXA Financial purchased $1.6 billion worth of newly issued Alliance Capital units. The purchase price for each Alliance Capital unit was $49.05, determined in accordance with section 4.02(e) of Alliance Capital's limited partnership agreement, which provides that the price per Alliance Capital unit sold to the general partner or certain affiliates of the general partner, including AXA Financial, be equal to the average of the last reported sales price per Alliance Holding unit on the NYSE for the five trading days immediately prior to the date of purchase. Based on that formula, AXA Financial purchased from Alliance Capital 32,619,775 Alliance Capital units on June 21, 2000. Alliance Capital will use the proceeds primarily to finance the cash portion of the acquisition price.

Board and Committee Representation

     Pursuant to a letter agreement dated as of June 20, 2000 between Bernstein and AXA Financial, AXA Financial agreed to cause Messrs. Sanders and Hertog to be elected to the board of directors of the general partner. Pursuant to the acquisition agreement, Alliance Capital agreed to appoint Messrs. Sanders and Hertog, to its Management Compensation Committee.

Employment Agreements

     The following key executives of Bernstein executed employment agreements with Alliance Capital, which the general partner's board of directors approved and ratified on June 20, 2000.

     1. Mr. Sanders, who will serve as Vice Chairman and Chief Investment Officer of Alliance Capital;

     2.   Mr. Hertog, who will become Vice Chairman of Alliance Capital;

     3. Mr. Michael L. Goldstein, who will serve as Executive Vice President and Chief Investment Strategist Institutional Services of Alliance Capital;

     4. Mr. Andrew S. Adelson, who will serve as Executive Vice President and Chief Investment Officer International Value Equities of Alliance Capital; and

     5. Ms. Marilyn G. Fedak, who will become Executive Vice President and Chief Investment Officer U.S. Value Equities of Alliance Capital.

     These employment agreements will become effective upon closing and expire on the third anniversary of the closing date. The purpose of these agreements is to provide additional incentives to individuals who are critical to the business both in terms of completing the acquisition and beyond, and who are likely targets for competitive offers from other companies.

     Under the terms of their respective employment agreements, Messrs. Sanders, Hertog, Goldstein and Adelson and Ms. Fedak have each agreed: (1) not to engage, directly or indirectly, in any business that is competitive with Alliance Capital for a period through the third anniversary of the closing date or, in the event of a termination by Alliance Capital without cause (as defined in their respective employment agreement) or by Messrs. Sanders, Hertog, Goldstein or Adelson or Ms. Fedak, as the case may be, for good reason (as defined in their respective employment agreement), through the date of such termination; (2) not to solicit or entice away any employee of Alliance Capital for a period through the third anniversary of the closing date or, in the event of a termination by Alliance Capital without cause or by Messrs. Sanders, Hertog, Goldstein or Adelson or Ms. Fedak, as the case may be, for good reason, through the date of such termination; and (3) not to solicit or entice away any clients or accounts of Alliance Capital through the earlier of the third anniversary of the closing date and the end of the one year period beginning on the date as of which his or her respective employment was terminated. "Good reason" under the employment agreements of Messrs. Sanders and Hertog includes any failure of Mr. Sanders or Mr. Hertog, respectively, to be elected to the board of directors of the general partner or the removal of Mr. Sanders or Mr. Hertog, respectively, from the board by Alliance Capital without cause. "Good reason" under the employment agreements of Messrs. Goldstein and Adelson and Ms. Fedak includes a termination of the service of both Messrs. Sanders and Hertog as members of the general partner's board of directors, in each case as a result of either a termination by Alliance Capital without cause (as defined in the respective employment agreement of Messrs. Sanders and Hertog) or a termination by Messrs. Sanders and Hertog for good reason (as defined in the respective employment agreement of Messrs. Sanders and Hertog).

     To further provide retention incentives for the employment of Messrs. Sanders and Hertog, the board of directors of the general partner approved annual base salaries for each of Messrs. Sanders and Hertog of $1,000,000 per year. Messrs. Sanders and Hertog are also eligible to participate in Alliance Capital's Deferred Compensation Plan and shall receive a minimum annual award (as defined in the Plan) of $5,333,000 and $4,000,000, respectively. The board of directors approved annual base salaries for Messrs. Goldstein and Adelson and Ms. Fedak of $500,000 per year. Messrs. Goldstein and Adelson and Ms. Fedak are also eligible to participate in Alliance Capital's Deferred Compensation Plan and shall each receive a minimum annual award (as defined in the Plan) of $3,333,000.

Voting Agreements

     On July 20, 2000, Bernstein held a meeting of its shareholders at which its shareholders approved and adopted the acquisition agreement and the transactions contemplated thereby by the requisite vote.

     Bernstein shareholders representing approximately 81% of the outstanding Bernstein shares have entered into voting agreements with Alliance Capital, pursuant to which they have agreed to:

     o not vote in favor of the approval of any other proposal to acquire the Bernstein business or any corporate action the consummation of which would prevent or delay the consummation of the acquisition and related transactions; and

     o refrain from soliciting third party offers to acquire the Bernstein business.

       PROPOSAL NO. 2 -- AMENDMENTS TO THE 1997 LONG TERM INCENTIVE PLAN

     In November 1997, the board of directors of the general partner unanimously adopted and Alliance Holding unitholders subsequently approved, Alliance Holding's 1997 Long Term Incentive Plan (the "1997 Plan"). The 1997 Plan provides for the granting of options and other Alliance Holding unit-based awards in order to facilitate the attraction, retention and motivation of key employees, as well as enabling such employees to participate in the long-term growth and financial success of the Company. As of June 30, 2000, 8,376,000 options were granted under the 1997 Plan to purchase Alliance Holding units.

     On July 26, 2000, the board of directors approved amendments to the 1997 Plan, subject to approval of the Alliance Holding unitholders, to increase by 25 million (subject to adjustment, as described below in "The Alliance Holding 1997 Long Term Incentive Plan -- Alliance Holding Units Presently Authorized Under the 1997 Plan") the number of Alliance Holding units authorized for issuance under the 1997 Plan and to extend the term of the 1997 Plan during which awards may be made to July 26, 2010.

     The continued success of Alliance Holding depends upon its ability to attract and retain highly qualified and competent employees. Increasing the number of Alliance Holding units available for award under the 1997 Plan and extending the term during which awards may be made under the 1997 Plan enhance that ability and provide additional incentives to such personnel to advance the interests of Alliance Holding and its unitholders. The board of directors of the general partner recommends that the Alliance Holding unitholders vote in favor of the proposed amendments to the 1997 Plan.

     The essential features of the 1997 Plan and the proposed amendments are outlined below.


     The Alliance Holding 1997 Long Term Incentive Plan

Alliance Holding Units Presently Authorized Under the 1997 Plan

     The number of Alliance Holding units with respect to which awards may be granted under the 1997 Plan may not exceed 16 million less the excess of (a) the number of Alliance Holding units issued under Alliance Holding's Century Club Plan (the "Century Club Plan") over (b) the Pre-1997 Century Club Limit, as defined in the Century Club Plan. The number of Alliance Holding units authorized under the 1997 Plan is subject to adjustment in the event of any distribution (whether in the form of limited partnership interests, other securities or other property), recapitalization (including, without limitation, any subdivision or combination of limited partnership interests), reorganization, consolidation, combination, repurchase, or exchange of limited partnership interests or other securities of Alliance Holding, issuance of warrants or other rights to purchase limited partnership interests or other securities of Alliance Holding, any incorporation of Alliance Holding, or other similar transaction or event affects the Alliance Holding units such that an adjustment is determined to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 1997 Plan. Such adjustments may be made by the Committee (as defined below). The Alliance Holding units issuable under the 1997 Plan may be drawn from either authorized but previously unissued Alliance Holding units or from reacquired Alliance Holding units.

Material Features of the 1997 Plan

     Currently, the Plan is administered by the board of directors or a committee of the board of directors designated by the board of directors (the "Committee"). Except as limited by the board of directors, the Committee has, among other powers, the power to interpret, waive, amend, establish, or suspend rules and regulations of the 1997 Plan in its administration of the 1997 Plan.

     Except as limited by the board of directors, the Committee has sole and complete authority to grant to eligible participants one or more equity awards, including options, restricted Alliance Holding units and phantom restricted Alliance Holding units, performance awards, other Alliance Holding unit-based awards, or any combination thereof (each an "Award"). Except as limited by the board of directors, the Committee has the sole discretion to determine the number or amount of any Award to be awarded to any participant.

     Each Award is evidenced by an award agreement that it delivered to the participant specifying the terms and conditions of the Award and any rules applicable to such Award. The material terms and features of the various forms of Awards available under the 1997 Plan are set forth below.

     Options. These are options to purchase Alliance Holding units upon payment of a pre-established exercise price. The exercise price, vesting schedule (if any) and other terms and conditions of options granted under the 1997 Plan are established at the time of grant by the Committee.

     Restricted Alliance Holding Units. These are grants of Alliance Holding units to employees, subject generally to forfeiture and transfer restrictions which lapse in accordance with a vesting schedule or upon the satisfaction of specified conditions. The vesting schedule or conditions are established by the Committee at the time of grant.

     Phantom Restricted Alliance Holding Units. These are rights to receive Alliance Holding units at a future date, in accordance with a vesting schedule or upon satisfaction of other specified conditions. The vesting schedule or other conditions are established by the Committee at the time of grant.

     Performance Awards. These are rights to receive amounts, denominated in Alliance Holding units, based upon Alliance Holding's performance during the period between the date of grant and a pre-established future date. Performance criteria, the length of the performance period, and the form and time of payment of the Award are established by the Committee at the time of grant.

     Other Alliance Holding Unit-Based Awards. These are Awards based on, or related to, Alliance Holding units that do not constitute any of the Awards described above. Such Awards have such terms and conditions as are established by the Committee (such awards, "Other Unit-Based Awards").

Eligible Participants

     Under the 1997 Plan, and as designated by the Committee, any officer or employee of or any adviser or consultant to Alliance Holding or Alliance Holding's affiliates or any member of the board of directors may be a participant in the 1997 Plan and receive Awards thereunder.

     The 1997 Plan is a discretionary plan and, accordingly, it is not possible at present to determine the amount or form of any Award that will be available for grant to any individual during the term of the 1997 Plan.

Amendments to the 1997 Plan

     As of July 25, 2000, only approximately 7,891,000 options to purchase Alliance Holding units remain available to be granted under the 1997 Plan. The board of directors believes that it is in the best long-term interest of Alliance Holding to have available for issuance under the 1997 Plan a sufficient number of Alliance Holding units to provide for continuing, meaningful incentives to the employees of Alliance Holding and Alliance Holding's other subsidiaries. In addition, after the closing of the acquisition, additional Alliance Holding units will be required to be available for award to key Bernstein employees. No awards have been committed to Bernstein or its shareholders.

     Accordingly, subject to approval of the Alliance Holding unitholders, the board of directors has approved an amendment under which the number of Alliance Holding units with respect to which awards are authorized under the 1997 Plan would be revised to equal the sum of 25 million (subject to adjustment, as described above) and the present limit. (The present limit is described in detail under "Alliance Holding Units Presently Authorized Under the 1997 Plan," above.) This would have the effect of increasing by 25 million the number of Alliance Holding units authorized for issuance under the 1997 Plan.

     In addition, subject to the approval of the Alliance Holding unitholders, the board of directors has approved an amendment extending the term of the 1997 Plan from November 20, 2007 to July 26, 2010, which will lengthen the period during which awards may be made under the 1997 Plan.

Discussion of Certain Federal Income Tax Consequences

     Under current federal income tax law, the grant and/or exercise of Awards under the 1997 Plan would have the following material tax consequences:

     Options. A participant will not recognize taxable income solely as a result of being granted an option or holding an unexercised option. When a participant exercises an option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the Alliance Holding units purchased thereunder over the purchase price. When a participant disposes of such Alliance Holding units, any amount received in excess of the fair market value of the Alliance Holding units on the date of exercise generally will be treated as long-, mid- or short-term capital gain, depending upon the holding period of the Alliance Holding units. If the amount received on disposition of such Alliance Holding units is less than the fair market value of the Alliance Holding units on the date of exercise, the loss generally will be treated as long-, mid- or short-term capital loss, depending upon the holding period of the Alliance Holding units. Upon the exercise of an option, Alliance Holding will generally be entitled to a deduction for federal income tax purposes in an amount equal to the amount of ordinary income recognized by the participant in respect of the exercise.

     To the extent that a participant pays all or part of the purchase price of Alliance Holding units by surrendering Alliance Holding units owned by the participant, the rules described in the preceding paragraph will apply, except that the number of Alliance Holding units received upon the exercise which is equal to the number of Alliance Holding units so surrendered will generally have the same tax holding period as the Alliance Holding units surrendered. Generally, the additional option Alliance Holding units received upon such purchase will have a holding period which commences on the date of purchase.

     The aggregate basis of a participant in all of his or her Alliance Holding units immediately after such Alliance Holding units have been so acquired generally will equal the sum of (i) the adjusted basis of any Alliance Holding units owned by the participant immediately prior to exercise (including any Alliance Holding units surrendered as payment of the purchase price), (ii) the amount of cash paid by the participant upon exercise of the option and (iii) the amount of ordinary income recognized by the participant upon the exercise of the option. A participant will not recognize gain or loss with respect to Alliance Holding units used to pay the purchase price upon exercise of an option.

     Restricted Alliance Holding Units. Except in the case of a Section 83(b) election as described below, a recipient of restricted Alliance Holding units will, at the time the Alliance Holding units vest, realize ordinary income in an amount equal to the fair market value of the Alliance Holding units and any other property received at the time of vesting, and Alliance Holding generally will be entitled to a corresponding deduction for federal income tax purposes. Partnership distributions paid to the participant with respect to the Alliance Holding units during the period prior to vesting will be ordinary income to the participant and deductible as such by Alliance Holding. Alternatively, a recipient of restricted Alliance Holding units may, at the time of receipt of such Alliance Holding units, elect under Section 83(b) of the U.S. Internal Revenue Code (the "Code") to recognize the fair market thereof as of the date of receipt, in which case Alliance Holding will be entitled to a corresponding deduction at that time. If a recipient of restricted Alliance Holding units makes a Section 83(b) election and subsequently forfeits the Alliance Holding units prior to lapsing of the relevant restrictions, the recipient will not recognize any loss, for federal income tax purposes, with respect to such forfeiture.

     The basis of a participant in his or her Alliance Holding units received in respect of an Award of restricted Alliance Holding units generally will equal the amount of ordinary income recognized by the participant as described in the preceding paragraph. Upon disposition of such Alliance Holding units, the participant will generally recognize long-, mid- or short-term capital gain (or loss), depending upon the holding period of the Alliance Holding units.

     Awards Settled in Property. Awards under the 1997 Plan that are settled in vested property, such as phantom restricted Alliance Holding units and performance Awards, will generally cause the recipient to realize ordinary income, at the time of receipt, in the amount or fair market value of the property received. Alliance Holding will generally be entitled to a deduction of the same amount.

     Other Alliance Holding Unit-Based Awards. The federal income tax consequences of Other Unit-Based Awards will depend upon the form such Awards take.

     The foregoing discussion is based upon current provisions of the Code, which are subject to change. The summary does not cover any state or local tax consequences.

     The 1997 Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor is it a qualified employee benefit plan under Section 401(a) of the Code.

                            Executive Compensation

     The information set forth below describes the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the general partner, based on 1999 salary and annual bonuses (the "Named Executive Officers").

     The general partner pays directors who are not employees of Alliance Capital, Alliance Holding, AXA Financial or any affiliate of AXA Financial an annual retainer of $18,000 plus $1,000 per meeting attended of the board of directors and $500 per meeting of a committee of the board of directors not held in conjunction with a board of directors meeting. Alliance Capital reimburses Messrs. Luis Javier Bastida, Donald H. Brydon, Henri de Castries, Kevin C. Dolan, Denis Duverne, Herve Hatt, Benjamin D. Holloway and Robert B. Zoellick for certain expenses incurred in attending board of directors' meetings. Other directors are not entitled to any additional compensation from the general partner for their services as directors. The board of directors meets quarterly.

     Summary Compensation Table. The following Summary Compensation Table sets forth all plan and non-plan compensation awarded to, earned by or paid to the Named Executive Officers for the year ended December 31, 1999.

                                                                                          Long Term Compensation
                                                Annual Compensation                      Awards            Payouts
(a)                            (b)       (c)          (d)            (e)            (f)          (g)         (h)          (i)
                                                                                 Restricted    Options/
                                                                 Other Annual      Stock      (#Alliance    LTIP       All other
                                                                   Compen-        Award(s)     Holding     Payouts      Compen-
Name and Principal Position    Year   Salary ($)   Bonus ($)    sation ($) (1)      ($)         Units)     ($) (1)   sation ($)(2)
---------------------------    ----   ---------    --------     -------------    ----------    ---------   -------   ------------
Dave H. Williams.............  1999      274,996    5,500,000               --            0            0         0        419,581
Chairman of the Board          1998      274,976    4,500,000               --            0            0         0        482,531
                               1997      274,976    3,000,000               --            0            0         0        835,027

John D. Carifa...............  1999      269,232    7,200,000        6,601,411            0            0         0      1,506,082
President & Chief
 Operating Officer             1998      250,000    5,000,000               --            0      500,000         0      1,209,640
                               1997      250,000    4,000,000               --            0            0         0        686,979

Bruce W. Calvert.............  1999      269,232    6,200,000               --            0            0         0      1,506,856
Vice Chairman & Chief
 Executive Officer             1998      250,000    4,500,000          264,273            0      500,000         0      1,208,311
                               1997      250,000    4,000,000               --            0            0         0        687,532

Robert H. Joseph, Jr.........  1999      172,692      738,000          610,429            0       15,000         0        283,348
Senior Vice President &
 Chief Financial Officer       1998      163,846      591,500          257,798            0       20,000         0        187,737
                               1997      160,000      494,000               --            0       20,000         0        110,335

David R. Brewer, Jr..........  1999      172,692      741,500          879,670            0       15,000         0        283,348
Senior Vice President &
 General Counsel               1998      163,846      595,000          199,448            0       20,000         0        187,737
                               1997      157,692      495,500          104,646            0       20,000         0        110,037

---------
(1) Perquisites and personal benefits are not included in column (e) if the aggregate amount did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported in columns (c) and (d).

     Column (e) for 1999 includes for Mr. Carifa, among other perquisites and personal benefits, $6,525,000 representing the dollar value of the difference between the exercise price and fair market value of Alliance Holding units acquired as a result of the exercise of options and $42,000 for personal tax services.

     Column (e) for 1999 includes for Mr. Joseph, among other perquisites and personal benefits, $588,246 representing the dollar value of the difference between the exercise price and fair market value of Alliance Holding units acquired as a result of the exercise of options and $9,000 for personal tax services.

     Column (e) for 1999 includes for Mr. Brewer, among other perquisites and personal benefits, $860,222 representing the dollar value of the difference between the exercise price and fair market value of Alliance Holding units acquired as a result of the exercise of options and $6,000 for personal tax services.

     Column (e) for 1998 includes for Mr. Calvert, among other perquisites and personal benefits, $247,323 for costs, including housing, cost-of-living adjustment, tax equalization and car allowance, for a temporary assignment in London and $16,950 for personal tax services.

     Column (e) for 1998 includes for Mr. Joseph, among other perquisites and personal benefits, $240,000 representing the dollar value of the difference between the exercise price and fair market value of Alliance Holding units acquired as a result of the exercise of options and $9,000 for personal tax services.

     Column (e) for 1998 and 1997 includes for Mr. Brewer, among other perquisites and personal benefits, $187,000 and $98,000 respectively, representing the dollar value of the difference between the exercise price and fair market value of Alliance Holding units acquired as a result of the exercise of options and, for 1998, $5,700 for personal tax services.

(2) Column (i) includes award amounts vested and earnings credited in 1997, 1998 and 1999 in respect of the Alliance Partners Compensation Plan. Column (i) does not include any amounts in respect of awards made in 1999 in respect of the Alliance Partners Compensation Plan since none of these awards have vested and no earnings have been credited in respect of the 1999 awards.

     Column (i) includes the following amounts for 1999:

                                                                 Vesting of
                                               Vesting of        Awards and
                                               Awards and          Accrued
                                                Accrued           Earnings
                              Earnings          Earnings       Under Alliance        Profit
                             Accrued On      Under Capital        Partners           Sharing       Term Life
                           Partners Plan      Accumulation      Compensation          Plan         Insurance
                              Balances            Plan              Plan          Contribution      Premiums       Total
                           -------------     -------------     --------------     ------------     ---------       -----
Dave H. Williams.......           $14,669           $83,581           $281,141          $23,000       $17,190      $419,581
John D. Carifa.........             5,735            33,442          1,438,366           23,000         5,539     1,506,082
Bruce W. Calvert.......             5,060            34,891          1,438,366           23,000         5,539     1,506,856
Robert H. Joseph, Jr...                 0                 0            256,862           23,000         3,486       283,348
David R. Brewer, Jr....                 0                 0            256,862           23,000         3,486       283,348


     Option Grants in 1999

     The table below shows information regarding grants of options made to the Chairman of the Board and each of the four most highly compensated executive officers of the general partner at the end of 1999 ("Named Executive Officers") under the 1993 Unit Option Plan and the 1997 Long Term Incentive Plan ("Alliance Capital Options Plans") during 1999. The amounts shown for each of the Named Executive Officers as potential realizable values are based on assumed annualized rates of appreciation of five percent and ten percent over the full ten-year term of the options, which would result in Unit prices of approximately $48.77 and $77.65, respectively. The amounts shown as potential realizable values for all Alliance Holding unitholders represent the corresponding increases in the market value of 72,259,583 outstanding Alliance Holding units held by all Alliance Holding unitholders as of December 31, 1999, which would total approximately $1.4 billion and $3.4 billion, respectively. No gain to the optionees is possible without an increase in the price of an Alliance Holding unit which will benefit all Alliance Holding unitholders proportionately. These potential realizable values are based solely on assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option exercises and Alliance Holding unitholdings are dependent on the future performance of the Alliance Holding units. There can be no assurance that the potential realizable values shown in this table will be achieved.

                                    Option Grants in 1999

                                                                                               Potential Realizable Value
                                                                                                at Assumed Annual Rates
                                                                                               of Unit Price Appreciation
                                               Individual Grants(1)                                 for Option Term
                           ------------------------------------------------------------        --------------------------
                                             % of total
                            Number of         Options
                            Securities       Granted to
                            Underlying       Employees         Exercise
                             Options         in Fiscal          Price        Expiration           5%               10%
Name                       Granted (#)        Year (2)         ($/Unit)         Date             ($)               ($)
-----------------------    -----------       ----------        --------      ----------        -------           -------
Dave H. Williams.......              0            N/A              N/A              N/A            N/A               N/A
John D. Carifa.........              0            N/A              N/A              N/A            N/A               N/A
Bruce W. Calvert.......              0            N/A              N/A              N/A            N/A               N/A
Robert H. Joseph, Jr...         15,000             .8%           30.25         12/06/09        277,800           711,000
David R. Brewer, Jr....         15,000             .8%           30.25         12/06/09        277,800           711,000

(1) Options on Alliance Holding units are awarded at the fair market value of Alliance Holding units at the date of award and become exercisable in 20% increments commencing one year from such date if the optionee has not died or terminated employment. Such options lapse at the earliest of ten years after award, three months after the optionee's normal termination of employment or disability, six months after the optionee's death, or at the time of the optionee's termination of employment otherwise than normally.

(2) Options in respect of 2,000,000 Alliance Holding units were granted in 1999.

      Aggregated Option Exercises in 1999 and 1999 Year-End Option Values

     The following table summarizes for each of the Named Executive Officers the number of options exercised during 1999, the aggregate dollar value realized upon exercise, the total number of Alliance Holding units subject to unexercised options held at December 31, 1999, and the aggregate dollar value of in-the-money, unexercised options held at December 31, 1999. Value realized upon exercise is the difference between the fair market value of the underlying Alliance Holding units on the exercise date and the exercise price of the option. Value of unexercised, in-the-money options at fiscal year-end is the difference between its exercise price and the fair market value of the underlying Alliance Holding units on December 31, 1999, which was $29.9375 per Alliance Holding unit. These values have not been, and may never be, realized. The underlying options have not been, and may never be, exercised, and actual gains, if any, on exercise will depend on the value of Alliance Holding units on the date of exercise. There can be no assurance that these values will be realized.

                      Aggregated Option Exercises in 1999

                      And December 31, 1999 Option Values

                                                                 Number of Alliance Holding         Value of Unexercised In-the-
                                                                 Units Underlying Unexpired               Money Options at
                             Options                            Options at December 31, 1999         December 31, 1999 ($) (1)
                            Exercised       Value Realized
                           (# Alliance
Name                      Holding Units)         ($)           Exercisable      Unexercisable      Exercisable      Unexercisable
----                      -------------     --------------     -----------      -------------      -----------      -------------
Dave H. Williams......                 0               N/A                 0                 0                 0                 0
John D. Carifa........           400,000         6,525,000           380,000           470,000         6,065,000         2,875,625
Bruce W. Calvert......                 0               N/A           740,000           460,000        13,255,000         2,673,125
Robert H. Joseph, Jr..            30,620           588,246           120,500            63,000         2,295,070           571,875
David R. Brewer, Jr...            34,058           860,222           148,750            59,000         3,046,711           490,875

---------
(1) In-the-Money Options are those where the fair market value of the underlying Alliance Holding units exceeds the exercise price of the option. The Named Executive Officers hold no other options in respect of the Alliance Holding units or Alliance Capital units.

     Options to acquire Alliance Holding units are granted by Alliance Capital to its employees. Upon exercise of options, Alliance Holding exchanges the proceeds from exercise for a number of Alliance Capital units equal to the number of Alliance Holding units acquired pursuant to the option exercises, thus increasing Alliance Holding's investment in Alliance Capital.

     Compensation Agreements with Certain Executive Officers

     In connection with the 1985 acquisition by Equitable Life of Donaldson Lufkin & Jenrette, Inc. ("DLJ"), ACMC, Inc., a wholly owned subsidiary of Equitable Life, entered into employment agreements with Messrs. Williams, Carifa and Calvert. Each agreement provided for deferred compensation payable in stated monthly amounts for ten years commencing at age 65, or earlier in a reduced amount in the event of disability or death, if the individual involved so elects. The right to receive such deferred compensation is vested. Assuming payments commence at age 65, the annual amount of deferred compensation payable for ten years to Messrs. Williams, Carifa and Calvert is $425,731, $522,036, and $434,612, respectively. While Alliance Capital assumed responsibility for payment of these deferred compensation obligations, ACMC, Inc. and the general partner are required, subject to certain limitations, to make capital contributions to Alliance Capital in an amount equal to the payments, and ACMC, Inc. is also obligated to the employees for the payments. The general partner's obligations to make capital contributions to Alliance Capital are guaranteed, subject to certain limitations, by Equitable Holdings LLC, a wholly-owned subsidiary of Equitable Life.

     Certain Employee Benefit Plans

     Retirement Plan. Alliance Capital maintains a qualified, non-contributory, defined benefit retirement plan covering most employees of Alliance Capital who have completed one year of service and attained age 21. Employer contributions are determined by application of actuarial methods and assumptions to reflect the cost of benefits under the plan. Each participant's benefits are determined under a formula which takes into account years of credit service, the participant's average compensation over prescribed periods and Social Security covered compensation. The maximum annual benefit payable under the plan may not exceed the lesser of $100,000 or 100% of a participant's average aggregate compensation for the three consecutive years in which he received the highest aggregate compensation from Alliance Capital or such lower limit as may be imposed by the Internal Revenue Code on certain participants by reason of their coverage under another qualified plan maintained by Alliance Capital. A participant is fully vested after the completion of five years of service. The plan generally provides for payments to or on behalf of each vested employee upon such employee's retirement at the normal retirement age provided under the plan or later, although provision is made for payment of early retirement benefits on an actuarially reduced basis. Normal retirement age under the plan is 65. Death benefits are payable to the surviving spouse of an employee who dies with a vested benefit under the plan.

     The table below sets forth with respect to the retirement plan the estimated annual straight life annuity benefits payable upon retirement at normal retirement age for employees with the remuneration and years of service indicated:

                                                      Estimated Annual Benefits
                  ---------------------------------------------------------------------------------------
                                                    Years of Service at Retirement
Average Final     ---------------------------------------------------------------------------------------
Compensation          15           20           25           30           35           40           45
-------------     ---------    ---------    ---------    ---------    ---------    ---------    ---------
$100,000           $19,078      $25,437      $31,796      $38,156      $44,515      $49,515      $54,515
 150,000            30,328       40,437       50,546       60,656       70,765       78,265       85,765
 200,000            41,578       55,437       69,296       83,156       97,015      100,000      100,000
 250,000            52,828       70,437       88,046      100,000      100,000      100,000      100,000
 300,000            64,078       85,437      100,000      100,000      100,000      100,000      100,000

     Assuming they are employed by Alliance Capital until age 65, the credited years of service under the plan for Messrs. Williams, Carifa, Calvert, Joseph and Brewer would be 20, 40, 38, 28 and 22, respectively. Compensation on which plan benefits are based includes only base compensation and not bonuses, incentive compensation, profit-sharing plan contributions or deferred compensation. The compensation for calculation of plan benefits for each of these five individuals for 1999 is $160,000, $160,000, $160,000, $160,000 and
$160,000, respectively.

     DLJ Executive Supplemental Retirement Program. In 1983 DLJ adopted an Executive Supplemental Retirement Program under which certain employees of Alliance Capital deferred a portion of their 1983 compensation in return for which DLJ agreed to pay each of them a specified annual retirement benefit for 15 years beginning at age 65. Benefits are based upon the participant's age and the amount deferred and are calculated to yield an approximate 12.5% annual compound return. In the event of the participant's disability or death, an equal or lesser amount is to be paid to the participant or his beneficiary. After age 55, participants the sum of whose age and years of service equals 80 may elect to have their benefits begin in an actuarially reduced amount before age 65. DLJ has funded its obligation under the Executive Supplemental Retirement Program through the purchase of life insurance policies.

     The following table shows as to the Named Executive Officers who are participants in the Executive Supplemental Retirement Program the estimated annual retirement benefit payable at age 65. Each of these individuals is fully vested in the applicable benefit.

                                          Estimated Annual
Name                                     Retirement Benefit
----                                     ------------------
Dave H. Williams...................          $ 55,838.28
John D. Carifa.....................           124,495.56
Bruce W. Calvert...................           154,501.80

                              THE SPECIAL MEETING

     On behalf of Alliance Holding, the general partner is using this proxy statement to solicit voting instructions from Alliance Holding unitholders for use at the Alliance Holding special meeting. We are first mailing this proxy statement and accompanying voting instruction form to Alliance Holding unitholders on or about o, 2000.

Matters Relating to the Meeting

Time and Place:                               o, 2000
                                              o a.m., New York City time
                                              Alliance Capital Management L.P.
                                              1345 Avenue of the Americas
                                              41(st) floor
                                              New York, New York 10105

Purpose of Meeting is to Vote                 (1) The possible issuance of up to 40.8 million Alliance Holding units
Upon the Following Items:                         (subject to adjustment, as described in this proxy statement) from time to time in exchange for Alliance Capital units issued to
                                                  Bernstein in connection with the acquisition by Alliance Capital of the Bernstein business; and

                                              (2) The approval and adoption of the amendment to Alliance Holding's
                                                  1997 Long Term Incentive Plan providing for the increase by 25 million of the Alliance Holding units authorized for issuance
                                                  (subject to adjustment, as described in this proxy statement)
                                                  thereunder and the extension of the term of the 1997 Long Term
                                                  Incentive Plan during which awards may be made to July 26, 2010.

                                              (3) Such other matters as may properly come before the meeting, including the approval of any adjournment of the meeting.

Record Date:                                  The record date for Alliance Holding units entitled to vote is o, 2000.

Outstanding Alliance Holding Units            As of the close of business on the record date, there were o Alliance
as of Record Date:                            Holding units outstanding and entitled to vote.

Quorum Requirement:                           A quorum is necessary to hold a valid meeting.  A quorum will be met if
                                              Alliance ALP, Inc. (the entity that holds, in name only, the limited partnership interests underlying all units) has received voting instructions
                                              (including instructions to abstain) for more than 50% of the Alliance
                                              Holding units held by all holders.

Presence of Accountants at the                Representatives of KPMG LLP are expected to be present at the meeting.
Meeting:                                      These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required to Approve the Proposals

Proposal                                        Vote Necessary
1. Approval of issuance of Alliance             Affirmative vote of a majority of votes cast.
   Holding units:

2. Approval of amendments to the 1997           Affirmative vote of a majority of votes cast.
   Long Term Incentive Plan:

     In addition, both proposals require the approval of the general partner, which has already been obtained.

Voting Instructions

     You may vote in person at the special meeting or by submitting your voting instructions as directed in your voting instruction form. To be effective, your voting instructions must be submitted to Alliance ALP, Inc. (the entity that holds, in name only, the limited partnership interests underlying all units) on or before the special meeting date.

     You are entitled to direct the vote of one limited partnership interest in Alliance Holding for every unit you hold. If your voting instruction form is signed and returned without indicating instructions for one or both proposals, your units will be voted FOR approval of that proposal or those proposals. If your voting instruction form is signed and returned and indicates instructions to abstain with respect to one or both proposals, this will have the effect of neither a vote FOR nor a vote AGAINST approval of that proposal or those proposals. If you do not submit a voting instruction form to Alliance ALP, Inc., your units will not be deemed represented at the special meeting for purposes of determining whether a quorum is present, and your units will not be voted for approval of either proposal. Broker non-votes will be counted to determine whether a quorum is present but will not be counted in determining whether a particular proposal has been approved by the unitholders.

     How to Vote:

By Telephone*:                             Call o toll-free and follow the instructions.  You will need to give the personal identification number contained on your
                                           voting instruction form.

By Internet*:                              Go to www.o and follow the instructions.  You will need to give the personal identification number contained on your
                                           voting instruction form.

In Writing:                                Complete, sign, date and return your voting instruction form in the enclosed envelope.

---------
* If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or internet voting. Section 17.04(c) of the Alliance Holding limited partnership agreement provides that Delaware law governing the validity and use of corporate proxies shall govern the validity and use of written instructions by unitholders. Section 212 of the Delaware General Corporation Law authorizes the use of electronic transmission, such as transmissions over the internet, to grant a proxy.

     Revoking Your Voting Instructions

     You may revoke your voting instructions before the vote at the special meeting by:

     o submitting new voting instructions with a later date, including voting instructions given by telephone or internet, to Alliance ALP, Inc. and the general partner,

     o notifying Alliance ALP, Inc. and the secretary of the general partner in writing before the meeting that you have revoked your voting instructions, or

     o attending the special meeting and delivering another voting instruction form to Alliance ALP, Inc. in person. Attendance at the special meeting will not by itself constitute a revocation of voting instructions.

     All written notices of revocation and other communications with respect to revocation of voting instructions should be addressed to Alliance ALP, Inc. and the secretary of the general partner, c/o [Name of proxy solicitor], [address], toll-free telephone number: o.

Other Business; Adjournments

     The Board of Directors of the general partner knows of no other matters to be acted on at the special meeting. However, if any other matters are properly brought before the special meeting, Alliance ALP, Inc. or its substitutes will vote the voting instructions in accordance with its judgment with respect to such matters, unless you withhold authority to do so in your voting instructions.

     Adjournments may be made for the purpose of, among other things, solicitations of additional voting instructions. If your voting instruction form is signed and returned and indicates instructions to vote AGAINST one or both proposals, your units will be voted AGAINST any adjournments. Otherwise, your units will be voted FOR any adjournments.

     Alliance Holding does not hold annual meetings of unitholders and does not expect to hold any unitholder meetings other than the special meeting for the foreseeable future.

Solicitation of Voting Instruction Forms

     This solicitation is being made by the general partner on behalf of Alliance Holding. The costs of soliciting voting instructions will be borne by Alliance Capital. In addition to this mailing, officers, employees or representatives of the general partner may solicit voting instruction forms personally, electronically or by telephone. Officers, employees or representatives of the general partner may also meet with brokers, research analysts and other members of the investment community and may arrange meetings with unitholders to discuss the special meeting. Officers and employees of the general partner who engage in solicitation efforts or who participate in such meetings and contacts will do so without additional compensation.

     The general partner has also retained o as information agent to help with the solicitation. In connection with this engagement, the information agent will receive a fee of $o plus reasonable out-of-pocket expenses. None of the compensation paid to the information agent will be contingent on the outcome of the solicitation efforts or the result of the solicitation with respect to either Proposal or based on the number of affirmative votes received.

No Appraisal Rights

     Alliance Holding unitholders who object to either Proposal No. 1 or Proposal No. 2 will have no appraisal, dissenter or similar rights under applicable law. That is, such Alliance Holding unitholders will not have the right, instead of consenting to Proposal No. 1 or Proposal No. 2, to seek judicial determination of the "fair value" of the Alliance Holding units and to compel Alliance Holding to purchase such Alliance Holding units for cash in that amount. Alliance Holding will not voluntarily give its unitholders these rights. If you give voting instructions to vote in favor of Proposal No. 1 or Proposal No. 2, a court may find that you have waived your right to challenge the fairness of such proposal, regardless of whether you act individually or as a member of a class of Alliance Holding's unitholders.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Security Holders

     Alliance Holding has no information that any person beneficially owns more than 5% of the Alliance Holding units.

Management

     The following table sets forth, as of July 1, 2000, the beneficial ownership of Alliance Holding units by each director and each Named Executive Officer of the general partner and by all directors and executive officers of the general partner as a group:

                                                                           Number of Alliance Holding
                                                                           Alliance Holding Units and
                                                                                   Nature of
Name of Beneficial Owner                                                      Beneficial Ownership        Percent of Class
------------------------                                                   --------------------------     ----------------
Dave H. Williams (1)(2)...............................................                1,009,876                 1.4%
Luis Javier Bastida...................................................                        0                  *
Donald H. Brydon (1)..................................................                        0                  *
Bruce W. Calvert (1)(3)...............................................                1,300,000                 1.8%
John D. Carifa (1)(4).................................................                1,435,336                 2.0%
Henri de Castries (1).................................................                    2,000                  *
Kevin C. Dolan (1)....................................................                        0                  *
Denis Duverne (1).....................................................                    2,000                  *
Alfred Harrison (1)...................................................                  342,940                  *
Herve Hatt (1)........................................................                        0                  *
Michael Hegarty (1)...................................................                        0                  *
Benjamin D. Holloway(5)...............................................                   13,600                  *
W. Edwin Jarmain(1)...................................................                        0                  *
Edward D. Miller (1)..................................................                        0                  *
Peter D. Noris (1)....................................................                    2,000                  *
Frank Savage (1)......................................................                   81,000                  *
Peter J. Tobin(1).....................................................                        0                  *
Stanley B. Tulin (1)..................................................                    4,000                  *
Reba W. Williams (1)(6)...............................................                1,009,876                 1.4%
Robert B. Zoellick(7).................................................                    2,600                  *
David R. Brewer, Jr. (1)(8)...........................................                  242,000                  *
Robert H. Joseph, Jr. (1)(9)..........................................                  133,800                  *
All Directors and executive officers of the general partner as a
 Group (22 persons)(10)...............................................                4,581,232                 6.3%

---------
* Number of Alliance Holding units listed represents less than 1% of the Alliance Holding units outstanding.

(1) Excludes Alliance Holding units beneficially owned by AXA, AXA Financial and/or EquitableLife. Messrs. Williams, Brydon, de Castries, Dolan, Duverne, Hatt, Hegarty, Jarmain, Miller, Noris, Tobin and Tulin are directors and/or officers of AXA, AXA Financial and/or Equitable Life. Messrs. Williams, Calvert, Carifa, Harrison, Savage, Brewer, Joseph and Mrs. Reba W. Williams are directors and/or officers of the general partner.

(2)  Includes 160,000 Alliance Holding units owned by Mrs. Reba W. Williams.

(3) Includes 800,000 Alliance Holding units which may be acquired within 60 days under Alliance Capital Option Plans.

(4) Includes 450,000 Alliance Holding units which may be acquired within 60 days under Alliance Capital Option Plans.

(5) Includes 2,000 Alliance Holding units which may be acquired within 60 days under Alliance Capital Option Plans.

(6)  Includes 849,876 Alliance Holding units owned by Mr. Dave H. Williams.

(7) Includes 2,000 Alliance Holding units which may be acquired within 60 days under Alliance Capital Option Plans.

(8) Includes 140,000 Alliance Holding units which may be acquired within 60 days under Alliance Capital Option Plans and 2,000 Alliance Holding units owned by Mr. Brewer's wife.

(9) Includes 113,880 Alliance Holding units which may be acquired within 60 days under Alliance Capital Option Plans.

(10) Includes 1,507,880 Alliance Holding units which may be acquired within 60 days under Alliance Capital Option Plans.

     The following tables set forth, as of March 1, 2000, the beneficial ownership of the common stock of AXA Financial, AXA, a company organized under the laws of France, and Finaxa, a French holding company that, on March 1, 2000, directly and indirectly owned approximately 20.3% of the issued ordinary shares (representing 31.9% of the voting power) of AXA, by each director and each Named Executive Officer of the general partner and by all directors and executive officers of the general partner as a group:

                          AXA Financial Common Stock

                                                                            Number of Shares and Nature      Percent of
Name of Beneficial Owner                                                      of Beneficial Ownership          Class
------------------------                                                    ---------------------------      ----------
Dave H. Williams (1)...................................................               200,000                      *
Luis Javier Bastida ...................................................                     0                      *
Donald H. Brydon (2)...................................................                     0                      *
Bruce W. Calvert (3)...................................................               100,000                      *
John D. Carifa (4).....................................................               100,000                      *
Henri de Castries (2)(5)...............................................                86,665                      *
Kevin C. Dolan (2).....................................................                     0                      *
Denis Duverne (2)(6)...................................................                53,999                      *
Alfred Harrison........................................................                     0                      *
Herve Hatt (2).........................................................                     0                      *
Michael Hegarty (2)(7).................................................               296,794                      *
Benjamin D. Holloway...................................................                   108                      *
Edward D. Miller (2)(8)................................................               732,711                      *
Peter D. Noris (9).....................................................               216,333                      *
Frank Savage...........................................................                   136                      *
Stanley B. Tulin (10)..................................................               278,753                      *
Reba W. Williams (11)..................................................               200,000                      *
Robert B. Zoellick.....................................................                     0                      *
David R. Brewer, Jr....................................................                     0                      *
Robert H. Joseph, Jr...................................................                     0                      *
All Directors and executive officers of the general partner as a
 Group (20 persons)(12)................................................             2,065,499                      *

---------
* Number of shares listed represents less than one percent (1%) of the number of shares of AXA Financial common stock outstanding.

(1) Represents 200,000 shares subject to options held by Mr. Williams, which options Mr. Williams has the right to exercise within 60 days.

(2) Excludes shares beneficially owned by AXA. Messrs. Brydon, de Castries, Dolan, Duverne, Hatt, and Miller are officers of AXA.

(3) Represents 100,000 shares subject to options held by Mr. Calvert, which options Mr. Calvert has the right to exercise within 60 days.

(4) Represents 100,000 shares subject to options held by Mr. Carifa, which options Mr. Carifa has the right to exercise within 60 days.

(5) Represents 86,665 shares subject to options held by Mr. de Castries, which options Mr. de Castries has the right to exercise within 60 days.

(6) Includes 49,999 shares subject to options held by Mr. Duverne, which options Mr. Duverne has the right to exercise within 60 days and 4,000 shares owned jointly by Mr. Duverne and his spouse, Sylvie Duverne.

(7) Includes 295,956 shares subject to options held by Mr. Hegarty, which options Mr. Hegarty has the right to exercise within 60 days.

(8) Includes 732,511 shares subject to options held by Mr. Miller, which options Mr. Miller has the right to exercise within 60 days.

(9) Represents 216,633 shares subject to options held by Mr. Noris, which options Mr. Noris has the right to exercise within 60 days.

(10) Includes 253,280 shares subject to options held by Mr. Tulin, which options Mr. Tulin has the right to exercise within 60 days and 8,000 shares owned jointly by Mr. Tulin and his spouse, Riki P. Tulin.

(11) Represents 200,000 shares subject to options held by Mr. Williams, which options Mr. Williams has the right to exercise within 60 days.

(12) Includes 2,035,044 shares subject to options, which options may be exercised within 60 days.

                                AXA Common Stock

                                                                            Number of Shares and Nature    Percent of
Name of Beneficial Owner                                                      of Beneficial Ownership        Class
------------------------                                                    ---------------------------    ----------
Dave H. Williams (1)...................................................                 10,000                 *
Luis Javier Bastida ...................................................                      0                 *
Donald H. Brydon (2)...................................................                  6,250                 *
Bruce W. Calvert (3)...................................................                  2,500                 *
John D. Carifa (4).....................................................                  3,000                 *
Henri de Castries (5)..................................................                122,750                 *
Kevin C. Dolan (6).....................................................                 29,350                 *
Denis Duverne (7)......................................................                 26,042                 *
Alfred Harrison........................................................                      0                 *
Herve Hatt (8).........................................................                  2,500                 *
Michael Hegarty (9)....................................................                  3,750                 *
Benjamin D. Holloway...................................................                      0                 *
Edward D. Miller (10)..................................................                 12,500                 *
Peter D. Noris (11)....................................................                  4,250                 *
Frank Savage...........................................................                      0                 *
Stanley B. Tulin (12)..................................................                  8,500                 *
Reba W. Williams (13)..................................................                 10,000                 *
Robert B. Zoellick.....................................................                    300                 *
David R. Brewer, Jr....................................................                      0                 *
Robert H. Joseph, Jr...................................................                      0                 *
All Directors and executive officers of the general partner as a
 Group (20 persons)(14)................................................                231,692                 *

---------
* Number of shares listed represents less than one percent (1%) of the AXA common stock outstanding. Holdings of AXA American Depositary Shares are expressed as their equivalent in AXA common stock. Each AXA American Depositary Share is equivalent to one-half of a share of AXA common stock.

(1) Represents 10,000 shares subject to options held by Mr. Williams, which options Mr. Williams has the right to exercise within 60 days.

(2) Represents 6,250 shares subject to options held by Mr. Brydon, which options Mr. Brydon has the right to exercise within 60 days.

(3) Represents 2,500 shares subject to options held by Mr. Calvert, which options Mr. Calvert has the right to exercise within 60 days.

(4) Includes 2,500 shares subject to options held by Mr. Carifa, which options Mr. Carifa has the right to exercise within 60 days.

(5) Includes 59,125 shares subject to options held by Mr. de Castries, which options Mr. de Castries has the right to exercise within 60 days and 7,500 shares owned by Mr. de Castries' three minor children.

(6) Represents 29,350 shares subject to options held by Mr. Dolan, which options Mr. Dolan has the right to exercise within 60 days.

(7) Includes 16,000 shares held jointly with Mr. Duverne's wife, 42 shares owned by Mr. Duverne's children and 10,000 shares subject to options held by Mr. Duverne, which options Mr. Duverne has the right to exercise within 60 days.

(8) Represents 2,500 shares subject to options held by Mr. Hatt, which options Mr. Hatt has the right to exercise within 60 days.

(9) Represents 3,750 shares subject to options held by Mr. Hegarty, which options Mr. Hegarty has the right to exercise within 60 days.

(10) Represents 12,500 shares subject to options held by Mr. Miller, which options Mr. Miller has the right to exercise within 60 days.

(11) Represents 4,250 shares subject to options held by Mr. Noris, which options Mr. Noris has the right to exercise within 60 days.

(12) Includes 7,500 shares subject to options held by Mr. Tulin, which options Mr. Tulin has the right to exercise within 60 days.

(13) Represents 10,000 shares subject to options held by Mr. Williams, which options Mr. Williams has the right to exercise within 60 days.

(14) Includes 150,225 shares subject to options, which options may be exercised within 60 days.

                              Finaxa Common Stock

                                                                            Number of Shares and Nature      Percent of
Name of Beneficial Owner                                                      of Beneficial Ownership          Class
------------------------                                                    ---------------------------      ----------
Dave H. Williams.......................................................                     0                     *
Luis Javier Bastida ...................................................                     0                     *
Donald H. Brydon.......................................................                     0                     *
Bruce W. Calvert.......................................................                     0                     *
John D. Carifa.........................................................                     0                     *
Henri de Castries......................................................                71,001                     *
Kevin C. Dolan.........................................................                     0                     *
Denis Duverne..........................................................                     0                     *
Alfred Harrison........................................................                     0                     *
Herve Hatt.............................................................                     0                     *
Michael Hegarty........................................................                     0                     *
Benjamin D. Holloway...................................................                     0                     *
Edward D. Miller.......................................................                     0                     *
Peter D. Noris.........................................................                     0                     *
Frank Savage...........................................................                     0                     *
Stanley B. Tulin.......................................................                     0                     *
Reba W. Williams.......................................................                     0                     *
Robert B. Zoellick.....................................................                     0                     *
David R. Brewer, Jr....................................................                     0                     *
Robert H. Joseph, Jr...................................................                     0                     *
All Directors and executive officers of the general partner as a
 Group (20 persons)....................................................                71,001                     *

---------
* Number of shares listed represents less than one percent (1%) of the Finaxa common stock outstanding.

                      WHERE YOU CAN FIND MORE INFORMATION

     Alliance Holding and Alliance Capital file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports, statements or other information we or Alliance Capital file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Alliance Holding and Alliance Capital are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov".

     The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important business and financial information about Alliance Holding to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the Alliance Holding business.

Alliance Holding SEC Filings (File No. 1-9818)                           Period
----------------------------------------------                           ------
Annual Report on Form 10-K                                               Fiscal Year Ended December 31, 1999
Quarterly Report on Form 10-Q                                            Fiscal Quarter ended March 31, 2000
Current Report on Form 8-K                                               Dated June 20, 2000

     We are also incorporating by reference additional documents that we file with the SEC between the date of this proxy statement and the date of the special meeting.

     Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement. Please direct your oral or written requests to:

                           [Name of proxy solicitor]
                                   [Address]
                                   [Address]
                                [Phone number]

     If you would like to request documents, please do so no later than o, 2000 in order to receive them before the special meeting.

     You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the issuance of Alliance Holding units. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated o, 2000. You should not assume that the information contained in the proxy statement is accurate as of any date other than such date, and neither the mailing of this proxy statement to Alliance Holding unitholders nor the issuance of Alliance Holding units shall create any implication to the contrary.

                            By Order of the General Partner


                            _______________________________
                            DAVID R. BREWER, JR.
                            Senior Vice President, General Counsel and Secretary Alliance Capital Management Corporation

Dated:  o, 2000

                   Alliance Capital Management Holding L.P.

                         Instructions of Unitholder of
          Alliance Capital Management Holding L.P. in connection with the Special Meeting of Limited Partners and Unitholders
                                   o , 2000

                         THESE VOTING INSTRUCTIONS ARE
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   OF THE GENERAL PARTNER OF THE PARTNERSHIP

     The undersigned hereby instructs Alliance ALP, Inc., the assignor limited partner (the "Assignor Limited Partner") of Alliance Capital Management Holding L.P. (the "Partnership") to vote the limited partnership interests underlying all of the units registered in the name of the undersigned at the special meeting of unitholders of the Partnership to be held at o a.m., New York City time, on o, 2000, at the Partnership's offices, 41(st) Floor, 1345 Avenue of the Americas, New York, New York 10105 or any adjournments or postponements thereof. The undersigned acknowledges receipt of the notice of special meeting and the accompanying proxy statement and hereby instructs the Assignor Limited Partner to vote as indicated hereon..

     IF THIS VOTING INSTRUCTION FORM EXECUTED BY THE REGISTERED OWNER IDENTIFIED BELOW IS NOT RECEIVED BY THE ASSIGNOR LIMITED PARTNER, AND SUCH OWNER DOES NOT VOTE BY TELEPHONE OR INTERNET AS DESCRIBED BELOW, THE LIMITED PARTNERSHIP INTERESTS UNDERLYING THE UNITS HELD BY SUCH OWNER WILL NOT BE DEEMED REPRESENTED AT THE SPECIAL MEETING FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AND WILL NOT BE VOTED AT THE SPECIAL MEETING.

     (Continued and to be dated and signed on the reverse side.)

                    Alliance Capital Management Holding L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105


1. To approve the possible issuance of up to 40.8 million units ("Alliance Holding Units") (subject to adjustment, as described in the Proxy Statement) of Alliance Capital Management Holding L.P. ("Alliance Holding") from time to time in exchange for units of limited partnership interest of Alliance Capital Management L.P. ("Alliance Capital") issued to Sanford C. Bernstein Inc. and its subsidiaries in connection with the acquisition by Alliance Capital of the business of Sanford C. Bernstein Inc. and its subsidiaries.

           FOR  [ ]                AGAINST  [ ]               ABSTAIN  [ ]

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS THAT UNITHOLDERS VOTE "FOR" PROPOSAL NO. 1.

2. To approve and adopt the amendments to Alliance Holding's 1997 Long Term Incentive Plan providing for the increase by 25 million (subject to adjustment, as described in the Proxy Statement) of the Alliance Holding units authorized for issuance thereunder and the extension of the term of the 1997 Long Term Incentive Plan during which awards may be made to July 26, 2010.

           FOR  [ ]                AGAINST  [ ]               ABSTAIN  [ ]

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS THAT UNITHOLDERS VOTE "FOR" PROPOSAL NO. 2.

PLEASE CHECK THIS BOX IF YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON. [ ]

                          (Please sign exactly as name appears to the left, date and return. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                          Please Date:  ________________________________________


                          Sign Here:    ________________________________________


                                        ________________________________________
                                        Signature (if held jointly)


                                        ________________________________________
                                        Capacity (Title or Authority, i.e.,
                                        President, Partner, Executor, Trustee)


     Section 17.04(c) of the Alliance Holding limited partnership agreement provides that Delaware law governing the validity and use of corporate proxies shall govern the validity and use of written instructions by unitholders.
Section 212 of the Delaware General Corporation Law authorizes the use of electronic transmission, such as transmissions over the internet, to grant a proxy.

               PLEASE SIGN AND DATE AND RETURN YOUR PROXY TODAY.

               VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

                        FINANCIAL STATEMENTS SUPPLEMENT

                           SANFORD C. BERNSTEIN INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Auditors.............................................F-2
Consolidated Statements of Financial Condition.............................F-3
Consolidated Statements of Income..........................................F-4
Consolidated Statements of Changes in Shareholders' Equity.................F-5
Consolidated Statements of Cash Flows......................................F-6
Notes to Consolidated Financial Statements.................................F-7
Unaudited Consolidated Statement of Financial Condition...................F-12
Unaudited Consolidated Statements of Income...............................F-13
Unaudited Consolidated Statement of Shareholders' Equity..................F-14
Unaudited Consolidated Statements of Cash Flows...........................F-15
Notes to Unaudited Consolidated Financial Statements......................F-16

                        Report of Independent Auditors


The Board of Directors of
  Sanford C. Bernstein Inc.

     We have audited the accompanying consolidated statements of financial condition of Sanford C. Bernstein Inc. as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sanford C. Bernstein Inc. as of December 31, 1999 and 1998 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                                  /s/ Ernst & Young LLP

February 29, 2000
New York, New York

                                  Sanford C. Bernstein Inc.
                        Consolidated Statements of Financial Condition
                              (In thousands, except share data)


                                                                                             December 31,
                                                                                 -------------------------------------
                                                                                    1999                       1998
                                                                                 ----------                 ----------
Assets
Cash and cash equivalents..................................................         $29,155                    $73,712
United States Treasury Bills, at market value (cost of $1,232,361 and
  $1,381,307, respectively)................................................       1,243,783                  1,394,305
Receivables:
  Brokers and dealers......................................................         925,098                  1,076,307
  Clients..................................................................         191,747                    152,265
  Advisory fees............................................................          47,231                     40,632
      Related parties......................................................             943                         --
Furniture, equipment and leasehold improvements, at cost (net of accumulated depreciation and amortization of $51,103 and $39,468,
  respectively)............................................................          29,085                     26,842
Other assets...............................................................          27,476                     22,372
                                                                                 ----------                 ----------
Total assets...............................................................      $2,494,518                 $2,786,435

Liabilities and Shareholders' Equity
Payables:
  Brokers and dealers......................................................        $636,384                   $710,877
  Clients..................................................................       1,474,354                  1,623,376
  Related parties..........................................................          53,339                    165,931
Accrued compensation.......................................................         123,918                    110,581
Accrued expenses and other liabilities.....................................          36,378                     31,501
Payable to shareholders....................................................          10,000                     18,211
Notes payable to shareholders..............................................         130,000                        --
                                                                                 ----------                 ----------
Total liabilities..........................................................       2,464,373                  2,660,477
                                                                                 ==========                 ==========
Commitments and contingencies

Shareholders' equity:
  Common stock, $.01 par value; 500,000 shares authorized; 100,350
    and 100,250 shares issued and outstanding, respectively;...............               1                          1
  Additional paid-in capital...............................................          19,972                     19,841
  Retained earnings........................................................          11,421                    106,796
     Accumulated foreign currency translation adjustment...................              14                         --
  Treasury stock, at cost; 950 and 650 shares, respectively................          (1,263)                      (680)
                                                                                 ----------                 ----------
Total shareholders' equity.................................................          30,145                    125,958
                                                                                 ----------                 ----------
Total liabilities and shareholders' equity.................................      $2,494,518                 $2,786,435
                                                                                 ==========                 ==========


                       See Notes to Consolidated Financial Statements.

                           Sanford C. Bernstein Inc.
                       Consolidated Statements of Income
                                 (In thousands)


                                            Years ended December 31,
                                       ------------------------------------
                                         1999          1998          1997
                                       --------      --------      --------
Revenues
Investment management............      $602,352      $561,740      $444,277
Institutional services...........       198,412       180,460       133,694
Interest.........................        73,577        76,911        56,617
Securities borrowed income.......        43,224        43,837        35,957
Other............................         5,493         8,017         6,340
                                       --------      --------      --------
     Gross revenues..............       923,058       870,965       676,885

Interest expense.................        67,350        71,297        53,074
Securities loaned expense........        29,288        29,029        24,526
                                       --------      --------      --------
     Net revenues................       826,420       770,639       599,285
                                       --------      --------      --------
Expenses
Compensation and benefits........       324,578       287,790       233,588
Communications and technology....        32,594        26,619        21,238
Occupancy........................        21,987        19,722        15,878
Business development ............        19,761        17,127        13,822
Floor brokerage and clearance....        13,064        13,435         9,904
Other............................        23,123        20,133        15,300
                                       --------      --------      --------
     Total expenses..............       435,107       384,826       309,730
                                       --------      --------      --------
Income before income taxes.......       391,313       385,813       289,555

Income taxes.....................        19,188        20,250        21,945
                                       --------      --------      --------
Net income.......................      $372,125      $365,563      $267,610
                                       ========      ========      ========



                See Notes to Consolidated Financial Statements.

                           Sanford C. Bernstein Inc.
           Consolidated Statements of Changes in Shareholders' Equity
              For the years ended December 31, 1997, 1998 and 1999
                       (In thousands, except share data)


                                                                                   Accumulated
                                                     Additional                  Foreign Currency                     Total
                                           Common     Paid-In      Retained        Translation       Treasury     Shareholders'
                                           Stock      Capital      Earnings        Adjustment         Stock          Equity
                                           ------    ---------     --------      ----------------    -------      -------------

December 31, 1996......................        $1       $19,180      $48,699     $           --         $(745)          $67,135
 Net income............................                              267,610                                            267,610
 Distribution to shareholders .........                             (243,507)                                          (243,507)
 Treasury stock purchased - 800 shares.                                                                (1,011)           (1,011)
 Treasury stock sold - 1,000 shares....                     160                                           552               712
                                         --------      --------     --------           --------      --------          --------
December 31, 1997......................         1        19,340       72,802                 --        (1,204)           90,939
                                         --------      --------     --------           --------      --------          --------
 Net income............................                              365,563                                            365,563
 Distribution to shareholders..........                             (331,569)                                          (331,569)
 Treasury stock sold - 500 shares......                     (40)                                          524               484
 Common stock issued - 250 shares......                     541                                                             541
                                         --------      --------     --------           --------      --------          --------
December 31, 1998......................         1        19,841      106,796                 --          (680)          125,958
                                         --------      --------     --------           --------      --------          --------
 Comprehensive income:
   Net income..........................                              372,125                                            372,125
   Currency translation adjustment.....                                                      14                              14
     Comprehensive income..............                                                                                 372,139
 Distribution to shareholders..........                             (467,500)                                          (467,500)
 Common stock issued - 100 shares......                     131                                                             131
 Treasury stock purchased - 300 shares.                                                                  (583)             (583)
                                         --------      --------     --------           --------      --------          --------
December 31, 1999......................        $1       $19,972      $11,421                $14       $(1,263)          $30,145
                                         ========      ========     ========           ========      ========          ========


                       See Notes to Consolidated Financial Statements.

                           Sanford C. Bernstein Inc.
                     Consolidated Statements of Cash Flows
                                 (In thousands)


                                                                                     Years ended December 31,
                                                                            ------------------------------------------
                                                                              1999             1998             1997
                                                                            --------         --------         --------
Cash flows from operating activities
Net income..........................................................        $372,125         $365,563         $267,610
Adjustments to reconcile net income to net cash provided by
 operating activities:
   Depreciation and amortization....................................          13,878            8,529            6,174
   Changes in assets and liabilities:
     (Increase) decrease in receivables:
       Brokers and dealers..........................................         151,209         (327,907)        (118,968)
       Clients......................................................         (39,482)         (33,407)         (52,975)
       Advisory fees................................................          (6,599)          (4,672)         (10,612)
       Related parties..............................................            (943)              --               --
     (Increase) in other assets.....................................          (5,104)          (8,916)          (3,010)
     Increase (decrease) in payables:
       Brokers and dealers..........................................         (74,493)         240,890           35,515
       Clients......................................................        (149,022)         448,610          281,496
       Related parties..............................................        (112,592)          50,750           (1,036)
     Increase in accrued compensation...............................          13,337           21,120           19,279
     Increase in accrued expenses and other liabilities.............           4,877            5,490            6,346
                                                                            --------         --------         --------
Net cash provided by operating activities...........................         167,191          766,050          429,819
                                                                            --------         --------         --------
Cash flows from investing activities
Purchases of United States Treasury Bills...........................      (4,098,825)      (5,077,284)      (4,290,005)
Proceeds from sales and maturities of United States Treasury
 Bills..............................................................       4,249,347        4,648,544        4,136,334
Purchases of furniture, equipment and leasehold improvements........         (16,121)         (20,036)          (6,223)
                                                                            --------         --------         --------
Net cash provided by (used in) investing activities.................         134,401         (448,776)        (159,894)
                                                                            --------         --------         --------
Cash flows from financing activities
Cash distributions to shareholders..................................        (345,711)        (324,733)        (238,767)
Purchase of treasury stock..........................................            (583)              --           (1,011)
Proceeds from sale of treasury stock................................              --              484              713
Proceeds from issuance of common stock..............................             131              541               --
Accumulated foreign currency translation adjustment.................              14               --               --
                                                                            --------         --------         --------
Net cash used in financing activities...............................        (346,149)        (323,708)        (239,065)
                                                                            --------         --------         --------
Net increase (decrease) in cash and cash equivalents................         (44,557)          (6,434)          30,860
Cash and cash equivalents, beginning of period......................          73,712           80,146           49,286
                                                                            --------         --------         --------
Cash and cash equivalents, end of period............................         $29,155          $73,712          $80,146
                                                                            ========         ========         ========
Supplemental disclosures of cash flow information
Cash paid during the period for:
 Interest...........................................................         $67,439          $71,464          $53,243
                                                                            ========         ========         ========
 Income taxes ......................................................         $17,643          $20,284          $21,259
                                                                            ========         ========         ========


                 See Notes to Consolidated Financial Statements.

                           Sanford C. Bernstein Inc.
                   Notes to Consolidated Financial Statements
                               December 31, 1999
                         (Dollar amounts in thousands)

1.   Description of Business

     Sanford C. Bernstein Inc. ("SCB Inc.") provides investment research and management services globally for both individual and institutional customers, and provides self clearing brokerage-related services in United States markets.

2.   Significant Accounting Policies

     Basis of Presentation

     SCB Inc. is organized as a Delaware corporation and has elected to be treated as a subchapter S corporation for Federal income tax purposes. Sanford
C. Bernstein & Co., Inc. ("SCB & Co.") and Bernstein Technologies Inc. ("BTI") are organized as qualified subchapter S subsidiaries of SCB Inc. Sanford C. Bernstein & Co. Proprietary Ltd. ("Proprietary") is a subsidiary of SCB Inc. and is incorporated in Australia. Sanford C. Bernstein Limited ("Limited") is a subsidiary of the Company and is incorporated in the United Kingdom.

     Pursuant to a plan of reorganization effective March 1, 1998, the shareholders of SCB & Co. contributed all of their ownership interests in SCB & Co. to SCB Inc. in return for shares of SCB Inc. SCB & Co. subsequently transferred certain intangible assets, including trade names, trade marks and financial models to SCB Inc. which in turn transferred these assets to BTI. BTI commenced operations on March 1, 1998. Prior thereto, all of the activities of SCB Inc. and its subsidiaries (collectively the "Company") were conducted through SCB & Co.

     The consolidated financial statements include the results of operations of SCB Inc. as of March 1, 1998 and prior thereto of SCB & Co. and its then wholly owned subsidiary Proprietary. All material intercompany accounts have been eliminated.

     All financial instruments, including United States Treasury Bills, are stated at fair value.

     Anticipated capital withdrawals are recorded as a liability of the Company.

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain prior year financial amounts have been reclassified to conform with the current year's presentation.

     Income Taxes

     The Company is subject to certain state and local income taxes. Federal income taxes have not been provided on the net income of the Company, as liability for such taxes passes through to the shareholders of the Company.

     Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid debt instruments, such as short-term deposits, money market accounts, commercial paper and certificates of deposit purchased with original maturities of three months or less.

     Depreciation and Amortization

     Depreciation of furniture and equipment is provided on an accelerated basis over estimated lives of five to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the economic life or the term of the lease.

                           Sanford C. Bernstein Inc.
                   Notes to Consolidated Financial Statements


2.   Significant Accounting Policies (continued)

     Foreign Currency Translation

     Assets and liabilities denominated in foreign currencies are translated into United States dollars at year-end currency exchange rates, while revenues and expenses are translated at an average rate applicable during the year. Gains and losses resulting from the translation of foreign currency are included in shareholders' equity.

     Investment Management Revenue

     Investment management revenue consists of fees and transaction charges related to the management and servicing of customer investment accounts. Investment management fees are recognized as revenue as the related services are performed. Investment management fees are generally based on predetermined percentages of the market values of the portfolios under management. Transaction charges earned and related expenses are recorded on a trade date basis.

     Institutional Services Revenue

     Institutional services revenue consists of transaction charges and underwriting syndicate revenues related to services provided to customers who manage their own investments. Transaction charges earned and related expenses are recorded on a trade date basis. Syndicate participation and underwriting revenues include gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent. Syndicate participation and underwriting revenues are recorded on the offering date.

     Business Segments

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures About Segments of an Enterprise and Related Information", which requires companies to define operating segments and disclose information about those segments. The Company has not presented business segment data in accordance with SFAS No. 131 because it operates predominantly in one business segment, investment research and management services.

     Comprehensive Income

     The Company has adopted SFAS No. 130, "Reporting Comprehensive Income", which requires companies to report all changes in equity during a period, except those resulting from investments by owners and distributions to owners. The Company did not have any items of "other comprehensive income" in 1998 or 1997.

     Collateralized Securities Transactions

     Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received in connection with the transaction and are included in receivables from and payables to brokers and dealers in the consolidated statements of financial condition. Securities borrowed transactions require the Company to deposit cash or other collateral with the lender. With respect to securities loaned, the Company receives collateral. The initial collateral advanced or received approximates or is greater than the fair value of securities borrowed or loaned. The Company monitors the fair value of the securities borrowed and loaned on a daily basis and requests additional collateral or returns excess collateral, as appropriate. Income or expense is recognized over the life of the transactions.

                           Sanford C. Bernstein Inc.
                   Notes to Consolidated Financial Statements


2.   Significant Accounting Policies (continued)

     Securities Transactions

     Customers' securities transactions are reported on a settlement date basis with related commission income and expenses reported on a trade date basis. Receivables from and payables to customers include amounts due on cash and margin transactions. Securities owned by customers are held as collateral for receivables. Such collateral is not reflected in the consolidated financial statements. Principal securities transactions and related expenses are recorded on a trade date basis. Transaction charges earned on customer securities transactions was $289,468, $295,518 and $213,463 for the years ended December 31, 1999, 1998 and 1997, respectively.

     Accounting Developments

     The Company adopted the American Institute of Certified Public Accountants Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," effective January 1, 1999. SOP No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. Prior to the adoption of SOP 98-1 the Company expensed the cost of all software development in the period in which it was incurred. The effect of the adoption was to increase consolidated net income for the year ended December 31, 1999 by $2,464.

     SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133 (an amendment of SFAS No. 133)," issued in June 1999, defers the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," until fiscal years beginning after June 15, 2000. The Company expects to adopt SFAS No. 133, as amended by SFAS No. 137, effective January 1, 2001. Management does not expect the impact of the adoption to be material.

3.   Securities Segregated Under Federal Regulations and Other Requirements

     As of December 31, 1999, United States Treasury Bills include $12,652 deposited with clearing organizations and $1,354,925 segregated in a special reserve bank custody account for the exclusive benefit of customers under Rule 15c3-3 of the Securities and Exchange Commission ("SEC").

                           Sanford C. Bernstein Inc.
                   Notes to Consolidated Financial Statements


4.   Commitments and Contingencies

     The Company has operating leases for office space expiring at various dates through 2008, which provide for minimum annual rental payments as follows:


     2000.......................................    $   12,574
     2001.......................................        12,915
     2002.......................................         8,196
     2003.......................................         5,130
     2004 and thereafter........................        27,772
                                                    ----------
                                                    $   66,587
                                                    ==========


     The leases contain provisions for rent escalation based on increases in costs incurred by the lessor. Rent expense for the years ended December 31, 1999, 1998 and 1997 was $13,392, $11,947 and $10,648, respectively.

     SCB & Co. has been named as a defendant in certain legal actions including those in the ordinary course of its syndicate business. It is the opinion of management, after consultation with counsel, that these actions will not result in any material adverse effect on the financial condition of the Company.

5.   Profit Sharing Plan

     The Company maintains a 401(k) defined contribution profit sharing plan covering all eligible regular employees. Participants are permitted within limitations imposed by tax law to make pre-tax and after-tax contributions to the plan. Matching, non-highly compensated employee and non-elective company contributions are made at the discretion of the Board of Directors and amounted to $3,644, $2,698 and $2,340 for the years ended December 31, 1999, 1998 and 1997, respectively.

6.   Related Party Transactions

     Receivables from and payables to related parties represent cash and fully collateralized margin accounts of principal officers.

     On December 31, 1999, the Company distributed $130,000 to its shareholders in the form of a 10-year balloon note, bearing interest at 7.93%, callable at par.

     The Company performs investment management and shareholder and administrative services for the Sanford C. Bernstein Fund, Inc. (the "Fund"), an open-end registered investment company. The Company also acts as distributor of Fund shares. Certain officers and directors of the Company are also officers and directors of the Fund. At December 31, 1999 advisory fees receivable included $10,450 from the Fund. Investment management and shareholder and administrative servicing fees aggregated $119,670, $107,840 and $87,297 for the years ended December 31, 1999, 1998 and 1997, respectively.

     In addition, SCB & Co. sponsors and provides investment management services to other collective vehicles for the investment of customer assets. At December 31, 1999 advisory fees receivable included $353 for such services. Investment management fees aggregated $16,526, $12,668 and $4,589 for the years ended December 31, 1999, 1998 and 1997, respectively.

                           Sanford C. Bernstein Inc.
                   Notes to Consolidated Financial Statements


7.   Net Capital Requirement

     As a broker-dealer and member of the New York Stock Exchange, Inc., SCB & Co. is subject to the Uniform Net Capital Rule 15c3-1 of the SEC. SCB & Co. computes its net capital under the alternative method permitted by the rule, which requires that minimum net capital, as defined, equal the greater of two percent of aggregate debit items arising from customer transactions, as defined, or $1,000. As of December 31, 1999, SCB & Co. had net capital of $73,551, which exceeded minimum net capital requirements by $64,205.

     Advances, dividend payments and other equity withdrawals by SCB & Co. and other regulated subsidiaries are restricted by the regulations of the SEC, NYSE and other securities agencies. Similarly, equity withdrawals by Proprietary and Limited are restricted by their respective regulatory authorities. At December 31, 1999, approximately $23,415 of the Company's subsidiaries' equity was not available for payment of cash dividends and advances to the Company.

8.   Risk Management

Customer Activities

     In the normal course of business, the Company's brokerage activities involve the execution, settlement and financing of various customer securities, which may expose the Company to off-balance sheet risk in the event the customer is unable to fulfill its contracted obligations by requiring the Company to purchase or sell securities at prevailing market prices.

     The Company's customer securities activities are transacted on either a cash or margin basis. In margin transactions, the Company extends credit to the customer, subject to various regulatory and internal margin requirements. These transactions are collateralized by cash or securities in the customer's account. In connection with these activities, the Company may execute and clear customer transactions involving the sale of securities not yet purchased. The Company seeks to control the risks associated with margin transactions by requiring customers to maintain collateral in compliance with the aforementioned regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, requires the customers to deposit additional collateral, or reduce positions, when necessary. A majority of the Company's customer margin accounts are managed on a discretionary basis whereby the Company maintains control over the investment activity in the accounts. For these discretionary accounts, the Company's margin deficiency exposure is minimized through maintaining a diversified portfolio of securities and by virtue of its discretionary authority and role as custodian.

     The Company performs clearing services, on a fully disclosed basis and pursuant to a clearing agreement, for customer accounts of another broker ("introducing broker") on a delivery versus payment basis. Accordingly, the Company may be exposed to risk of loss in the event the introducing broker's customers fail to fulfill their responsibilities. The Company seeks to control this risk by maintaining control of related cash or securities pending settlement of the transaction. The Company monitors these positions daily and may, pursuant to the aforementioned regulatory and internal guidelines, reduce positions, when necessary.

     The Company may enter into forward foreign currency contracts on behalf of accounts for which the Company acts as custodian. The Company minimizes credit risk associated with these contracts by monitoring these positions on a daily basis, as well as by virtue of its discretionary authority and role as custodian.

     In accordance with industry practice, the Company records customer transactions on a settlement date basis, which is generally three business days after trade date. The Company is therefore exposed to risk of loss on these transactions in the event of the customer's or broker's inability to meet the terms of their contracts, in which case the Company may have to purchase or sell financial instruments at prevailing market prices. Settlement of these transactions is not expected to have a material effect upon the Company's consolidated financial statements.

Other Counterparties

     The Company is engaged in various brokerage activities in which counterparties primarily include broker-dealers, banks and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company's policy to review, as necessary, the credit standing of each counterparty.

     In connection with the Company's security borrowing and lending arrangements, which constitute the majority of the receivable from and payable to brokers and dealers, the Company enters into collateralized agreements which may result in credit exposure in the event the counterparty to a transaction is unable to fulfill its contractual obligations. Security borrowing arrangements require the Company to deposit cash collateral with the lender. With respect to security lending arrangements, the Company receives collateral in the form of cash in amounts generally in excess of the market value of the securities loaned. The Company minimizes credit risk associated with these activities by establishing credit limits for each broker and monitoring these limits on a daily basis. Additionally, security borrowing and lending collateral is marked to market on a daily basis, and additional collateral is deposited by or returned to the Company as necessary.

                           Sanford C. Bernstein Inc.


                   Unaudited Consolidated Statement of Financial Condition


                              (In thousands, except share data)


                                                                                                          March 31, 2000
                                                                                                          --------------
Assets
Cash and cash equivalents............................................................................          $114,061
United States Treasury Bills, at market value (cost of $956,868).....................................           966,769
Receivables:
  Brokers and dealers................................................................................         1,200,441
  Clients............................................................................................           139,954
  Advisory fees......................................................................................            46,974
  Related parties....................................................................................               485
Furniture, equipment and leasehold improvements, at cost (net of accumulated depreciation
  and amortization of $55,495).......................................................................            33,019
Other assets.........................................................................................            24,141
                                                                                                          --------------
Total assets.........................................................................................        $2,525,844
                                                                                                          ==============
Liabilities and Shareholders' Equity
Payables:
  Brokers and dealers................................................................................          $751,844
  Clients............................................................................................         1,363,276
  Related parties....................................................................................            78,898
Accrued compensation.................................................................................            50,613
Accrued expenses and other liabilities...............................................................            40,346
Payable to shareholders..............................................................................            72,882
Notes payable to shareholders........................................................................           130,000
                                                                                                          --------------
Total liabilities....................................................................................         2,487,859

Commitments and contingencies

Shareholders' equity:
  Common stock, $.01 par value; 500,000 shares authorized; 100,350 shares issued and
    outstanding......................................................................................                 1
  Additional paid-in capital.........................................................................            19,972
  Retained earnings..................................................................................            19,504
  Accumulated foreign currency translation adjustment................................................              (229)
  Treasury stock, at cost; 950 shares................................................................            (1,263)
                                                                                                          --------------
Total shareholders' equity...........................................................................            37,985
                                                                                                          --------------
Total liabilities and shareholders' equity...........................................................        $2,525,844
                                                                                                          ==============


           See Notes to Unaudited Consolidated Financial Statements.

                           Sanford C. Bernstein Inc.
                  Unaudited Consolidated Statements of Income
                                 (In thousands)


                                                   Three Months Ended
                                           ---------------------------------
                                           March 31, 2000     March 31, 1999
                                           --------------     --------------
Revenues
Investment management..................         $149,922           $147,950
Institutional services.................           55,059             53,589
Interest...............................           18,329             18,356
Securities borrowed income.............           13,131              7,943
Other..................................            3,793              1,351
                                               ---------          ---------
    Gross revenues.....................          240,234            229,189

Interest expense.......................           19,832             16,984
Securities loaned expense..............            9,125              5,424
                                               ---------          ---------
    Net revenues.......................          211,277            206,781
                                               ---------          ---------
Expenses
Compensation and benefits..............           95,033             80,696
Communications and technology..........           10,352              8,487
Occupancy..............................            6,145              5,016
Business development ..................            6,060              4,061
Floor brokerage and clearance charges..            3,484              3,273
Other..................................            5,592              5,107
                                               ---------          ---------
    Total expenses.....................          126,666            106,640
                                               ---------          ---------
Income before income taxes.............           84,611            100,141

Income taxes...........................            3,646              4,206
                                               ---------          ---------
Net income.............................          $80,965            $95,935
                                               =========          =========


                  See Notes to Unaudited Consolidated Financial Statements.

                           Sanford C. Bernstein Inc.
            Unaudited Consolidated Statement of Shareholders' Equity
                                 (In thousands)


                                                                               Accumulated
                                                                                 Foreign
                                                  Additional                     Currency                          Total
                                       Common      Paid-In       Retained      Translation       Treasury      Shareholders'
                                        Stock      Capital       Earnings       Adjustment        Stock           Equity
                                       ------     ----------     --------      -----------       --------      -------------

December 31, 1999..................       $1        $19,972      $11,421               $14       $(1,263)           $30,145
 Distribution to shareholders......                              (72,882)                                           (72,882)
 Comprehensive income:
   Net income......................                               80,965                                             80,965
   Currency translation adjustment.                                                   (243)                            (243)
      Comprehensive income.........                                                                                  80,722
                                     -------        -------      -------           -------       -------            -------
March 31, 2000.....................       $1        $19,972      $19,504             $(229)      $(1,263)           $37,985


                  See Notes to Unaudited Consolidated Financial Statements.

                           Sanford C. Bernstein Inc.
                Unaudited Consolidated Statements of Cash Flows
                                 (In thousands)


                                                                                                   Three Months Ended
                                                                                          -----------------------------------
                                                                                          March 31, 2000        March 31,1999
                                                                                          --------------        -------------
Cash flows from operating activities
Net income...........................................................................           $80,965              $95,935
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization......................................................             4,392                3,046
  Changes in assets and liabilities:
   (Increase) decrease in receivables:
      Brokers and dealers............................................................          (275,343)             136,707
      Clients........................................................................            51,793               10,364
      Advisory fees..................................................................               257                 (673)
      Related parties   .............................................................               458               (2,096)
   (Increase) decrease in other assets...............................................             3,335              (40,143)
   Increase (decrease) in payables:
      Brokers and dealers............................................................           115,460              (76,734)
      Clients........................................................................          (111,078)            (167,875)
      Related parties................................................................            25,559             (117,295)
   Decrease in accrued compensation..................................................           (73,305)             (68,184)
   Increase in accrued expenses and other liabilities................................             3,968               15,928
                                                                                              ---------            ---------
Net cash provided (used) by operating activities.....................................          (173,539)            (211,020)
                                                                                              ---------            ---------
Cash flows from investing activities
Purchases of United States Treasury Bills............................................          (671,867)            (876,025)
Proceeds from sales and maturities of United States Treasury Bills...................           948,881            1,095,607
Purchases of furniture, equipment and leasehold improvements.........................            (8,326)              (1,900)
                                                                                              ---------            ---------
Net cash provided by investing activities............................................           268,688              217,682
                                                                                              ---------            ---------
Cash flows from financing activities
Cash distributions to shareholders...................................................           (10,000)             (18,226)
Purchase of treasury stock...........................................................                --                 (583)
Proceeds from issuance of common stock...............................................                --                  131
Accumulated foreign currency translation adjustment .................................              (243)                  --
                                                                                              ---------            ---------
Net cash used in financing activities................................................           (10,243)             (18,678)
                                                                                              ---------            ---------
Net increase (decrease) in cash and cash equivalents.................................            84,906              (12,016)
Cash and cash equivalents, beginning of period.......................................            29,155               73,712
                                                                                              ---------            ---------
Cash and cash equivalents, end of period.............................................          $114,061              $61,696
                                                                                              =========            =========
Supplemental disclosures of cash flow information
Cash paid during the period for:
   Interest                                                                                     $19,904              $17,164
                                                                                              =========            =========
   Income taxes                                                                                  $5,231               $7,633
                                                                                              =========            =========


           See Notes to Unaudited Consolidated Financial Statements.

                           Sanford C. Bernstein Inc.
              Notes to Unaudited Consolidated Financial Statements


1.   Basis of Presentation

     The unaudited interim consolidated financial statements of Sanford C. Bernstein Inc. ("SCB Inc.") included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of financial position, results of operations and cash flows of the SCB Inc. for the interim periods presented and are not indicative of a full year's results.

     In preparing the unaudited interim consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

     These financial statements should be read in conjunction with SCB Inc.'s audited consolidated financial statements.

2.   Subsequent Event

     On June 20, 2000 the Company and Alliance Capital Management L.P. ("Alliance Capital") announced that they had entered into a definitive agreement whereby Alliance Capital will acquire substantially all of the assets and liabilities of the Company for an aggregate value of approximately $3.5 billion. The consideration will consist of $1.4754 billion in cash and 40.8 million private partnership units of Alliance Capital. The transaction is expected to close during the fourth quarter of 2000. The transaction is subject to certain regulatory approvals, and approval by Alliance Capital Management Holding L.P. unit holders.

                                                                       ANNEX A


                             THE BLACKSTONE GROUP





                                                   June 20, 2000




Alliance Capital Management Corporation, as general partner of both
     Alliance Capital Management L.P. and
     Alliance Capital Management Holding L.P.
1345 Avenue of Americas
New York, NY 10105

Gentlemen and Mesdames:


     We understand that Alliance Capital Management L.P. ("Alliance") and Sanford C. Bernstein Inc. ("Bernstein") plan to enter into an Acquisition Agreement (the "Agreement") which provides for, among other things, the acquisition of certain assets and the stock of certain subsidiaries of Bernstein ("the Assets") by Alliance (the "Transaction"). Pursuant to the Agreement, Alliance will deliver to Bernstein 40.8 million units of limited partnership interests in Alliance ("Private Units") and Alliance will pay Bernstein $1.4754 billion in cash (the "Consideration") in exchange for the Assets. Of the Private Units received by Bernstein, 2.8 million units will be immediately convertible into units of Alliance Capital Management Holding L.P. ("Alliance Holding") representing assignments of beneficial ownership of limited partnership interests ("Public Units"). In addition, we further understand that Alliance will invest $96 million per annum for three years from closing to fund purchases of a money market fund or open market purchases of Public Units for the benefit of Bernstein employees (the "Deferred Compensation") and will for the 36 month period following closing establish a bonus pool of $15 million per 12 month period for eligible Bernstein employees. Alliance will also create an additional bonus pool for other Bernstein employees of approximately $89 million per year for 3 years. You have advised us that in connection with the Transaction, and as set forth in the Financing Agreement between Alliance and AXA Financial, Inc. ("AXA Financial"), Alliance will issue Private Units to AXA Financial at market based prices (the "Additional Unit Purchases") in exchange for $1.6 billion in order to fund the cash portion of the Consideration and to provide capital to Alliance for general corporate purposes. The terms and conditions of the Transaction are more fully set forth in the Agreement, the Financing Agreement, the Purchase Agreement, the Term Sheet for the Registration Rights Agreement, the Letter Agreement, the Stockholder Agreements, the Deferred Compensation Plan, and the Employment Agreements.

     You have asked us whether, in our opinion, the Consideration is fair to Alliance from a financial point of view.



                                    __________________________________
                                    The Blackstone Group L.P.
                                    345 Park Avenue New York, NY 10154
                                    212 583-5000

     In arriving at the opinion set forth below we have (i) reviewed, among other things, (a) certain publicly available information concerning the business, financial condition and operations of Alliance which we believe to be relevant to our inquiry, (b) certain internal information concerning the business, financial condition and operations of Alliance and Bernstein, which we believe to be relevant to our inquiry, (c) certain internal financial analyses relating to Alliance and Bernstein prepared by, and furnished to us by, the respective managements of Alliance and Bernstein, (d) certain estimates and forecasts relating to Alliance and Bernstein prepared by, and furnished to us by, the management of Alliance, which such estimates and forecasts to the extent related to Bernstein, we have been informed by Alliance are based on data prepared by the management of Bernstein; (e) the GAAP financial statements for Bernstein for the fiscal years ended December 31, 1997, 1998 and 1999, and
(f) the draft S-1 Registration statement of Bernstein dated October 4, 1999;
(ii) held discussions with members of management of Alliance and Bernstein concerning their business, operating environment, financial condition, prospects and strategic objectives; (iii) compared certain financial information for Bernstein with similar information for certain other asset management and brokerage companies the securities of which are publicly traded;
(iv) reviewed the financial terms of certain recent business combinations in the asset management and brokerage industries; (v) performed a sum of the parts valuation analysis on Bernstein's investment management and brokerage business segments; (vi) performed a discounted cash flow analysis on Bernstein's financial projections; (vii) considered the pro forma financial effect of the Transaction on Alliance and Alliance Holding; (viii) reviewed the draft of the Acquisition Agreement dated June 19, 2000, the draft of the Financing Agreement dated June 16, 2000, the draft of the Purchase Agreement dated June 16, 2000, the draft of the Term Sheet for the Registration Rights Agreement dated June 19, 2000, the draft of the Letter Agreement dated June 16, 2000, the draft of the Stockholder Agreements dated June 17, 2000, the draft of the Deferred Compensation Plan dated June 16, 2000, and the draft of the Employment Agreements dated June 16, 2000; and (ix) performed such other studies and analyses, and took into account such other matters, as we deemed appropriate. For Bernstein financial projections beyond the year 2000, we have relied on assumptions provided by Alliance management which were developed by Alliance's management based on assumptions provided by Bernstein.

     In arriving at our opinion, we have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us that was publicly available, that was supplied or otherwise made available to us by Alliance or Bernstein or that was otherwise reviewed by us. Without limiting the generality of the foregoing, we have assumed that the financial forecasts and the estimates prepared by Alliance or Bernstein and provided to us, have been reasonably determined on a basis reflecting the best currently available judgments and estimates of Alliance or Bernstein, and that such forecasts and such estimates will be realized in the amounts and at the times contemplated thereby.

     We have further relied upon the assurances of management of Alliance that they are not aware of any facts that would make such information inaccurate, incomplete or misleading. In addition, we have not (i) conducted a physical inspection of the properties and facilities; sales, marketing distribution and service organizations or product markets of Alliance or Bernstein; or (ii) made an independent evaluation or appraisal of the assets and liabilities of Alliance or Bernstein.

     We have not considered the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to Alliance or the effect of any other arrangement in which Alliance might engage. In addition, we have not assessed the fairness to any specific group of unitholders. We have assumed that the transactions contemplated by the Agreement will be consummated on substantially the same terms set forth therein. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. Furthermore, we express no opinion as to the prices or trading ranges at which the units of Alliance Holding will trade at any time.

     This letter does not constitute a recommendation to any unitholder as to how such holder should vote with respect to the Transaction, and should not be relied upon by any unitholder as such.

     We have acted as financial advisor to Alliance with respect to the proposed Transaction and will receive a fee from Alliance for our services. Alliance has also agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In addition, we have performed other investment banking and financial advisory services for Alliance in the past for which we have received customary compensation.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair to Alliance, from a financial point of view.


                                          Very truly yours,

                                          /s/ The Blackstone Group L.P.

                                          THE BLACKSTONE GROUP L.P.